SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                             HEALTHSOUTH CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                             HEALTHSOUTH CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
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     ---------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies: N/A
     ---------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
          N/A
     ---------------------------------------------------------------------------
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[ ]  Fee paid previously with preliminary materials.
     ---------------------------------------------------------------------------
[ ]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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


                             HEALTHSOUTH CORPORATION
                             ONE HEALTHSOUTH PARKWAY
                           BIRMINGHAM, ALABAMA 35243



                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS




     The 2000 annual meeting of our stockholders will be held at One HealthSouth Parkway, Birmingham, Alabama on Thursday, May 18, 2000, beginning at 2:00 p.m., Central Daylight Time. The meeting is being held for the following purposes:

       (1) To elect ten Directors to serve until our next annual meeting of stockholders and until their successors shall have been duly elected and qualified; and

       (2) To act on any other matter that may properly come before the annual meeting or any adjournment(s) or postponement(s) of the annual meeting.

     All stockholders of record who own shares of HEALTHSOUTH common stock, par value $.01 per share, at the close of business on March 29, 2000 are entitled to receive notice of and to vote at the annual meeting.
   WHETHER OR NOT YOU INTEND TO ATTEND THE ANNUAL MEETING, PLEASE MARK, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING FORM OF PROXY, USING THE ENCLOSED PREPAID ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON. ATTENDANCE AT THE MEETING DOES NOT OF ITSELF REVOKE YOUR PROXY.


                                        BRANDON O. HALE
                                        Secretary



April 14, 2000

                             HEALTHSOUTH CORPORATION


                                 PROXY STATEMENT



                                  INTRODUCTION

     This proxy statement and the accompanying form of proxy are being sent to our stockholders in connection with our solicitation of proxies for use at the 2000 annual meeting of our stockholders or at any adjournment(s) or postponement(s) of the annual meeting. The annual meeting will be held on May 18, 2000, beginning at 2:00 p.m., Central Daylight Time, at our principal executive offices located at One HealthSouth Parkway, Birmingham, Alabama. We encourage all of our stockholders to vote at the annual meeting, and we hope that the information contained in this document will help you decide how you wish to vote at the annual meeting. These proxy solicitation materials are being sent to our stockholders on or about April 14, 2000.


THE ANNUAL MEETING


Purpose of the Annual Meeting

     The purpose of the annual meeting is to elect a Board of Directors to serve until our 2001 annual meeting of stockholders and until their successors are duly elected and qualified.


Voting at the Annual Meeting; Proxies

     If you wish to vote at the annual meeting you may either attend the annual meeting and vote your shares of HEALTHSOUTH common stock in person, or you may appoint a person to act as your proxy who will vote your shares at the annual meeting in accordance with your instructions. If you wish to appoint a proxy who will vote your shares of HEALTHSOUTH common stock on your behalf at the annual meeting, you should complete, date, sign and return the form of proxy accompanying this document, using the enclosed prepaid envelope. If you properly complete, date and sign your proxy and it is received by ChaseMellon Shareholder Services, L.L.C. before, or by us at, the annual meeting, your shares of HEALTHSOUTH common stock will be voted in accordance with the voting instructions you completed on the proxy, unless you have validly revoked the proxy. If you properly date, sign and return a proxy, but you fail to complete the voting instructions, your shares of HEALTHSOUTH common stock will be voted FOR the election of each nominee named under the section of this document captioned "Election of Directors".

     We do not currently anticipate any other matters being presented for action at the annual meeting. If any other matters are properly presented for action at the annual meeting, the person(s) named on your proxy will vote your shares of HEALTHSOUTH common stock on these other matters in their discretion and best judgment, under the discretionary authority you have granted to them in your proxy.

     You may revoke your proxy at any time prior to its exercise at the annual meeting by:

     o    writing to us notifying us that you wish to revoke your written proxy;

     o properly completing, dating, signing and returning to us another proxy which is granted and dated after any other proxy previously granted by you; or

     o    attending the annual meeting and voting in person.

   All notices of revocation should be addressed to us as follows:

                             HEALTHSOUTH Corporation
                             One HealthSouth Parkway
                            Birmingham, Alabama 35243
                      Attention: Brandon O. Hale, Secretary

All notices of revocation of your proxy must be received by us at the address above as originals sent by U.S. mail or overnight courier. You may not revoke your proxy by any other means.

     If you grant a proxy, you are not prevented from attending the annual meeting and voting in person. However, your attendance at the annual meeting will not by itself revoke a proxy that you have previously granted; you must vote in person at the annual meeting to revoke your proxy. If you have instructed your broker, nominee, custodian or other fiduciary to vote your shares of HEALTHSOUTH common stock, you must contact them and follow their directions on how to change your vote.


Quorum; Voting Rights

     Our Board of Directors has determined that those stockholders who are recorded in our record books as owning shares of HEALTHSOUTH common stock as of the close of business on March 29, 2000, are entitled to receive notice of and to vote at the annual meeting. As of the record date, there were 385,387,284 shares of HEALTHSOUTH common stock issued and outstanding.

     Before any business may be transacted at the annual meeting, a quorum must be present. A quorum will be attained if a majority of the shares of HEALTHSOUTH common stock which are entitled to vote at the annual meeting are present in person or represented by proxy at the annual meeting.

     Each share of common stock is entitled to one vote on any matter to properly come before the annual meeting.

     There are no dissenters' rights of appraisal in connection with any vote of our stockholders to be taken at the annual meeting.


Proxy Solicitation

     This proxy solicitation is being made by our Board of Directors. To assist us in soliciting proxies we have retained ChaseMellon Shareholder Services, L.L.C., a proxy soliciting firm, and we have agreed to pay ChaseMellon Shareholder Services, L.L.C. a fee of $12,000, and all reasonable out-of-pocket expenses incurred by it in connection with the provision of its services. In addition, our Directors, officers and other employees, not specifically employed for this purpose, may also solicit proxies by personal interview, mail, telephone or facsimile. They will not receive additional compensation for their efforts. We will bear the entire cost of this proxy solicitation. We will request banks, brokers, nominees, custodians and other fiduciaries who hold shares of HEALTHSOUTH common stock in street name to forward these proxy solicitation materials to the beneficial owners of those shares and we will reimburse them the reasonable out-of-pocket expenses incurred by them in doing so.


Effect of "Abstentions" and "Broker Non-Votes"

     We intend to count "abstentions" and "broker non-votes" only for the purpose of determining if a quorum is present at the annual meeting; they will not be counted as votes cast on any other proposal which requires the vote of our stockholders. An "abstention" will occur at the annual meeting if your shares of HEALTHSOUTH common stock are deemed to be present at the annual meeting, either because you attend the annual meeting or because you have properly completed and returned a proxy, but you do not vote on any proposal or other matter which is required to be voted on by our stockholders at the annual meeting. A "broker non-vote" will occur if your shares of HEALTHSOUTH common stock are held by a broker or nominee and your shares are deemed to be present at the annual meeting, but you have not instructed your broker or nominee how to vote your shares. Brokerage firms which hold shares in street name may not vote a client's shares with respect to any "non-discretionary" item if the client has not furnished voting instructions to the brokerage firm. You should consult your broker if you have any questions about this.

     Abstentions and broker non-votes will have no effect in connection with the election of Directors because the Directors are elected by a majority of the shares of HEALTHSOUTH common stock present or represented and entitled to be voted at the annual meeting. No other matters are expected to be voted on at the annual meeting.

                              ELECTION OF DIRECTORS


GENERAL

     Our bylaws permit our Board of Directors to determine the number of our Directors. Our Board of Directors proposes that each of the ten nominees listed below be elected at the annual meeting as members of our Board of Directors, to serve until the annual meeting of our stockholders in 2001 and until such nominee's successor is duly elected and qualified. The affirmative vote of a majority of the shares of HEALTHSOUTH common stock present or represented and entitled to vote at the annual meeting is required for the election of each nominee. Unless otherwise instructed on the proxy, the persons designated as proxies will vote the shares represented by them FOR the election of all nominees listed below. If a nominee becomes unable or unwilling to accept the nomination or election, the persons designated as proxies will be entitled to vote for any other person designated as a substitute nominee by our Board of Directors.


NOMINEES FOR DIRECTOR

     Information relating to each of the nominees proposed by our Board of Directors for election as a Director is set out below. We have no reason to believe that any of the following nominees will be unable to serve.





                                                  PRINCIPAL OCCUPATION
                                                   AND ALL POSITIONS                  A DIRECTOR
           NAME               AGE                   WITH HEALTHSOUTH                    SINCE
--------------------------   -----   ---------------------------------------------   -----------
Richard M. Scrushy            47     Chairman of the Board                              1984
                                     and Chief Executive Officer
                                     and Director
James P. Bennett              42     President and Chief Operating Officer              1993
                                     and Director
Phillip C. Watkins, M.D.      58     Physician, Birmingham, Alabama,                    1984
                                     and Director
George H. Strong              73     Private Investor, Locust, New Jersey,              1984
                                     and Director
C. Sage Givens                43     General Partner,                                   1985
                                     Acacia Venture Partners
                                     and Director
Charles W. Newhall III        55     General Partner, New Enterprise                    1985
                                     Associates Limited Partnerships,
                                     and Director
John S. Chamberlin            71     Private Investor,                                  1993
                                     Princeton, New Jersey,
                                     and Director
Joel C. Gordon                70     Chairman, Crofton Capital Corp.,                   1996
                                     Consultant to HEALTHSOUTH
                                     and Director
Larry D. Striplin, Jr.        70     Chairman and Chief Executive Officer,              1999
                                     Nelson-Brantley Glass Contractors, Inc.,
                                     and Director
Jan L. Jones                  51     Executive Director, Nevada Resort Partners,        1999
                                     and Director

     Richard M. Scrushy, one of our management founders, has served as Chairman of the Board and Chief Executive Officer of HEALTHSOUTH since 1984, and also served as President of HEALTHSOUTH from 1984 until March 1995. From 1979 to 1984, Mr. Scrushy was with Lifemark Corporation, a publicly owned healthcare corporation, serving in various operational and management positions. Mr. Scrushy is also a director of CaremarkRx, Inc., a publicly traded pharmacy benefits management company, for which he also served as Acting Chief Executive Officer from January 16 through March 18, 1998 and as Chairman of the Board from January 16 through December 1, 1998.

     Phillip C. Watkins, M.D., FACC, is and has been for more than five years in the private practice of medicine in Birmingham, Alabama. A graduate of The Medical College of Alabama, Dr. Watkins is a Diplomate of the American Board of Internal Medicine. He is also a Fellow of the American College of Cardiology and the Subspecialty Board of Cardiovascular Disease.

     George H. Strong retired as senior vice president and chief financial officer of Universal Health Services, Inc. in December 1984, a position he held for more than six years. Mr. Strong is a private investor and continued to act as a director of Universal Health Services, Inc., a publicly traded hospital management corporation, until 1993. Mr. Strong is also a director of Balanced Care Corporation, a publicly traded healthcare corporation, and AmeriSource, Inc., a large drug wholesaler.

     C. Sage Givens is a founder and managing general partner of Acacia Venture Partners, a private venture capital fund. From 1983 to June 30, 1995, Ms. Givens was a general partner of First Century Partners, also a private venture capital fund. Ms. Givens managed the fund's healthcare investments. Ms. Givens also serves on the boards of directors of PhyCor, Inc. a publicly traded healthcare corporation, and several privately held healthcare companies.

     Charles W. Newhall III is a general partner and founder of New Enterprise Associates Limited Partnerships, Baltimore, Maryland, where he has been engaged in the venture capital business since 1978. Mr. Newhall is also a director of CaremarkRx, Inc.

     James P. Bennett joined us in May 1991 as Director of Inpatient Operations, subsequently served in various senior operations positions, including President -- HEALTHSOUTH Inpatient Operations, and was named as our President and Chief Operating Officer in March 1995. Mr. Bennett was elected a Director in February 1993. From August 1987 to May 1991, Mr. Bennett was employed by Russ Pharmaceuticals, Inc., Birmingham, Alabama, as Vice President -- Operations, Chief Financial Officer, Secretary and director. Mr. Bennett served as a certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young LLP) from October 1980 to August 1987.

     John S. Chamberlin retired in 1988 as president and chief operating officer of Avon Products, Inc., a position he had held since 1985. From 1976 until 1985, he served as chairman and chief executive officer of Lenox, Incorporated, after 22 years in various assignments for General Electric. From 1990 to 1991, he served as chairman and chief executive officer of New Jersey Publishing Co. Mr. Chamberlin is chairman of the board of Sports Holding Company and WNS, Inc., and is a director of Imagyn Medical Technologies, Inc. He is a member of the Board of Trustees of the Medical Center at Princeton and is a trustee of the Woodrow Wilson National Fellowship Foundation.

     Joel C. Gordon served as Chairman of the Board of Directors of Surgical Care Affiliates, Inc. from its founding in 1982 until January 17, 1996, when we acquired Surgical Care Affiliates. Mr. Gordon also served as Chief Executive Officer of Surgical Care Affiliates from 1987 until January 17, 1996. Mr. Gordon is Chairman of Crofton Capital Corp., a private venture capital firm, and serves on the boards of directors of Genesco, Inc., an apparel manufacturer, and SunTrust Bank of Nashville, N.A.

     Larry D. Striplin, Jr. has been the Chairman and Chief Executive Officer of Nelson-Brantley Glass Contractors, Inc. and Chairman and Chief Executive Officer of Clearview Properties, Inc. since December 1995. Until December 1995, Mr. Striplin had been Chairman of the Board and Chief Executive Officer of Circle "S" Industries, Inc., a privately owned bonding wire manufacturer. Mr. Striplin is a member of the boards of directors of Kulicke & Suffa Industries, Inc., a publicly traded manufacturer of electronic equipment, The Banc Corporation and Vesta Insurance Group, Inc.

     Jan L. Jones became Executive Director of Nevada Resort Partners, which provides public relations and communication services for the Nevada gaming industry, in 1999, following two terms as Mayor of the City of Las Vegas, Nevada from 1991 through 1999. Previously, Ms. Jones was president of Fletcher Jones Management Group, which oversaw marketing and administrative functions for 11 car dealerships in the western United States. Ms. Jones is also a director of Community Bank of Nevada and served from 1995 until 1997 as a director of Bank of America.


MANAGEMENT MATTERS

     There are no arrangements or understandings known to us between any of our Directors, nominees for Director or executive officers and any other person pursuant to which any of those persons was elected as a Director or an executive officer, except the Employment Agreements between us and various executive officers described elsewhere in this Proxy Statement (see "Executive Compensation and Other Information -- Audit and Compensation Committee Report on Executive Compensation -- Chief Executive Officer Employment Agreement"; and " -- Other Executive Employment Agreements"), and except that we initially agreed to appoint Mr. Gordon to the Board of Directors in connection with the Surgical Care Affiliates merger. There are no family relationships between any Directors or executive officers of HEALTHSOUTH. None of our Directors or executive officers is a party to any material proceedings adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries. The Board of Directors held a total of eight meetings during 1999.

     We have Employment Agreements with the executive officers named in the Summary Compensation Table under "Executive Compensation and Other Information -- Executive Compensation -- General". Except for such Employment Agreements and except for the broad-based retirement plans described under "Executive Compensation and Other Information -- Retirement Investment Plan" and "Executive Compensation and Other Information -- Employee Stock Benefit Plan" and the Executive Deferred Compensation Plan described under "Executive Compensation and Other Information -- Deferred Compensation Plan", there are no compensatory plans or arrangements with respect to any such executive officer which result or will result from the resignation or retirement of such executive officer or any other termination of such executive officer's employment with HEALTHSOUTH and its subsidiaries or from a change in control of, or from a change in such executive officer's responsibilities following a change in control of, HEALTHSOUTH.

     In 1999, the Audit and Compensation Committee of the Board was responsible for reviewing all reports from our auditors, monitoring internal controls and reviewing our compensation program, as well as administering our stock option plans. On May 20, 1999, C. Sage Givens, George H. Strong and Phillip C. Watkins, M.D., all of whom are outside Directors, were appointed to serve on this committee for a period of one year or until their successors are appointed. This committee held two meetings and acted once by unanimous written consent during 1999.

     The Corporate Compliance Committee of the Board of Directors is responsible for establishing and reviewing our Corporate Compliance Program and otherwise ensuring that HEALTHSOUTH operates in compliance with federal, state and local laws and regulations. In 1999, Richard M. Scrushy, Chairman of the Board and Chief Executive Officer, James P. Bennett, President and Chief Operating Officer, and Anthony J. Tanner, then Executive Vice President -- Administration and Secretary and a Director, and John S. Chamberlin, Joel C. Gordon, and Charles W. Newhall III, all of whom are outside Directors, were appointed to serve on this committee, with Mr. Tanner appointed as Chairman and Compliance Officer. Members of the committee serve for a period of one year or until their successors are appointed. This committee conducted its business during regular Board of Directors meetings in 1999 and did not meet separately from the Board of Directors.

     In March 2000, the Board of Directors reorganized its committee structure, reconstituting the Audit Committee and the Compensation Committee as separate committees and limiting the Corporate Compliance Committee to outside Directors. From March 2000, the Audit Committee, which is responsible for reviewing all reports from our auditors and monitoring internal controls, consists of C. Sage Givens, Larry D. Striplin, Jr. and George H. Strong, Chairman; the Compensation Committee, which is responsible for reviewing our compensation programs and administering our stock option plans, consists of John S. Chamberlin, Jan L. Jones and Larry D. Striplin, Jr., Chairman; and the Corporate Compliance Committee consists of Charles W. Newhall III, Phillip C. Watkins, M.D. and Joel C. Gordon, Chairman. All members of these three committees are outside Directors.

     There are no other standing audit, nominating or compensation committees of the Board of Directors.


BOARD COMPENSATION

     Directors who are not also employed by HEALTHSOUTH are paid Directors' fees of $10,000 per year, plus $3,000 for each meeting of the Board of Directors and $1,000 for each Committee meeting attended. In addition, Directors are reimbursed for all out-of-pocket expenses incurred in connection with their duties as Directors. Our Directors, including employee Directors, have been granted non-qualified stock options to purchase shares of HEALTHSOUTH common stock. Under our existing stock option plans, each non-employee Director is granted an option covering 25,000 shares of common stock on the first business day in January of each year. See "Executive Compensation and Other Information -- Stock Option Plans".


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, Directors and beneficial owners of more than 10% of HEALTHSOUTH's common stock are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on review of the copies of such forms furnished to us, or written representations that no reports on Form 5 were required, we believe that for the period from January 1, 1999, through December 31, 1999, all of our executive officers, Directors and greater-than-10% beneficial owners complied with all Section 16(a) filing requirements applicable to them, except that Larry
D. Striplin, Jr., an outside Director, inadvertently failed to timely report an open market purchase of 10,000 shares of common stock at $9.0375 per share in April 1999. This transaction was subsequently reported on Form 5.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION


EXECUTIVE COMPENSATION -- GENERAL


     The following table sets forth compensation paid or awarded to our Chief Executive Officer and each of our other four most highly compensated executive officers (the "Named Executive Officers") for all services rendered to HEALTHSOUTH and our subsidiaries in 1997, 1998 and 1999.



                           SUMMARY COMPENSATION TABLE



                                              ANNUAL COMPENSATION                  LONG-TERM COMPENSATION
                                     --------------------------------------   ---------------------------------
                                                              BONUS/ANNUAL     STOCK          RESTRICTED              ALL
                                                                INCENTIVE      OPTION           STOCK             OTHER COM-
NAME AND CURRENT POSITION             YEAR        SALARY          AWARD        AWARDS           AWARDS           PENSATION(1)
----------------------------------   ------   -------------- -------------- ----------- --------------------- ------------------
Richard M. Scrushy                   1997     $ 3,398,999    $ 10,000,000   1,300,000                 --         $   21,430
Chairman of the Board                1998       2,777,829              --   1,500,000                 --             72,352
and Chief Executive Officer(2)       1999       1,634,031              --   1,050,000       $  1,293,750 (3)         54,145
James P. Bennett                     1997         639,161       1,500,000   700,000                   --             10,158
President and Chief                  1998         670,000              --   300,000                   --             10,092
Operating Officer                    1999         589,058              --   275,000            1,293,750 (3)          4,350
Michael D. Martin                    1997         359,672       2,000,000   450,000                   --              9,700
Executive Vice President --          1998         415,826              --   260,000                   --              9,665
Investments                          1999         362,810              --   200,000            1,293,750 (3)          3,775
P. Daryl Brown                       1997         370,673         450,000   250,000                   --             10,737
President -- Ambulatory              1998         386,212              --    75,000                   --             10,981
Services -- East                     1999         336,920              --   125,000              970,313 (3)        205,001 (4)
Robert E. Thomson                    1997         305,376         500,000   250,000                   --             11,189
President - Inpatient Operations     1998         327,928              --   150,000                   --             11,341
                                     1999         402,987              --   125,000              970,313 (3)          4,994

----------
(1) Includes car allowances of $500 per month for Mr. Scrushy and $350 per month for the other Named Executive Officers in 1997, use of a company-owned automobile by Mr. Scrushy in 1998, and car allowances of $500 per month for Mr. Scrushy and $450 per month for the other Named Executive Officers through September 1998. All such car allowances were discontinued in October 1998. Also includes (a) matching contributions under HEALTHSOUTH's Retirement Investment Plan for 1997, 1998 and 1999, respectively, of: $791, $1,450 and $745 to Mr. Scrushy; $1,425, $1,499 and $1,500 to Mr. Bennett;
    $1,324,  $1,395 and $1,212 to Mr. Martin;  $1,319,  $1,415 and $1,212 to Mr.
    Brown;  and  $1,001,  $1,070  and  $736 to Mr.  Thomson;  (b)  awards  under
    HEALTHSOUTH's Employee Stock Benefit Plan for 1997, 1998 and 1999, respectively, of $2,889, $2,882 and $1,292 to Mr. Scrushy; $2,889, $2,882
    and $1,292 to Mr. Bennett;  $2,889, $2,882 and $1,292 to Mr. Martin; $2,889,
    $2,882  and  $1,292 to Mr.  Brown;  and  $2,889,  $2,882  and  $1,292 to Mr.
    Thomson; and (c) split-dollar life insurance premiums paid in 1997, 1998 and 1999 of $11,750, $45,187 and $52,108 with respect to Mr. Scrushy; $1,644,
    $1,661,  and $1,558 with respect to Mr. Bennett;  $1,287,  $1,338 and $1,271 with respect to Mr. Martin; $2,329, $2,634 and $2,497 with respect to Mr. Brown; and $3,099, $3,339 and $2,966 with respect to Mr. Thomson. See "Executive Compensation and Other Information -- Retirement Investment Plan" and -- Employee Stock Benefit Plan".

(2) Salary amounts for Mr. Scrushy include monthly incentive compensation amounts payable upon achievement of certain budget targets. Effective
    November 1, 1998, Mr. Scrushy voluntarily suspended receipt of his base salary and monthly incentive compensation through March 31, 1999, and voluntarily took reduced compensation through January 2, 2000. See "Executive Compensation and Other Information -- Chief Executive Officer Employment Agreement".

(3) The value of restricted stock awards in 1999 reflects the closing price of HEALTHSOUTH common stock at the date of the award. The value of these awards measured at December 31, 1999 was $537,500 for the awards to each of Messrs. Scrushy, Bennett and Martin (100,000 shares each) and $403,125 for the awards to Messrs. Brown and Thomson (75,000 shares each). The awards vest five years from the date of grant, except as otherwise provided in our 1998 Restricted Stock Plan. See "Executive Compensation and Other Information - 1998 Restricted Stock Plan".

(4) Includes $200,000 withdrawn by Mr. Brown in 1999 from his deferred compensation account. See "Executive Compensation and Other Information -- Deferred Compensation Plan".

STOCK OPTION GRANTS IN 1999





                                           INDIVIDUAL GRANTS
                       ---------------------------------------------------------
                                       % OF TOTAL
                                         OPTIONS
                        NUMBER OF      GRANTED TO       EXERCISE
                         OPTIONS      EMPLOYEES IN       PRICE       EXPIRATION        GRANT DATE
        NAME             GRANTED       FISCAL YEAR     PER SHARE        DATE        PRESENT VALUE(1)
--------------------   -----------   --------------   -----------   ------------   -----------------
Richard M. Scrushy       850,000           18.5%       $  11.00        3/14/09         7,165,500
                         200,000            4.4%           4.94       12/15/09           758,000
James P. Bennett         200,000            4.4%          11.00        3/14/09         1,686,000
                          75,000            1.6%           4.94       12/15/09           284,250
Michael D. Martin        150,000            3.3%          11.00        3/14/09         1,264,500
                          50,000            1.1%           4.94       12/15/09           189,500
P. Daryl Brown            75,000            1.6%          11.00        3/14/09           632,250
                          50,000            1.1%           4.94       12/15/09           189,500
Robert E. Thomson         75,000            1.6%          11.00        3/14/09           632,250
                          50,000            1.1%           4.94       12/15/09           189,500

----------
(1) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model. The estimated values under that model are based on arbitrary assumptions as to certain variables, including the following: (i) stock price volatility is assumed to be 77%; (ii) the risk-free rate of return is assumed to be 6.2%; (iii) dividend yield is assumed to be 0; and
    (iv) the time of exercise is assumed to be 7.4 years from the date of grant.




STOCK OPTION EXERCISES IN 1999 AND OPTION VALUES AT DECEMBER 31, 1999





                                 NUMBER                                                        VALUE OF UNEXERCISED
                                OF SHARES                NUMBER OF UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                ACQUIRED                    AT DECEMBER 31, 1999(1)          AT DECEMBER 31, 1999(2)
                                   ON         VALUE     -------------------------------   ------------------------------
            NAME                EXERCISE     REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----------------------------   ----------   ---------   -------------   ---------------   -------------   --------------
Richard M. Scrushy .........       --          --        13,722,524           --           $10,214,781          --
James P. Bennett ...........       --          --         1,885,000           --               207,988          --
Michael D. Martin ..........       --          --         1,090,000           --                21,875          --
P. Daryl Brown .............       --          --         1,040,000           --               563,325          --
Robert E. Thomson ..........       --          --           695,000           --                21,875          --

----------
(1) Does not reflect any options granted and/or exercised after December 31, 1999. The net effect of any such grants and exercises is reflected in the table appearing under "Principal Stockholders".

(2) Represents the difference between market price of HEALTHSOUTH common stock and the respective exercise prices of the options at December 31, 1999. Such amounts may not necessarily be realized. Actual values which may be realized, if any, upon any exercise of such options will be based on the market price of the common stock at the time of any such exercise and thus are dependent upon future performance of the common stock.

STOCKHOLDER RETURN COMPARISON(1)

     Set forth below is a line graph comparing the total returns of HEALTHSOUTH common stock, the Standard & Poor's 500 (S&P 500) Index and a peer group index ("Rehab Index") compiled by HEALTHSOUTH, consisting of Tenet Healthcare Corporation and NovaCare, Inc., publicly traded healthcare companies whose businesses have historically been similar in some respects to ours. The graph assumes $100 invested on December 31, 1994, in HEALTHSOUTH common stock and each of the indices. The Rehab Index has been weighted for market capitalization, and we assume reinvestment of dividends for purposes of the graph.



[GRAPHIC OMITTED]


December 31          HEALTHSOUTH          S&P 500        Rehab Index
-----------          -----------          -------        -----------
   1994                    100               100                100
   1995                 159.82            138.14             134.00
   1996                 211.96            170.03             155.00
   1997                 304.61            227.18             229.00
   1998                 169.46            292.24             175.00
   1999                  59.00            353.65             163.00


(1) In previous Proxy Statements of HEALTHSOUTH, the Rehab Index included Continental Medical Systems, Inc. ("CMS"). In May 1995, CMS was acquired by Horizon Healthcare Corporation, which was the surviving corporation in the merger. Because CMS was not publicly traded during all of 1995 or thereafter, data relating to CMS have been deleted from the Rehab Index for all periods.


STOCK OPTION PLANS

     Set forth below is information concerning our various stock option plans at December 31, 1999. All share numbers and exercise prices have been adjusted as necessary to reflect previous stock splits. Effective in March 2000, the Compensation Committee of the Board of Directors assumed all responsibilities of the Audit and Compensation Committee described below.


1984 Incentive Stock Option Plan

     In 1984 we adopted the 1984 Incentive Stock Option Plan. Under this plan, our Board of Directors, which administered the plan, had discretion to grant to key employees of HEALTHSOUTH options to purchase shares of HEALTHSOUTH common stock at the fair market value attributed to shares of HEALTHSOUTH common stock on the date the option was granted or, in the case of a key employee who was also a beneficial holder of at least 10% of the total number of shares of HEALTHSOUTH common stock that were issued and outstanding at the time of the option grant, at 110% of such fair market value. The total number of shares of HEALTHSOUTH common stock covered by this plan was 4,800,000. The plan expired on February 28, 1994, in accordance with its terms. As of December 31, 1999, options granted under this plan to purchase 15,000 shares of HEALTHSOUTH common stock remained outstanding at an exercise price of $3.7825 per share. All of these outstanding options remain valid and in full force and must be held and exercised in accordance with the terms of the plan. All of the options granted must be exercised within ten years after they were granted and options granted under the plan terminate automatically within three months after termination of employment, unless such termination is by reason of death. In addition, the options may not be transferred, except pursuant to the terms of a valid will or applicable laws of descent and distribution, and in the event additional shares of HEALTHSOUTH common stock are issued they are protected from dilution.

1988 Non-Qualified Stock Option Plan

     In 1988 we adopted the 1998 Non-Qualified Stock Option Plan. Under this plan, the Audit and Compensation Committee of our Board of Directors, which administered the plan, had discretion to grant to our Directors, officers and other key employees options to purchase shares of HEALTHSOUTH common stock at the fair market value attributed to shares of HEALTHSOUTH common stock on the date the option was granted. The total number of shares of HEALTHSOUTH common stock covered by this plan was 4,800,000. The plan expired on February 28, 1998, in accordance with its terms. As of December 31, 1999, options granted under this plan to purchase 7,300 shares of HEALTHSOUTH common stock remained outstanding at an exercise price of $16.25 per share. All of these outstanding options remain valid and in full force and must be held and exercised in accordance with the terms of the plan. All of the options must be exercised within ten years after they were granted. All of the options granted under this plan terminate automatically within three months after termination of association as a Director or of employment, unless such termination is by reason of death. In addition, the options may not be transferred, except pursuant to the terms of a valid will or applicable laws of descent and distribution, and in the event additional shares of HEALTHSOUTH common stock are issued they are protected from dilution.

1989, 1990, 1991, 1992, 1993, 1995 and 1997 Stock Option Plans

     In each of 1989,  1990,  1991,  1992,  1993, 1995 and 1997 we adopted stock option plans to provide incentives to our Directors, officers and other key employees. Under each of these plans, the Audit and Compensation Committee of our Board of Directors, which administers each of the plans, has the discretion to grant to our Directors, officers and other key employees incentive or non-qualified options to purchase shares of HEALTHSOUTH common stock at the fair market value attributed to shares of HEALTHSOUTH common stock on the date the option is granted. The table below sets forth information regarding each plan, including the total number of shares of HEALTHSOUTH common stock which may be purchased under each of the plans, the total number of additional shares of HEALTHSOUTH common stock which have been reserved for future use under each plan, the total number of shares of HEALTHSOUTH common stock which may be purchased under options which have been granted under each plan and which were outstanding on December 31, 1999 and the price at which shares may be purchased if the options are exercised.





                             MAXIMUM NUMBER
                              OF SHARES OF            NUMBER OF
                              HEALTHSOUTH       ADDITIONAL SHARES OF
                              COMMON STOCK           HEALTHSOUTH
                               SUBJECT TO           COMMON STOCK
                             PURCHASE UNDER       RESERVED FOR USE
      NAME OF PLAN              THE PLAN           UNDER THE PLAN
------------------------ --------------------- ----------------------
1989 Stock Option Plan          2,400,000               None
1990 Stock Option Plan          3,600,000               None
1991 Stock Option Plan         11,200,000               None
1992 Stock Option Plan          5,600,000               None
1993 Stock Option Plan          5,600,000               None
1995 Stock Option Plan         21,231,156 (1)        3,636,922
1997 Stock Option Plan          5,000,000               32,475




                            NUMBER OF SHARES OF     PRICE OR RANGE OF
                                HEALTHSOUTH          PRICES AT WHICH        DATE THE PLAN TERMINATED OR WILL
                               COMMON STOCK           SHARES MAY BE      TERMINATE UNLESS OTHERWISE DETERMINED
                          SUBJECT TO PURCHASE IF    PURCHASED SUBJECT    BY OUR BOARD OF DIRECTORS OR IF ALL OF
                                ALL OPTIONS             TO OPTIONS             THE SHARES OF HEALTHSOUTH
                              OUTSTANDING ON          OUTSTANDING ON       COMMON STOCK RESERVED FOR ISSUANCE
                             DECEMBER 31, 1999         DECEMBER 31,      UNDER THE PLAN HAVE BEEN PURCHASED DUE
      NAME OF PLAN             ARE EXERCISED               1999                TO OPTIONS BEING EXERCISED
------------------------ ------------------------ --------------------- ---------------------------------------
1989 Stock Option Plan             205,004          $2.52 -- $8.375                October 25, 1999
1990 Stock Option Plan             300,504         $3.7825 -- $8.375               October 15, 2000
1991 Stock Option Plan           3,470,002         $3.7825 -- $16.25                 June 19, 2001
1992 Stock Option Plan           4,100,900         $3.7825 -- 23.625                 June 16, 2002
1993 Stock Option Plan           3,237,025         $3.375 -- $23.625                April 19, 2003
1995 Stock Option Plan          15,569,059        $4.9375 -- $28.0625                June 5, 2005
1997 Stock Option Plan           3,771,475        $4.9375 -- $28.0625               April 30, 2007

----------
(1) At December 31, 1999; to be increased by 0.9% of the outstanding shares of HEALTHSOUTH common stock as of January 1 of each calendar year thereafter until the plan terminates.


     Until options granted under each of these plans expire or terminate, they remain valid and in full force and must be held and exercised in accordance with the terms of the plan under which they were issued. Each option granted under each of these plans, whether incentive or non-qualified, must be exercised within ten years after the date it was granted and each option granted under these plans, whether incentive or non-qualified, will terminate automatically within three months after a Director no longer is associated with us or an officer or key employee is no longer employed with us, except if the termination of association or employment is by reason of death. In addition, the options may not be transferred, except pursuant to the terms of a valid will or applicable laws of descent and distribution (except for various permitted transfers to family members or charities). In the event additional shares of HEALTHSOUTH common stock are issued, each option granted under these plans is protected from dilution.


1993 Consultants' Stock Option Plan

     In 1993 we adopted the 1993 Consultants' Stock Option Plan to provide incentives to non-employee consultants who provide significant services to us. Under this plan, our Board of Directors, which administers the plan, has the discretion to grant to these non-employee consultants options to purchase shares of HEALTHSOUTH common stock at prices to be determined by our Board of Directors or a committee of our Board of Directors to whom this discretion has been delegated. The plan will expire on February 25, 2003 unless terminated earlier at the discretion of our Board of Directors or as a result of all of the shares of HEALTHSOUTH common stock reserved under this plan having been purchased by the exercise of options granted under this plan. The total number of shares of HEALTHSOUTH common stock covered by this plan is 3,500,000. As of December 31, 1999, options granted under this plan to purchase 1,589,633 shares of HEALTHSOUTH common stock remained outstanding at exercise prices ranging from $3.375 to $28.00 per share, and 125,000 shares remain available for the grant of options under this plan. All of these options remain valid and in full force and must be held and exercised in accordance with the terms of the plan. All of these options must be exercised within ten years after they were granted, although they may be exercised at any time during this ten year period. All of these options terminate automatically within three months after termination of association with us, unless such termination is by reason of death. In addition, the options may not be transferred, except pursuant to the terms of a valid will or applicable laws of descent and distribution, and in the event additional shares of HEALTHSOUTH common stock are issued the options are protected from dilution.


1999 Exchange Stock Option Plan

     In 1999, we adopted our 1999 Exchange Stock Option Plan (the "Exchange Plan"), under which NQSOs could be granted, covering a maximum of 2,750,000 shares of common stock. The Exchange Plan was approved by our stockholders on May 20, 1999. The Exchange Plan was adopted after a protracted period of depression in the price of HEALTHSOUTH common stock and provided that our employees (other than Directors and executive officers, who were eligible to participate) who held outstanding stock options with an exercise price equal to or greater than $16.00 could exchange such options for NQSOs issued under the Exchange Plan. Options granted under the Exchange Plan would have an exercise price equal to the closing price per share of our common stock on the New York Stock Exchange Composite Transactions Tape on May 20, 1999, would be deemed to have been granted on May 20, 1999, and would have durations and vesting restrictions identical to those affecting the options surrendered. Eligible options with an exercise price between $16.00 and $22.00 per share could be surrendered in exchange for an option under the Exchange Plan covering two shares of common stock for each three shares of common stock covered by the surrendered options, and eligible options having an exercise price of $22.00 per share or greater could be surrendered in exchange for an option under the Exchange Plan covering three shares of common stock for each four shares of common stock covered by the surrendered option. Each optionholder surrendering options was required to retain eligible options covering 10% of the aggregate number of shares covered by the options eligible for surrender. The Exchange Plan expired on September 30, 1999, at which time options covering 1,716,707 shares of common stock had been issued under the Exchange Plan at an exercise price of $13.3125 per share. Options covering 1,628,013 shares remained outstanding at December 31, 1999. Options granted under the Exchange Plan are nontransferable except by will or pursuant to the laws of descent and distribution (except for certain permitted transfers to family members or charities), are protected against dilution and expire within three months of termination of employment, unless such termination is by reason of death.

Other Stock Option Plans

     In connection with some of our major acquisitions, we assumed existing stock option plans of the acquired companies, and outstanding options to purchase stock of the acquired companies under such plans were converted into options to acquire common stock in accordance with the exchange ratios applicable to such mergers. At December 31, 1999, there were outstanding under these assumed plans options to purchase 2,134,051 shares of HEALTHSOUTH common stock at exercise prices ranging from $4.6392 to $40.7042 per share. No additional options are being granted under any such assumed plans.


1998 RESTRICTED STOCK PLAN

     In 1998, we adopted the 1998 Restricted Stock Plan (the "Restricted Stock Plan"), covering a maximum of 3,000,000 shares of HEALTHSOUTH common stock. The Restricted Stock Plan, which is administered by the Audit and Compensation Committee of our Board of Directors, provides that our executives and other key employees (including those employed by our subsidiaries) may be granted restricted stock awards vesting over a period of not less than one year and no more than ten years, as determined by the Committee. The Restricted Stock Plan terminates on the earliest of (a) May 28, 2008, (b) the date on which awards covering all shares of common stock reserved for issuance thereunder have been granted and are fully vested thereunder, or (c) such earlier time as the Board of Directors may determine. Awards under the Restricted Stock Plan are nontransferable  except  by  will  or  pursuant  to  the  laws  of  descent  and distribution (except for certain permitted transfers to family members), are protected against dilution and are forfeitable upon termination of a participant's employment to the extent not vested. On May 17, 1999, the Audit and Compensation Committee of the Board of Directors granted restricted stock awards covering 850,000 shares of HEALTHSOUTH common stock to various of our executive officers. These shares vest in full upon the earliest to occur of (a) five years from the date of the award, (b) a Change in Control (as defined) of HEALTHSOUTH, or (c) unless the Audit and Compensation Committee otherwise determines, upon the recipient's termination of employment by reason of death, disability or retirement.


RETIREMENT INVESTMENT PLAN

     Effective January 1, 1990, we adopted the HEALTHSOUTH Retirement Investment Plan (the "401(k) Plan"), a retirement plan intended to qualify under Section
401(k) of the Code. The 401(k) Plan is open to all of our full-time and part-time employees who are over the age of 21, have one full year of service with us and have at least 1,000 hours of service in the year in which they enter the 401(k) Plan. Eligible employees may elect to participate in the Plan on January 1 and July 1 in each year.

     Under the 401(k) Plan, participants may elect to defer up to 15% of their annual compensation (subject to nondiscrimination rules under the Code). The deferred amounts may be invested among four options, at the participant's direction: a money market fund, a bond fund, a guaranteed insurance contract or an equity fund. We will match a minimum of 15% of the amount deferred by each participant, up to 4% of such participant's total compensation, with the matched amount also directed by the participant.

     William T. Owens, Executive Vice President and Chief Financial Officer, and Brandon O. Hale, Senior Vice President -- Administration and Secretary, serve as Trustees of the 401(k) Plan, which is administered by us.


EMPLOYEE STOCK BENEFIT PLAN

     Effective January 1, 1991, we adopted the HEALTHSOUTH Rehabilitation Corporation and Subsidiaries Employee Stock Benefit Plan (the "ESOP"), a retirement plan intended to qualify under sections 401(a) and 4975(e)(7) of the Code. The ESOP is open to all of our full-time and part-time employees of HEALTHSOUTH who are over the age of 21, have one full year of service with us and have at least 1,000 hours of service in the year in which they begin participation in the ESOP on the next January 1 or July 1 after the date on which such employee satisfies the conditions mentioned above.

     The ESOP was established with a $10,000,000 loan from us, the proceeds of which were used to purchase 1,655,172 shares of HEALTHSOUTH common stock. In 1992, an additional $10,000,000 loan was made to the ESOP, which was used to purchase an additional 1,666,664 shares of common stock. Under the ESOP, a company stock account is established and maintained for each eligible employee who participates in the ESOP. In each plan year, this account is credited with such employee's allocable share of the common stock held by the ESOP and allocated with respect to that plan year. Each employee's allocable share for any given plan year is determined according to the ratio which such employee's compensation for such plan year bears to the compensation of all eligible participating employees for the same plan year.

     Eligible employees who participate in the ESOP and who have attained age 55 and have completed 10 years of participation in the ESOP may elect to diversify the assets in their company stock account by directing the plan administrator to transfer to the 401(k) Plan a portion of their company stock account to be invested, as the eligible employee directs, in one or more of the investment options available under the 401(k) Plan.

     Richard M. Scrushy, Chairman of the Board and Chief Executive Officer, William T. Owens, Executive Vice President and Chief Financial Officer, and Brandon O. Hale, Senior Vice President -- Administration and Secretary of the Company, serve as Trustees of the ESOP, which is administered by HEALTHSOUTH.


STOCK PURCHASE PLAN

     In order to further encourage employees to obtain equity ownership in HEALTHSOUTH, our Board of Directors adopted an Employee Stock Purchase Plan effective January 1, 1994. Under the Stock Purchase Plan, participating employees may contribute $10 to $200 per pay period toward the purchase of HEALTHSOUTH common stock in open-market transactions. The Stock Purchase Plan is open to regular full-time or part-time employees who have been employed for six months and are at least 21 years old. After six months of participation in the Stock Purchase Plan, we currently provide a 20% matching contribution to be applied to purchases under the Stock Purchase Plan. We also pay all fees and brokerage commissions associated with the purchase of the stock. The Stock Purchase Plan is administered by a broker-dealer firm not affiliated with us.


DEFERRED COMPENSATION PLAN

     In 1997, our Board of Directors adopted an Executive Deferred Compensation Plan, which allows senior management personnel to elect, on an annual basis, to defer receipt of up to 50% of their base salary and up to 100% of their annual bonus, if any (but not less than an aggregate of $2,400 per year) for a minimum of five years from the date such compensation would otherwise have been received. Amounts deferred are held by us pursuant to a "rabbi trust" arrangement, and amounts deferred are credited with earnings at an annual rate equal to the Moody's Average Corporate Bond Yield Index (the "Moody's Rate"), as adjusted from time to time, or the Moody's Rate plus 2% if a participant's employment is terminated by reason of retirement, disability or death or within 24 months of a change in control of HEALTHSOUTH. Amounts deferred may be withdrawn upon retirement, termination of employment or death, upon a showing of financial hardship, or voluntarily with certain penalties. The Deferred Compensation Plan is administered by an Administrative Committee, currently consisting of William T. Owens, Executive Vice President and Chief Financial Officer, and Brandon O. Hale, Senior Vice President -- Administration and Secretary.


1999 EXECUTIVE EQUITY LOAN PLAN

     In order to provide its executive officers and other key employees with additional incentive for future endeavor and to align the interests of our management and our stockholders by providing a mechanism to enhance ownership of HEALTHSOUTH common stock by executives and key employees, we adopted the 1999 Executive Equity Loan Plan (the "Loan Plan"), which was approved by our stockholders on May 20, 1999. Under the Loan Plan, the Audit and Compensation Committee of our

Board of Directors may approve loans to our executive and key employees to be used for purchases of HEALTHSOUTH common stock. The maximum aggregate principal amount of loans outstanding under the Loan Plan may not exceed $50,000,000. Loans under the Loan Plan have a maturity date of seven years from the date of the loan, subject to acceleration and termination as provided in the Loan Plan. The maturity date may be extended for up to one additional year by the Audit and Compensation Committee, acting in its discretion. The unpaid principal balance of each loan bears interest at a rate equal to the effective interest rate on the average outstanding balance under HEALTHSOUTH's principal credit agreement for each calendar quarter, adjustable as of the end of each calendar quarter. Interest compounds annually. Each loan is secured by a pledge of all the shares of HEALTHSOUTH common stock purchased with the proceeds of the loan. The pledged shares may not be sold for one year after the date on which they were acquired. Thereafter, one-third of the aggregate number of shares may be sold during each of the second, third and fourth years after the date of acquisitions, with any unsold portion carrying forward from year to year. The proceeds from any such sale must be used to repay a corresponding percentage of the principal amount of the loan. In addition, we may, but are not required to, repurchase the shares of a participant at such participant's original acquisition cost if the participant's employment is terminated, voluntarily or involuntarily or by reason of death or disability, within the first three years after the acquisition date, all as more fully described in the Loan Plan. Loans under the Loan Plan are made with full recourse, and each participant is required to repay all principal and accrued but unpaid interest upon the maturity of the loan, or its earlier acceleration or termination, irrespective of whether the participant has sold the underlying shares or whether the proceeds of such sale were sufficient to repay all principal and interest with respect to the loan. The Loan Plan terminates on the earlier of May 19, 2009 or such earlier time as our Board of Directors may determine.

     On September 10, 1999, loans aggregating $39,334,104 were made under the Loan Plan. Included in this amount were loans in the following amounts to executive officers:


                  NAME                       PRINCIPAL AMOUNT
----------------------------------------   -------------------
  Richard M. Scrushy ...................    $  25,218,114.87
  James P. Bennett .....................        5,043,622.97
  Michael D. Martin ....................        1,513,086.89
  P. Daryl Brown .......................        1,008,506.87
  Robert E. Thomson ....................        1,008,506.87
  Patrick A. Foster ....................        1,008,506.87
  Malcolm E. McVay .....................          100,850.69
  William W. Horton ....................           88,914.00


AUDIT AND COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

General

     Through December 31, 1999, the establishment and review of HEALTHSOUTH's compensation plans were delegated to the Audit and Compensation Committee of HEALTHSOUTH's Board of Directors, which consisted of Ms. Givens, Mr. Strong and Dr. Watkins, who served as Chairman. The Committee is charged by the Board of Directors with establishing a compensation plan which will enable HEALTHSOUTH to compete effectively for the services of qualified offices and key employees, to give those employees appropriate incentive to pursue the maximization of long-term stockholder value, and to recognize those employees' success in achieving both qualitative and quantitative goals for the benefit of HEALTHSOUTH. The Committee makes recommendations to the full Board of Directors as to appropriate levels of compensation for specific individuals, as well as compensation and benefit programs for the company as a whole. In March 2000, the Board of Directors reconstituted the Audit Committee and the Compensation Committee as separate committees, and the compensation-related functions of the Committee described in this report and elsewhere in this Proxy Statement will be carried out by the Compensation Committee for the year 2000 and subsequent years.

     The following sections discuss the Committee's general philosophy and policies concerning compensation for executive officers of HEALTHSOUTH, as well as providing information concerning the specific implementation of such policies. The Committee's report also discusses actions taken by

HEALTHSOUTH's management and the Committee in 1998 and 1999 in response to various adverse changes in the economic environment for healthcare providers and the associated depression in HEALTHSOUTH's stock price.


Compensation Philosophy and Policies for Executive Officers


     As its first principle, the Committee believes that HEALTHSOUTH executives should be rewarded based upon their success in meeting the company's operational goals, improving its earnings, maintaining its leadership role in the healthcare services field, and generating returns for its stockholders, and the Committee strives to establish levels of compensation that take such factors into account and provide appropriate recognition for past achievement and incentive for future success. The Committee recognizes that the demand for executives with expertise and experience in the healthcare services field is intense. In order to attract and retain qualified persons, the Committee believes that HEALTHSOUTH must offer current compensation at levels consistent with those of other publicly traded healthcare companies. In addition, the Committee believes that it is in the best interests of HEALTHSOUTH's stockholders to offer its executives meaningful equity participation in HEALTHSOUTH, in order that those executives' interests will be aligned with those of the company's stockholders. The Committee feels that the historic mix of cash compensation and equity participation has proven to be effective in stimulating HEALTHSOUTH's executives to meet both long-term and short-term goals and has been a major factor in limiting turnover among senior executives.



     HEALTHSOUTH's compensation program has three distinct elements: base salary; incentive compensation, including both cash incentive compensation and equity-based compensation; and retirement compensation. These elements are discussed below.


     Base Salary: While the demand for experienced managers in the healthcare industry continues to grow, HEALTHSOUTH has been very successful in attracting and retaining key executives, many of whom have been with the company since its early days. HEALTHSOUTH believes that its compensation package has been instrumental in such success. The Committee endeavors to establish base salary levels for those key executives which are consistent with those provided for similarly situated executives of other publicly-traded healthcare companies, taking into account each executive's areas and level of responsibility, historical performance and tenure with HEALTHSOUTH. In establishing such levels, the Committee considers compensation for executives of other publicly-traded providers of healthcare services, as well as other publicly-traded companies of similar size and with a similar growth rate. Compensation decisions are not targeted to specific levels in the range of compensation paid by those other companies, nor does HEALTHSOUTH maintain a record of where its compensation stands with respect to those companies. However, the Committee and the Board of Directors take such levels of compensation into account in determining appropriate levels of compensation for HEALTHSOUTH's executives.


     Incentive Compensation: In addition to base salary, the Committee recommends to the Board of Directors cash incentive compensation for HEALTHSOUTH's executives, based upon each executive's success in meeting qualitative and quantitative performance goals on an annual basis. The total incentive bonus pool available for the company's executives and management personnel is capped at the lesser of (a) the amount by which the company's annual net income exceeds the budgeted annual net income established by the Board of Directors and (b) 10% of the company's annual net income. No bonuses are payable unless annual net income exceeds budgeted net income. Individual incentive bonuses within such bonus pool are not determined in a formulary manner, but are determined on a basis that takes into account each executive's success  in  achieving  standards  of  performance,  which  may  or  may  not be quantitative, established by the Board of Directors and an executive's superiors. Bonus determinations are made on a case-by-case basis, taking into account appropriate quantitative and qualitative factors, and there is no fixed relationship between any particular performance factor and the amount of a given executive's bonus. Historically, incentive compensation has been a major component of HEALTHSOUTH's executive compensation, and the Committee believes that placing executives at risk for such a component has been effective in motivating such executives to achieve such goals.

     In 1994, the Committee initially engaged William M. Mercer, Inc. ("Mercer") as a consultant to perform a study of HEALTHSOUTH's executive compensation programs. The 1994 Mercer report concluded that HEALTHSOUTH's compensation mix was significantly more highly-leveraged, at risk and performance-focused than other companies selected by Mercer for comparison, with 41% of the Company's cash compensation for executive officers being at-risk, performance-based compensation, compared to 29% for the other companies reviewed by Mercer. The company has continued to utilize Mercer's services in connection with analyzing and structuring its compensation programs in recent years.

     In addition to cash incentive compensation, as a growth-oriented company, HEALTHSOUTH has always utilized equity-based compensation, in the form of stock options, as a tool to encourage its executives to work to meet its operational goals and maximize long-term stockholder value. Because the value of stock options granted to an executive is directly related to HEALTHSOUTH's success in enhancing its market value over time, the Committee feels that its stock option programs have been very effective in aligning the interests of management and stockholders.

     The Committee determines stock option grants under HEALTHSOUTH's various stock option plans, all of which are described above under "Executive Compensation and Other Information -- Stock Option Plans". Specific grants are determined taking into account an executive's current responsibilities and historical performance, as well as the executive's perceived contribution to HEALTHSOUTH's results of operations. Options are also used to give incentive to newly-promoted officers at the time that they are asked to assume greater responsibilities, and, in some cases, to executives who have joined the company through acquisitions and have assumed significant leadership roles within the company. In evaluating option grants, the Board of Directors considers prior grants and shares currently held, as well as the recipient's success in meeting operational goals and the recipient's level of responsibility. However, no fixed formula is utilized to determine particular grants. The Committee believes that the opportunity to acquire a significant equity interest in HEALTHSOUTH has been a strong motivation for the company's executives to pursue the long-term interests of HEALTHSOUTH and its stockholders, and has promoted longevity and retention of key executives. Information relating to stock options granted to HEALTHSOUTH's five most highly-compensated executive officers is set forth elsewhere in this Proxy Statement.

     Retirement Compensation: As described under "Executive Compensation and Other Information -- Retirement Investment Plan", in 1991 HEALTHSOUTH adopted a 401(k) retirement plan in order to give all full-time employees an opportunity to provide for their retirement on a tax-advantaged basis. In order to further tie employees' interests to the long-term market value of the company, HEALTHSOUTH adopted an Employee Stock Benefit Plan (the "ESOP") in 1991, which gives all full-time employees an opportunity to invest a portion of their retirement funds in HEALTHSOUTH common stock on a tax-advantaged basis. The Committee believes that the ESOP provides additional incentive to executives to maximize stockholder value over the long term. See "Executive Compensation and Other Information -- Employee Stock Benefit Plan". Additionally, in 1997, HEALTHSOUTH adopted a Deferred Compensation Plan, which gives senior management employees the opportunity to elect to defer receipt of a portion of their salary and bonus in exchange for a variable rate of interest on the amounts so deferred. See "Executive Compensation and Other Information -- Deferred Compensation Plan".


Chief Executive Officer Compensation

     HEALTHSOUTH has an Employment Agreement,  dated April 1, 1998, with Richard
M. Scrushy, pursuant to which Mr. Scrushy, a management founder of the company, is employed as Chairman of the Board and Chief Executive Officer for a five-year term initially expiring on April 1, 2003. This term is automatically extended for an additional year on each April 1 unless the Agreement is terminated as provided therein. In addition, HEALTHSOUTH has agreed to use its best efforts to cause Mr. Scrushy to be elected as a Director of the company during the term of the Agreement. The Agreement provides for Mr. Scrushy to receive an annual base salary of at least $1,200,000, as well as an "Annual Target Bonus" equal to at least $2,400,000, based upon the Company's success in meeting certain monthly and annual performance standards determined by the Audit and Compensation Committee of the Board of

Directors. The Annual Target Bonus is earned at the rate of $200,000 per month if the monthly performance standards are met, provided that if any monthly performance standards are not met but the annual performance standards are met, Mr. Scrushy will be entitled to any payments which were withheld as a result of failure to meet the monthly performance standards. The Agreement further provides that Mr. Scrushy is eligible for participation in all other management bonus or incentive plans and stock option, stock purchase or equity-based incentive compensation plans in which other senior executives of the company are eligible to participate. Under the Agreement, Mr. Scrushy is entitled to receive long-term disability insurance coverage, a non-qualified retirement plan providing for annual retirement benefits equal to 60% of his base compensation, use of a company-owned automobile, certain personal security services, and various other retirement, insurance and fringe benefits, as well as to generally participate in all employee benefit programs maintained by the company.

     The Agreement may be terminated by Mr. Scrushy for "Good Reason" (as defined), by HEALTHSOUTH for "Cause" (as defined), upon Mr. Scrushy's "Disability" (as defined) or death, or by either party at any time subject to the consequences of such termination as described in the Agreement. If the Agreement is terminated by Mr. Scrushy for Good Reason, HEALTHSOUTH is required to pay him a lump-sum severance payment equal to the discounted value of the sum of his then-current base salary and Annual Target Bonus over the remaining term of the Agreement and to continue certain employee and fringe benefits for the remaining term of the Agreement. If the Agreement is terminated by Mr. Scrushy otherwise than for Good Reason, HEALTHSOUTH is required to pay him a lump-sum severance amount equal to the discounted value of two times the sum of his then-current base salary and Annual Target Bonus. If the Agreement is terminated by HEALTHSOUTH for Cause, Mr. Scrushy is not entitled to any severance or continuation of benefits. If the Agreement is terminated by reason of Mr. Scrushy's Disability, HEALTHSOUTH is required to continue the payment of his then-current base salary and Annual Target Bonus for three years as if all relevant performance standards had been met, and if the Agreement is terminated by Mr. Scrushy's death, HEALTHSOUTH is required to pay his representatives or estate a lump-sum payment equal to the discounted value of his then-current base salary and Annual Target Bonus for the remainder of the year. In the event of a voluntary termination by Mr. Scrushy following a Change in Control (as defined) of HEALTHSOUTH, other than for Cause, HEALTHSOUTH is required to pay Mr. Scrushy an additional lump-sum severance payment equal to the discounted value of his then-current base salary and Annual Target Bonus for the remainder of the year. The Agreement provides for HEALTHSOUTH to indemnify Mr. Scrushy against certain "parachute payment" excise taxes which may be imposed upon payments under the Agreement. The Agreement restricts Mr. Scrushy from engaging in certain activities competitive with HEALTHSOUTH's business during, and for 24 months after termination of, his employment with the company, unless such termination occurs after a Change in Control.

     The Committee reports to the Board of Directors on compensation arrangements with Mr. Scrushy, and recommends to the Board of Directors the level of incentive compensation, both cash and equity-based, which is appropriate for Mr. Scrushy with respect to each fiscal year of HEALTHSOUTH. In making such recommendation, the Committee takes into account HEALTHSOUTH's performance in the marketplace, its success in meeting strategic goals and its success in meeting monthly and annual budgets established by the Board of Directors. Again, ultimate compensation decisions are not made in a formulary manner, but in a manner which takes into account HEALTHSOUTH's competitive position, its position in the financial markets, and the significant contributions made by Mr. Scrushy to the success of the company. In making its decisions with respect to Mr. Scrushy's compensation, the Committee believes that it is appropriate to recognize that, as a management founder of the company, Mr. Scrushy has played an instrumental role in establishing HEALTHSOUTH as the industry leader in outpatient and rehabilitative healthcare services and that, under his leadership, HEALTHSOUTH has continued to show strong performance in asset growth and quality, net revenues and income.

     In the period since December 31, 1993, HEALTHSOUTH, under Mr. Scrushy's leadership, has grown from the fourth-largest provider of rehabilitative healthcare services to the largest provider, and since 1995 has established itself as the nation's largest provider of outpatient surgery services and outpatient diagnostic services and one of the largest providers of occupational medicine services through a series of strategic acquisitions. During that same period, the company has expanded its operations to

50 states, the United Kingdom, Australia and Puerto Rico and has been named to the S&P 500. The Committee believes that Mr. Scrushy's leadership has been essential to HEALTHSOUTH's success and growth. In view of these accomplishments, the Committee believes that it is important to ensure that, if Mr. Scrushy is successful in leading HEALTHSOUTH to achieve the goals set by the Board of Directors, his compensation will be at a level commensurate with that of chief executive officers of similarly-performing public companies and that he will continue to have the opportunity to obtain a significant equity interest in the company.

     Despite the company's historic success, however, HEALTHSOUTH's stock price fell substantially in the latter part of 1998 and has remained depressed since that time, both as a result of general conditions in the capital markets and market perceptions concerning the healthcare industry and following the company's 1998 public announcement about the potential future impact of changes in reimbursement and managed care pricing pressure. In addition, in 1999, the company made a subsequent public announcement concerning its expectations for diminished earnings margins for the reasonably foreseeable future, attributable primarily to economic factors affecting the healthcare industry. The Committee believes that the downward pressure on HEALTHSOUTH's stock price has been largely a result of external factors beyond management's control. In connection with those factors, including the impact of the Balanced Budget Act of 1997 and managed care pricing pressure, the company heightened its efforts to reduce corporate overhead and manage expenses. In order to lead by example, Mr. Scrushy voluntarily chose to forgo receipt of his base salary and Annual Target Bonus from November 1, 1998 through March 31, 1999, at which point Mr. Scrushy resumed receipt of a substantially reduced portion of his annual base salary and Annual Target Bonus. At that time, he elected to take base salary at the annual rate of $900,000 per year and Annual Target Bonus at the rate of $900,000 per year. The Committee believes that this voluntary decision by Mr. Scrushy reflects a continued example of his leadership and his stewardship of HEALTHSOUTH's resources. Mr. Scrushy resumed taking his full base salary and Annual Target Bonus effective January 1, 2000.


Other Executive Employment Agreements

     HEALTHSOUTH also has Employment Agreements, dated April 1, 1998, with James
P. Bennett, President and Chief Operating Officer, Michael D. Martin, Executive Vice President -- Investments, Thomas W. Carman, Executive Vice President -- Corporate Development, Robert E. Thomson, President -- Inpatient Operations, P. Daryl Brown, President -- Ambulatory Services -- East, and Patrick A. Foster, President -- Ambulatory Services -- West, pursuant to which each of these persons is employed in these capacities for a three-year term initially expiring on April 1, 2001. Such terms are automatically extended for an additional year on each April 1 unless the Agreements are terminated in accordance with their terms. In addition, HEALTHSOUTH has agreed to use its best efforts to cause Messrs. Bennett, Martin and Brown to be elected as Directors of the Company during the term of their respective Agreements. Mr. Martin has subsequently left the Board, and Mr. Brown is not standing for re-election at the 2000 annual meeting of stockholders. The Agreements currently provide for the payment of an annual base salary of at least $650,000 to Mr. Bennett, $400,000 to Mr. Martin, $325,000 to Mr. Carman, $400,000 to Mr. Thomson, $370,000 to Mr. Brown, and $370,000 to Mr. Foster. The Agreements further provide that each such officer is eligible for participation in all management bonus or incentive plans and stock option, stock purchase or equity-based incentive compensation plans in which other senior executives of HEALTHSOUTH are eligible to participate, and provide for certain specified fringe benefits, originally including car allowances of $500 per month.

     If the Agreements are terminated by HEALTHSOUTH other than for Cause (as defined), Disability (as defined) or death, HEALTHSOUTH is required to continue the officers' base salary in effect for a period of two years (in the case of Messrs. Bennett, Martin and Brown) or one year (in each other case) after termination, as severance compensation. In addition, in the event of a voluntary termination of employment by the officer within six months after a Change in Control (as defined), HEALTHSOUTH is also required to continue the officer's salary for the same period. The Agreements restrict the officers from engaging in certain activities competitive with HEALTHSOUTH's business during their employment with the company and for any period during which the officer is receiving severance compensation, unless such termination occurs after a Change in Control.

     Notwithstanding the terms of those employment agreements, each of the affected officers voluntarily agreed to a 25% reduction in base salary from January 1, 1999 through May 22, 1999. The Committee believes that this voluntary agreement by the officers represents a significant example of leadership for the company.

     In addition, to the foregoing, HEALTHSOUTH took other steps to respond to potential future effects of pricing pressure in the healthcare industry. HEALTHSOUTH discontinued the payment of car allowances to all officers in October 1998, and the Committee determined that no management bonuses above the field operations level would be awarded with respect to 1998. Further, senior officers not covered by the employment agreements described above voluntarily agreed to a 10% reduction in base salary from January 1, 1999 through May 22, 1999. The Committee believes that these steps reflect the continued commitment of HEALTHSOUTH's Board of Directors and management to fiscally responsible compensation policies.


Section 162(m) of the Internal Revenue Code

     The Omnibus Budget Reconciliation Act of 1993 contains a provision under which a publicly-traded corporation is sometimes precluded from taking a federal income tax deduction for compensation in excess of $1,000,000 that is paid to the chief executive officer and the four other most highly-compensated executives of the corporation during a corporation's tax year. Compensation in excess of $1,000,000 continues to be deductible if that compensation is "performance based' within the meaning of that term under Section 162(m) of the Internal Revenue Code. Certain transition rules apply with respect to stock option plans which were approved prior to December 20, 1993, pursuant to Rule 16b-3(b) under the Exchange Act.

     HEALTHSOUTH believes that its employee stock option plans meet the requirements of Section 162(m) as performance-based plans. The Committee and the Board of Directors have made a decision not to amend HEALTHSOUTH's cash compensation programs to meet all requirements of Section 162(m) because such a decision would not be in the best interests of the company's stockholders. The Committee believes that, in establishing bonus and incentive awards, certain subjective factors must be taken into account in particular cases, based upon the experienced judgment of the Committee members as well as on factors which may be objectively quantified. The preservation of tax deductibility of all compensation is an important consideration. However, the Committee believes that it is important that HEALTHSOUTH retain the flexibility to reward superior effort and accomplishment even where all cash compensation may not be fully deductible. The Committee will continue to review the requirements for deductibility under Section 162(m) and will take such requirements into account in the future as it deems appropriate and in the best interests of HEALTHSOUTH's stockholders. Approximately $688,000 of Mr. Scrushy's compensation paid with respect to 1999 will not be deductible; however, HEALTHSOUTH believes that all other compensation paid to executive officers will be fully deductible.

Conclusion

     The Committee believes that the levels and mix of compensation provided to HEALTHSOUTH's executives during 1999 were appropriate and were instrumental in the achievement of the company's goals for 1999. It is the intent of the Committee to ensure that HEALTHSOUTH's compensation programs continue to motivate its executives and reward them for being responsive to the long-term interests of HEALTHSOUTH and its stockholders.

     The  foregoing   report  is  submitted  by  the   following   Directors  of
HEALTHSOUTH, constituting all of the members of the Audit and Compensation Committee of the Board of Directors for the year ending December 31, 1999:

                                 C. Sage Givens
                                George H. Strong
                       Phillip C. Watkins, M.D., Chairman

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial ownership of HEALTHSOUTH common stock as of March 29, 2000, (a) by each person who is known by us to own beneficially more than 5% of HEALTHSOUTH common stock,
(b) by each of HEALTHSOUTH's Directors, (c) by HEALTHSOUTH's five most highly compensated executive officers and (d) by all executive officers and Directors as a group.


                 NAME AND                       NUMBER OF SHARES        PERCENTAGE OF
             ADDRESS OF OWNER                BENEFICIALLY OWNED (1)     COMMON STOCK
-----------------------------------------   ------------------------   --------------
Richard M. Scrushy ......................          19,704,955(2)             4.93%
John S. Chamberlin ......................             357,000(3)                *
C. Sage Givens ..........................             468,000(4)                *
Charles W. Newhall III ..................           2,114,627(5)                *
George H. Strong ........................             515,665(6)                *
Phillip C. Watkins, M.D. ................             663,254(7)                *
James P. Bennett ........................           3,057,959(8)                *
Jan L. Jones ............................              50,000(9)                *
P. Daryl Brown ..........................          15,574,873(10)               *
Joel C. Gordon ..........................           2,207,787(11)               *
Michael D. Martin .......................           1,408,746(12)               *
Robert E. Thomson .......................           1,076,637(13)               *
Larry D. Striplin, Jr. ..................              95,000(14)               *
FMR Corp.
 82 Devonshire Street
 Boston, Massachusetts 02109 ............          21,056,707(15)            5.46%
AXA Financial, Inc.
 1290 Avenue of the Americas
 New York, New York 10104 ...............          19,327,588(16)            5.02%
All Executive Officers and Directors as a
 Group (20 persons) .....................          36,240,464(17)            8.83%

----------
(1) The persons named in the table have sole voting and investment power with respect to all shares of HEALTHSOUTH common stock shown as beneficially owned by them, except as otherwise indicated.
(2) Includes 9,000 shares held by trusts for Mr. Scrushy's minor children, 31,000 shares held by a charitable foundation of which Mr. Scrushy is an officer and director and 14,522,524 shares subject to currently exercisable stock options.
(3)  Includes 225,000 shares subject to currently exercisable stock options.
(4) Includes 2,100 shares owned by Ms. Givens's spouse and 432,900 shares subject to currently exercisable stock options.
(5) Includes 460 shares owned by members of Mr. Newhall's immediate family, 1,508,781 shares owned by New Enterprise Associates VIII, Limited Partnership, and 485,000 shares subject to currently exercisable stock options. Mr. Newhall disclaims beneficial ownership of the shares owned by his family members and New Enterprise Associates VIII, Limited Partnership, except to the extent of his pecuniary interest therein.
(6) Includes 170,665 shares owned by trusts of which Mr. Strong is a trustee and claims shared voting and investment power and 325,000 shares subject to currently exercisable stock options.
(7)  Includes 515,000 shares subject to currently exercisable stock options.
(8)  Includes 2,005,000 shares subject to currently exercisable stock options.
(9)  Includes 25,000 shares subject to currently exercisable stock options.
(10) Includes 1,100,000 shares subject to currently exercisable stock options.
(11) Includes 368,740 shares owned by Mr. Gordon's spouse and 459,520 shares subject to currently exercisable stock options.

(12) Includes 1,030,000 shares subject to currently exercisable stock options.
(13) Includes 755,000 shares subject to currently exercisable stock options.
(14) Includes 35,000 shares subject to currently exercisable stock options.
(15) Shares held by various investment funds for which affiliates of FMR Corp. act as investment advisor. FMR Corp. or its affiliates claim sole power to vote 1,315,125 shares and sole power to dispose of all of the shares.
(16) Shares held by various affiliates of AXA Financial, Inc. for investment purposes or in client discretionary accounts for which such affiliates act as investment advisor. AXA Financial, Inc. or its affiliates claim sole power to vote 7,045,560 shares, shared power to vote 12,137,900 shares, sole power to dispose of 19,323,163 shares and shared power to dispose of 4,425 shares.
(17) Includes 24,860,905 shares subject to currently exercisable stock options held by executive officers and Directors.

----------
* Less than 1%


                              CERTAIN TRANSACTIONS

     We purchase computer equipment and related technology and services from a variety of vendors. In the past, those vendors have included GG Enterprises, a value-added reseller of NCR computer equipment which is owned by Gerald Scrushy, the father of Richard M. Scrushy, Chairman of the Board and Chief Executive Officer of HEALTHSOUTH, and Gerald P. Scrushy, Senior Vice President -- Physical Resources of HEALTHSOUTH. These purchases were made in the ordinary course of our business, and we believe that the price paid for equipment and services purchased from GG Enterprises was more favorable to us than that which could have been obtained for the same equipment and services from an independent third-party seller. We no longer purchase equipment from GG Enterprises. However, we paid GG Enterprises approximately $156,000 in 1999, consisting of reimbursement for taxes owed on equipment we had previously purchased and other amounts relating to past services.

     In November 1997, we agreed to lend up to $10,000,000 to 21st Century Health Ventures L.L.C. ("21st Century"), an entity formed to sponsor a private equity investment fund investing in the healthcare industry. Richard M. Scrushy, Chairman of the Board and our Chief Executive Officer, and Michael D. Martin, then our Executive Vice President and Chief Financial Officer and one of our Directors, along with another individual not then employed by us, were the principals of 21st Century. The purpose of the loan was to facilitate certain investments by 21st Century prior to the establishment of its proposed private equity fund, in which it was anticipated that we and third-party investors would invest. Our investment in the private equity fund was expected to allow us to benefit from the opportunity to participate in investments in healthcare businesses that were not part of our core businesses, but which we believed provided opportunities for growth. Amounts outstanding under the loan bore interest at 1% over the prime rate announced from time to time by AmSouth Bank of Alabama and were repayable upon demand. During 1997 and 1998, 21st Century drew an aggregate of $2,841,310 under the $10,000,000 commitment, of which $1,500,000 was used to purchase 576,924 shares of Series B Preferred Convertible Preferred Stock in Summerville Healthcare Group, Inc. ("Summerville"), a developer and operator of assisted living facilities, and the remainder of which was used to make an investment in Pathology Partners, Inc., a provider of management services to pathology groups. We own an aggregate of 3,361,539 shares of Series B Convertible Preferred Stock of Summerville, which we acquired in two transactions in July and November 1997, as well as 266,667 shares of Series D Convertible Preferred Stock of Summerville which we acquired in February 2000. In connection with the July 1997 transaction, Mr. Scrushy and Mr. Martin were appointed to the Board of Directors of Summerville. 21st Century repaid the principal and the interest allocated to the purchase of the Summerville stock during 1998. In the first quarter of 1999, 21st Century determined that, due to adverse changes in the markets for private equity funds specializing in the healthcare industry, it was advisable to dissolve 21st Century. In connection with the dissolution of 21st Century, 21st Century transferred to us 675,005 shares of Series A Cumulative Preferred Stock and 1,440,010 shares of Series B Convertible Preferred Stock of Pathology Partners, Inc, in satisfaction of the principal and interest allocable to the loan relating to the Pathology Partners, Inc. investment. We believe that the value of the stock so received was equal to or greater than the then-remaining indebtedness of 21st Century to HEALTHSOUTH.

     In December 1999, we acquired 6,390,583 shares of Series A Convertible Preferred Stock of medcenterdirect.com, inc., a development-stage healthcare e-procurement company, in a private placement for a purchase price of $0.3458 per share. Various persons affiliated or associated with us, including various of our Directors and executive officers, also purchased shares in the private placement. Under a Stockholders Agreement, we and the other holders of Series A Convertible Preferred Stock, substantially all of whom may be deemed to be our affiliates or associates, have the right to elect 50% of the directors of medcenterdirect.com. During 2000, we expect to enter into a definitive 10-year exclusive agreement under which medcenterdirect.com will be our exclusive e-procurement vendor of medical products and supplies. We expect that the terms of such agreement will be no less favorable than those we could obtain from an unrelated vendor.

     At times, we have made loans to executive officers to assist them in meeting various financial obligations or for other purposes. At December 31, 1999, loans in the following principal amounts were outstanding to the following executive officers:


             NAME                PRINCIPAL AMOUNT
-----------------------------   -----------------
  James P. Bennett                  $  595,000
  P. Daryl Brown                     1,370,000
  William T. Owens                     476,000


     These loans bear interest at the rate of 1-1/4% per annum below the prime rate of AmSouth Bank of Alabama, Birmingham, Alabama, and are payable on demand. See "Executive Compensation and Other Information -- 1999 Executive Equity Loan Plan", for information concerning loans to executive officers to purchase HEALTHSOUTH common stock.


                               GENERAL INFORMATION


STOCKHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

     Any proposals that our stockholders wish to have included in our proxy statement and form of proxy for the 2001 annual meeting of stockholders must be received by us no later than the close of business on December 15, 2000. Any proposals submitted after that date will not be included in our proxy statement and form of proxy. You may also submit a proposal without having it included in our proxy statement and form of proxy, but we need not submit such a proposal for consideration at the annual meeting if it is considered untimely. Under the applicable rules of the Securities and Exchange Commission, a proposal will be considered untimely unless you have given us notice of your intent to submit it for consideration no later than the close of business on February 28, 2001. Any proposals should be sent to:

                             HEALTHSOUTH Corporation
                             One HealthSouth Parkway
                            Birmingham, Alabama 35243
                      Attention: Brandon O. Hale, Secretary


RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

     Our Board of Directors has engaged Ernst &Young LLP to audit our consolidated financial statements for the fiscal year ending December 31, 1999. We expect that Ernst & Young LLP will serve in that capacity for the 2000 fiscal year as well. We expect that representatives of Ernst & Young LLP will be present at the annual meeting to make a statement if they desire to do so and to respond to appropriate questions.


FINANCIAL STATEMENTS

     Our audited consolidated financial statements for the fiscal year ended December 31, 1999, and other selected information, including our management's discussion and analysis of our financial condition and results of operations, are included in Appendix A to this proxy statement.

ANNUAL REPORT ON FORM 10-K

     A copy of our annual report on Form 10-K for the year ended December 31, 1999 may be obtained without charge by writing to our Secretary at the address below:

                             HEALTHSOUTH Corporation
                             One HealthSouth Parkway
                            Birmingham, Alabama 35243
                      Attention: Brandon O. Hale, Secretary

     All requests submitted by beneficial owners of HEALTHSOUTH common stock must include a good faith representation by the requesting stockholder confirming that, as of March 29, 2000, he was a beneficial owner of shares of HEALTHSOUTH common stock.

   Please complete, sign and return the enclosed proxy promptly.

                                        By Order of the Board of Directors:

                                        BRANDON O. HALE
                                        Secretary



April 14, 2000

                                   APPENDIX A

     NOTE: This Appendix A, together with the foregoing Proxy Statement, contains the information required to be provided in our annual report to security holders pursuant to the Rules and Regulations of the Securities and Exchange Commission. Our 1999 Annual Report to Stockholders, which provides additional information concerning HEALTHSOUTH and our performance in 1999, is also included in the mailing containing our Proxy Statement.


                                TABLE OF CONTENTS


                                                                 PAGE
                                                                NUMBER
                                                                ------
Business .....................................................   A-2
Selected Financial Data ......................................   A-2
Quarterly Results ............................................   A-4
Directors and Executive Officers .............................   A-5
Management's Discussion and Analysis of Financial Condition
 and Results of Operations ...................................   A-7
Audited Consolidated Financial Statements of
 HEALTHSOUTH Corporation and Subsidiaries
 Report of Independent Auditors ..............................   A-16
 Consolidated Balance Sheets .................................   A-17
 Consolidated Statements of Income ...........................   A-18
 Consolidated Statements of Stockholders' Equity .............   A-19
 Consolidated Statements of Cash Flows .......................   A-20
 Notes to Consolidated Financial Statements ..................   A-22
Market for HEALTHSOUTH's Common Equity and Related Stockholder
 Matters .....................................................   A-45
Changes in and Disagreements with Accountants on Accounting
 and Financial Disclosure ....................................   A-45

                                    BUSINESS

     HEALTHSOUTH Corporation is the nation's largest provider of outpatient surgery and rehabilitative healthcare services. We provide these services through our national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, diagnostic centers, occupational medicine centers, medical centers and other healthcare facilities. We believe that we provide patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, our national network, reputation for quality and focus on outcomes have enabled us to secure contracts with national and regional managed care payors. At December 31, 1998, the Company had nearly 2,000 patient care locations in 50 states, Puerto Rico, the United Kingdom and Australia.

                             SELECTED FINANCIAL DATA

     Set forth below is a summary of selected consolidated financial data for HEALTHSOUTH for the years indicated. All amounts have been restated to reflect the effects of the 1995 acquisitions of Surgical Health Corporation ("SHC") and Sutter Surgery Centers, Inc. ("SSCI"), the 1996 acquisitions of Surgical Care Affiliates, Inc. ("SCA") and Advantage Health Corporation, the 1997 acquisition of Health Images, Inc. and the 1998 acquisition of National Surgery Centers, Inc. ("NSC"), each of which was accounted for as a pooling of interests.



                                                                            YEAR ENDED DECEMBER 31,
                                                 -----------------------------------------------------------------------------
                                                      1995            1996            1997            1998            1999
                                                 -------------   -------------   -------------   -------------   -------------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenues ....................................    $2,173,012      $2,648,188      $3,123,176      $4,006,074      $4,072,107
 Operating unit expenses .....................     1,478,208       1,718,108       1,952,189       2,491,914       2,688,849
 Corporate general and administrative
   expenses ..................................        67,789          82,953          87,512         112,800         149,285
 Provision for doubtful accounts .............        43,471          61,311          74,743         112,202         342,708
 Depreciation and amortization ...............       164,482         212,967         257,136         344,591         374,248
 Merger and acquisition related
   expenses (1) ..............................        19,553          41,515          15,875          25,630              --
 Impairment and restructuring charges
   (2) .......................................        53,549          37,390              --         483,455         121,037
 Loss on sale of assets (2) ..................            --              --              --          31,232              --
 Interest expense ............................       109,656         101,367         112,529         148,163         176,652
 Interest income .............................        (8,287)         (6,749)         (6,004)        (11,286)        (10,587)
                                                  ----------      ----------      ----------      ----------      ----------
                                                   1,928,421       2,248,862       2,493,980       3,738,701       3,842,192
                                                  ----------      ----------      ----------      ----------      ----------
 Income from continuing operations
   before income taxes, minority
   interests and extraordinary item ..........       244,591         399,326         629,196         267,373         229,915
 Provision for income taxes ..................        88,142         148,545         213,668         143,347          66,929
                                                  ----------      ----------      ----------      ----------      ----------
                                                     156,449         250,781         415,528         124,026         162,986
 Minority interests ..........................        45,135          54,003          72,469          77,468          86,469
                                                  ----------      ----------      ----------      ----------      ----------
 Income from continuing operations
   before extraordinary item .................       111,314         196,778         343,059          46,558          76,517
 Income from discontinued operations .........        (1,162)             --              --              --              --
 Extraordinary item ..........................        (9,056)             --              --              --              --
                                                  ----------      ----------      ----------      ----------      ----------
 Net income ..................................    $  101,096      $  196,778      $  343,059      $   46,558      $   76,517
                                                  ==========      ==========      ==========      ==========      ==========
 Weighted average common shares
   outstanding (3) ...........................       298,462         336,603         366,768         421,462         408,195
                                                  ==========      ==========      ==========      ==========      ==========
 Net income per common share: (3)
 Continuing operations .......................    $     0.37      $     0.58      $     0.94      $     0.11      $     0.19
 Discontinued operations .....................            --              --              --              --              --
 Extraordinary item ..........................         (0.03)             --              --              --              --
                                                  ----------      ----------      ----------      ----------      ----------
                                                  $     0.34      $     0.58      $     0.94      $     0.11      $     0.19
                                                  ==========      ==========      ==========      ==========      ==========

Weighted average common shares outstanding --
assuming dilution (3)(4) .....................       329,000         365,715         386,211         432,275         414,570
                                                  ==========      ==========      ==========      ==========      ==========
Net income per common share --
assuming dilution: (3)(4) ....................
Continuing operations ........................         $0.35           $0.55           $0.89           $0.11           $0.18
 Discontinued operations .....................            --              --              --              --              --
 Extraordinary item ..........................         (0.03)             --              --              --              --
                                                  ----------      ----------      ----------      ----------      ----------
                                                     $  0.32          $ 0.55          $ 0.89          $ 0.11          $ 0.18
                                                  ==========      ==========      ==========      ==========      ==========


                                                                          DECEMBER 31,
                                            ------------------------------------------------------------------------
                                                1995           1996           1997           1998           1999
                                            ------------   ------------   ------------   ------------   ------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and marketable securities .........   $ 182,636      $ 205,166      $ 185,018      $ 142,513      $ 132,882
 Working capital ........................     428,746        624,497        612,917        945,927        852,711
 Total assets ...........................   3,190,095      3,671,958      5,566,324      6,762,897      6,832,334
 Long-term debt (5) .....................   1,477,092      1,570,597      1,614,961      2,830,926      3,114,648
 Stockholders' equity ...................   1,317,878      1,686,770      3,290,623      3,423,004      3,206,362


----------
(1) Expenses related to the SHC, SSCI and NovaCare Rehabilitation Hospitals acquisitions in 1995, the SCA, Advantage Health, Professional Sports Care Management, Inc. and ReadiCare, Inc. acquisitions in 1996, the Health Images acquisition in 1997 and the NSC acquisition in 1998.

(2) See "Notes to Consolidated Financial Statements".

(3) Adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995 and a two-for-one stock split effected in the form of a 100% stock dividend paid on March 17, 1997.

(4) Diluted earnings per share in 1995, 1996 and 1997 reflect shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures due 2001. Substantially all of those Debentures were converted into shares of HEALTHSOUTH common stock in 1997.

(5) Includes current portion of long-term debt.

                         QUARTERLY RESULTS (UNAUDITED)

     Set forth below is summary information with respect to HEALTHSOUTH's operations for the last eight fiscal quarters. All amounts have been restated to reflect the 1998 acquisition of NSC, which was accounted for as a pooling of interests.





                                                                              1998
                                                 ---------------------------------------------------------------
                                                      1ST             2ND              3RD              4TH
                                                    QUARTER         QUARTER          QUARTER          QUARTER
                                                 -------------   -------------   ---------------   -------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues .....................................     $  938,779      $   979,064     $ 1,047,422       $1,040,809
Net income (loss) ............................        113,132          121,600           5,670         (193,844)
Net income (loss) per common share ...........           0.27             0.29            0.01            (0.46)
Net income (loss) per common share -- assuming
 dilution ....................................           0.26             0.28            0.01            (0.46)



                                                                              1999
                                                 ---------------------------------------------------------------
                                                      1ST             2ND              3RD              4TH
                                                    QUARTER         QUARTER          QUARTER          QUARTER
                                                 -------------   -------------   ---------------   -------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues .....................................     $ 1,030,547     $ 1,047,632     $   993,341       $1,000,587
Net income (loss) ............................         109,905         114,005          (4,330)        (143,063)
Net income (loss) per common share ...........            0.26            0.28           (0.01)           (0.37)
Net income (loss) per common share -- assuming
 dilution ....................................            0.26            0.27           (0.01)           (0.37)


                               EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to our executive officers:





                                                        ALL POSITIONS                       AN OFFICER
            NAME              AGE                      WITH HEALTHSOUTH                       SINCE
---------------------------- ----- ------------------------------------------------------- -----------
Richard M. Scrushy .........  47   Chairman of the Board                                      1984
                                   and Chief Executive Officer and Director
James P. Bennett ...........  42   President and Chief Operating Officer and Director         1991
Michael D. Martin ..........  39   Executive Vice President -- Investments                    1989
Thomas W. Carman ...........  48   Executive Vice President -- Corporate Development          1985
William T. Owens ...........  41   Executive Vice President and Chief Financial Officer       1985
P. Daryl Brown .............  45   President -- Ambulatory Services -- East and Director      1986
                                   (through May 2000)
Robert E. Thomson ..........  52   President -- Inpatient Operations                          1987
Patrick A. Foster ..........  53   President -- Ambulatory Services -- West                   1994
William W. Horton ..........  40   Senior Vice President and Corporate Counsel and            1994
                                   Assistant Secretary
Brandon O. Hale ............  50   Senior Vice President -- Administration and Secretary      1987
Weston L. Smith ............  39   Senior Vice President -- Finance and Controller            1987
Malcolm E. McVay ...........  38   Senior Vice President -- Finance and Treasurer             1999

     Biographical information for Messrs. Scrushy and Bennett is set forth in the Proxy Statement to which this Appendix A is attached under "Election of Directors".

     Michael D. Martin joined HEALTHSOUTH in October 1989 as Vice President and Treasurer, and was named Senior Vice President -- Finance and Treasurer in February 1994 and Executive Vice President -- Finance and Treasurer in May 1996. In October 1997, he was additionally named Chief Financial Officer of HEALTHSOUTH. In February 2000, Mr. Martin was named Executive Vice President - Investments. He also served as a Director from March 1998 through February 2000. From 1983 through September 1989, Mr. Martin specialized in healthcare lending with AmSouth Bank N.A., Birmingham, Alabama, where he was a Vice President immediately prior to joining HEALTHSOUTH. Mr. Martin is a director of CaremarkRx, Inc.

     Thomas W. Carman joined HEALTHSOUTH in 1985 as Regional Director -- Corporate Development, and now serves as Executive Vice President -- Corporate Development. From 1983 to 1985, Mr. Carman was director of development for Medical Care International. From 1981 to 1983, Mr. Carman was assistant administrator at the Children's Hospital of Birmingham, Alabama.

     William T. Owens, C.P.A., joined HEALTHSOUTH in March 1986 as Controller and was appointed Vice President and Controller in December 1986. He was appointed Group Vice President -- Finance and Controller, June 1992 and Senior Vice President -- Finance and Controller in February 1994 and Group Senior Vice President -- Finance and Controller in March 1998. In February 2000, he was named Executive Vice President and Chief Financial Officer. Prior to joining HEALTHSOUTH, Mr. Owens served as a certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young
LLP) from 1981 to 1986.

     P. Daryl Brown joined HEALTHSOUTH in April 1986 and served until June 1992 as Group Vice President -- Outpatient Operations. He became President -- HEALTHSOUTH Outpatient Centers in June 1992 and was elected as a Director in March 1995, continuing to serve as a Director until May 2000. In September 1999, he was named President -- Ambulatory Services -- East. From 1977 to 1986, Mr. Brown served with the American Red Cross, Alabama Region, in several positions, including Chief Operating Officer, Administrative Director for Financing and Administration and Controller.


     Robert E. Thomson joined HEALTHSOUTH in August 1985 as administrator of its Florence, South Carolina inpatient rehabilitation facility, and subsequently served as Regional Vice President -- Inpatient

Operations, Vice President -- Inpatient Operations, Group Vice President -- Inpatient Operations, and Senior Vice President -- Inpatient Operations. Mr. Thomson was named President -- Inpatient Operations in February 1996.

     Patrick A.  Foster  joined  HEALTHSOUTH  in  February  1994 as  Director of
Operations and subsequently served as Group Vice President -- Inpatient Operations and Senior Vice President -- Inpatient Operations. He was named President -- HEALTHSOUTH Surgery Centers in October 1997 and President -- Ambulatory Services --West in September 1999. From August 1992 until February 1994, he served as Senior Vice President of the Rehabilitation/Medical Division of The Mediplex Group.

     William W. Horton joined HEALTHSOUTH in July 1994 as Group Vice President -- Legal Services and was named Senior Vice President and Corporate Counsel in May 1996. From August 1986 through June 1994, Mr. Horton practiced corporate, securities and healthcare law with the Birmingham, Alabama-based firm now known as Haskell Slaughter & Young, L.L.C., where he served as Chairman of the Healthcare Practice Group.

     Brandon O. Hale joined HEALTHSOUTH in July 1986 as Director of Human Resources and subsequently served as Vice President --- Human Resources and Group Vice President -- Human Resources. In December 1999, Mr. Hale was named Senior Vice President -- Administration and Secretary of HEALTHSOUTH, and he also serves as HEALTHSOUTH's Corporate Compliance Officer.

     Weston L. Smith, C.P.A., joined HEALTHSOUTH in February 1987 as Director of Reimbursement and subsequently served as Assistant Vice President -- Finance -- Reimbursement, Vice President Finance -- Reimbursement, Group Vice President -- Finance -- Reimbursement and Senior Vice President -- Finance -- Reimbursement. In March 2000, he was named Senior Vice President -- Finance and Controller. Prior to joining HEALTHSOUTH, Mr. Smith served as a certified public accountant on the audit staff of the Birmingham, Alabama office of Ernst & Whinney (now Ernst & Young LLP) from 1982 to 1987.

     Malcolm E. McVay joined HEALTHSOUTH in September 1999 as Vice President -- Finance, and was named Senior Vice President -- Finance and Treasurer in February 2000. From October 1998 until September 1999, he served as Senior Vice President of Investor Relations at CaremarkRx, Inc., and from 1996 until October 1998, he served as Chief Financial Officer, Secretary and Treasurer of Capstone Capital Corporation, a healthcare real estate investment trust. Prior to 1996, he worked for ten years in commercial banking, most recently as a Senior Vice President of SouthTrust Bank.

     See "Election of Directors" in the Proxy Statement to which this Appendix A is attached for identification of our Directors.

                           MANAGEMENT'S DISCUSSION AND
                         ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


GENERAL

     The following discussion is intended to facilitate the understanding and assessment of significant changes and trends related to the consolidated results of operations and financial condition of HEALTHSOUTH, including various factors related to acquisitions we have made during the periods indicated, the timing and nature of which have significantly affected our consolidated results of operations. This discussion and analysis should be read in conjunction with our consolidated financial statements and notes thereto included elsewhere in this Appendix A.

     We completed the following major acquisitions over the last three years (common share amounts have been adjusted to reflect a stock split effected in the form of a 100% stock dividend paid on March 17, 1997):

   o On March 3, 1997, we acquired Health Images, Inc. (the "Health Images Acquisition"). A total of 10,343,470 shares of HEALTHSOUTH common stock were issued in the transaction, representing a value of approximately $208,162,000 at the time of the acquisition. At that time, Health Images operated 49 freestanding diagnostic centers in 13 states and six in the United Kingdom.

   o On September 30, 1997, we acquired ASC Network Corporation (the "ASC Acquisition"). We paid approximately $130,827,000 in cash for all of the issued and outstanding capital stock of ASC and assumed approximately $61,000,000 in debt. At that time, ASC operated 29 outpatient surgery centers in eight states.

   o On October 23, 1997, we acquired National Imaging Affiliates, Inc. (the "NIA Acquisition"). A total of 984,189 shares of HEALTHSOUTH common stock were issued in the transaction, representing a value of approximately $20,706,000 at the time of the acquisition. At that time, NIA operated eight diagnostic imaging centers in six states.

   o On October 29, 1997, we acquired Horizon/CMS Healthcare Corporation (the "Horizon/CMS Acquisition"). A total of 45,261,000 shares of HEALTHSOUTH common stock were issued in the transaction, representing a value of approximately $975,824,000 at the time of the acquisition, and we assumed approximately $740,000,000 in debt. At that time, Horizon/CMS operated 30 inpatient rehabilitation facilities and approximately 275 outpatient rehabilitation centers, among other strategic businesses, as well as certain long-term care businesses. On December 31, 1997, we sold the long-term care assets of Horizon/CMS, including 139 long-term care facilities, 12 specialty hospitals, 35 institutional pharmacy locations and over 1,000 rehabilitation therapy contracts with long-term care facilities, to Integrated Health Services, Inc. ("IHS"). IHS paid approximately $1,130,000,000 in cash (net of certain adjustments) and assumed approximately $94,000,000 in debt in the transaction.

   o On July 1, 1998, we acquired Columbia/HCA Healthcare Corporation's interest in (or entered into interim management arrangements with respect to) 34 outpatient surgery centers located in 13 states (the "Columbia/HCA Acquisition"). The cash purchase price was approximately $550,402,000.

   o On July 22, 1998, we acquired National Surgery Centers, Inc. (the "NSC Acquisition"). A total of 20,426,261 shares of HEALTHSOUTH common stock were issued in connection with the transaction, representing a value of approximately $574,489,000. At that time, NSC operated 40 outpatient surgery centers in 14 states.

   o On June 29, 1999, we acquired from Mariner Post-Acute Network, Inc. ("Mariner") substantially all of the assets of Mariner's American Rehability Services division (the "Rehability Acquisition"), which operated approximately 160 outpatient rehabilitation centers in 18 states. The net cash purchase price was approximately $54,521,000.

     Each of the ASC Acquisition, the Horizon/CMS Acquisition, the NIA Acquisition, the Columbia/HCA Acquisition and the Rehability Acquisition was accounted for under the purchase method of accounting and, accordingly, the acquired operations are included in our consolidated financial statements from their respective dates of acquisition. Each of the Health Images Acquisition and the NSC Acquisition was accounted for as a pooling of interests and, with the exception of data set forth relating to revenues derived from Medicare and Medicaid, all amounts shown in the following discussion have been restated to reflect such acquisitions. Health Images and NSC did not separately track such revenues (see Note 2 of "Notes to Consolidated Financial Statements" for further discussion).

     We determine the amortization period of the cost in excess of net asset value of purchased facilities based on an evaluation of the facts and circumstances of each individual purchase transaction. The evaluation includes an analysis of historic and projected financial performance, an evaluation of the estimated useful life of the buildings and fixed assets acquired, the indefinite useful life of certificates of need and licenses acquired, the competition within local markets, lease terms where applicable, and the legal terms of partnerships where applicable. We utilize independent appraisers and rely on our own management expertise in evaluating each of the factors noted above. With respect to the carrying value of the excess of cost over net asset value of individual purchased facilities and other intangible assets, we determine on a quarterly basis whether an impairment event has occurred by considering factors such as the market value of the asset, a significant adverse change in legal factors or in the business climate, adverse action by regulators, a history of operating losses or cash flow losses, or a projection of continuing losses associated with an operating entity. The carrying value of excess cost over net asset value of purchased facilities and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity acquired over the remaining amortization period, our carrying value of the asset will be reduced by the estimated shortfall of cash flows to the estimated fair market value.

     In 1998, we adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 requires an enterprise to report operating segments based upon the way its operations are managed. This approach defines operating segments along the lines used by management to assess performance and make operating and resource allocation decisions. Based on our management and reporting structure, segment information has been presented for inpatient and other clinical services and outpatient services.

     The inpatient and other clinical services segment includes the operations of our inpatient rehabilitation facilities and medical centers, as well as the operations of certain physician practices and other clinical services which are managerially aligned with our inpatient services. We have aggregated the financial results of our outpatient rehabilitation facilities, outpatient surgery centers and outpatient diagnostic centers into the outpatient services segment. These three types of facilities have common economic characteristics, provide similar services, serve a similar class of customers, cross-utilize administrative services and operate in a similar regulatory environment. In addition, our Integrated Service Model strategy combines these services in a seamless environment for the delivery of patient care on an episodic basis.

     See Note 14 of "Notes to Consolidated Financial Statements" for financial data for each of our operating segments.

     Our revenues include net patient service revenues and other operating revenues. Net patient service revenues are reported at estimated net realizable amounts from patients, insurance companies, third-party payors (primarily
Medicare and Medicaid) and others for services rendered. Revenues from third-party payors also include estimated retroactive adjustments under reimbursement agreements which are subject to final review and settlement by appropriate authorities. We determine allowances for doubtful accounts based on the specific agings and payor classifications at each facility, and contractual adjustments based on historical experience and the terms of payor contracts. Net accounts receivable include only those amounts we estimate to be collectible.

     Substantially all of our revenues are derived from private and governmental third-party payors. Our reimbursement from governmental third-party payors is based upon cost reports and other reimbursement mechanisms which require the application and interpretation of complex regulations and policies, and such reimbursement is subject to various levels of review and adjustment by fiscal intermediaries and others, which may affect the final determination of reimbursement. In addition, there are increasing pressures from many payor sources to control healthcare costs and to reduce or limit increases in reimbursement rates for medical services. There can be no assurance that payments under governmental and third-party payor programs will remain at levels comparable to present levels. In addition, there have been, and we expect that there will continue to be, a number of proposals to limit Medicare reimbursement for certain services. We cannot now predict whether any of these proposals will be adopted or, if adopted and implemented, what effect such proposals would have on us. Changes in reimbursement policies or rates by private or governmental payors could have an adverse effect on our future results of operations.

     In many cases, we operate more than one site within a market. In such markets, there is customarily an outpatient center or inpatient facility with associated satellite outpatient locations. For purposes of the following discussion and analysis, same store operations are measured on locations within markets in which similar operations existed at the end of the period and include the operations of additional locations opened within the same market. New store operations are measured on locations within new markets. We may, from time to time, close or consolidate similar locations in multi-site markets to obtain efficiencies and respond to changes in demand.


RESULTS OF OPERATIONS


Twelve-Month Periods Ended December 31, 1997 and 1998

     Our operations generated revenues of $4,006,074,000 in 1998, an increase of $882,898,000, or 28.3%, as compared to 1997 revenues. Same store revenues for the twelve months ended December 31, 1998 were $3,755,413,000, an increase of $632,237,000, or 20.2%, as compared to the same period in 1997. New store revenues for 1998 were $250,661,000. Same store revenues reflect the first full year of operations of the Horizon/CMS facilities and the ASC facilities acquired in October 1997. New store revenues reflect primarily the addition of facilities from the Columbia/HCA Acquisition and our single facility acquisitions through internal development (see Note 9 of "Notes to Consolidated Financial Statements"). The increase in revenues is primarily attributable to the addition of these operations and increases in patient volume. Revenues generated from patients under the Medicare and Medicaid programs respectively accounted for 35.9% and 2.7% of total revenues for 1998, compared to 36.9% and 2.3% of total revenues for 1997. Revenues from any other single third-party payor were not significant in relation to our total revenues. During 1998, same store inpatient days, outpatient visits, surgical cases and diagnostic cases increased 32.5%, 27.7%, 20.8% and 18.0%, respectively. Revenue per inpatient day, outpatient visit, surgical case and diagnostic case for same store operations decreased by (5.8)%, (0.2)%, (2.8)% and (0.3)%, respectively.

     Operating expenses, at the operating unit level, were $2,491,914,000, or 62.2% of revenues, for 1998, compared to 62.5% of revenues for 1997. Included in operating expenses, at the operating unit level, for the year ended December 31, 1998, is a non-recurring expense item of approximately $27,768,000 related to our plan to dispose of or otherwise discontinue substantially all of our home health operations, as described below. Excluding the non-recurring expense, operating expenses, at the operating unit level, were $2,464,146,000, or 61.5% of revenues, for the year ended December 31, 1998. The decrease in operating expenses as a percentage of revenues is primarily attributable to the increase in same store revenues noted above. Same store operating expenses for 1998, excluding the non-recurring expense item noted above, were $2,296,802,000, or 61.2% of related revenues. New store operating expenses were $167,344,000, or 66.8% of related revenues. Corporate general and administrative expenses increased from $87,512,000 in 1997 to $112,800,000 in 1998. As a percentage of revenues, corporate general and administrative expenses remained constant at 2.8% in 1997 and 1998. Total operating expenses were $2,604,714,000, or 65.0% of revenues, for 1998, compared to $2,039,701,000, or 65.3% of revenues, for 1997. The provision for doubtful accounts was $112,202,000, or 2.8% of revenues, for 1998, compared to $74,743,000, or 2.4% of revenues, for 1997. Included in the provision for doubtful accounts for the year ended December 31, 1998, is a non-recurring expense item of approximately $19,228,000 related to our plan to dispose of or otherwise discontinue substantially all of our home health operations, as described below. Excluding the non-recurring item, the provision for doubtful accounts was $92,974,000, or 2.3% of revenues for 1998.

     Depreciation and amortization expense was $344,591,000 for 1998, compared to $257,136,000 for 1997. The increase resulted from our investment in additional assets. Interest expense increased to $148,163,000 in 1998, compared to $112,529,000 for 1997, primarily because of the increased amount outstanding under our credit facilities (see "Liquidity and Capital Resources"). For 1998, interest income was $11,286,000, compared to $6,004,000 for 1997. The increase in interest income resulted primarily from an increase in the average amount outstanding in interest-bearing investments.

     Merger expenses in 1998 of $25,630,000 represent costs incurred or accrued in connection with completing the NSC Acquisition. For further discussion, see
Note 2 of "Notes to Consolidated Financial Statements".

     During the third quarter of 1998, we adopted a plan to dispose of or otherwise discontinue substantially all of our home health operations. The decision to adopt the plan was prompted in large part by the negative impact of the 1997 Balanced Budget Act (the "BBA"), which placed reimbursement limits on home health businesses. The limits were announced in March 1998 and we thereafter began to see the adverse affect on home health margins. The negative trends that occurred as a result of the reduction in reimbursement brought about by the BBA caused us to re-evaluate our view of the home health product line. The plan was approved by the Board of Directors on September 16, 1998 and all home health operations covered by the plan were closed by December 31, 1998.

     We recorded impairment and restructuring charges of approximately $72,000,000 related to the home health plan. For a more detailed discussion of this charge, see Note 13 of "Notes to Consolidated Financial Statements". In addition, we determined that approximately $27,768,000 in notes receivable and approximately $19,228,000 in accounts receivable would not be collectible as a result of the closing of our home health operations. These non-recurring amounts were recognized in operating unit expenses and the provision for doubtful accounts, respectively. The total non-recurring charges and expenses included in the results of operations for the year ended December 31, 1998 related to the home health plan was approximately $118,996,000.

     During the fourth quarter of 1998, we adopted a plan to dispose of or otherwise substantially discontinue the operations of certain facilities that did not fit with our Integrated Service Model strategy, underperforming facilities and facilities not located in target markets. The Board of Directors approved the plan on December 10, 1998 and as of March 24, 2000, 95% of the identified facilities had been closed. The remaining 5% are predominantly facilities in which the consent of unaffiliated partners is required prior to closing. We recorded impairment and restructuring charges of approximately $404,000,000 related to the fourth quarter restructuring plan. For a more detailed discussion of this charge, see Note 13 of "Notes to Consolidated Financial Statements".

     For 1998, the facilities that were included in the third and fourth quarter restructuring charges described above recorded revenues of $211,300,000, a pre-tax loss of $14,100,000, and negative cash flows from operations of approximately $10,000,000. We do not expect elimination of these revenues, costs and negative cash flows to have a material impact on future results of operations.

     At December 31, 1998, we had a remaining liability for restructuring charges of approximately $67,000,000. The majority of this liability, approximately $49,000,000, represented lease abandonment costs. The timing of these lease abandonment costs is reflected in the schedule of future minimum lease payments under all operating leases included in Note 11 of "Notes to Consolidated Financial Statements". We had incurred $17,000,000 of these lease abandonment costs through December 31, 1999. Of the remaining $18,000,000 restructuring liability, we had paid out $10,000,000 through December 31, 1999 and the remainder is expected to be paid out ratably over the 12 months ending December 31, 2000.

     In addition, we recorded an impairment charge of approximately $8,000,000 related to a rehabilitation hospital we had previously closed and recorded a $31,232,000 loss on the sale of our physical therapy staffing business.

     Total non-recurring charges and expenses included in the results of operations for the year ended December 31, 1998 were approximately $587,000,000. For further discussion, see Notes 2, 9 and 13 of "Notes to Consolidated Financial Statements".

     Income before minority interests and income taxes for 1998 was $267,373,000, compared to $629,196,000 for 1997. Minority interests reduced income before income taxes by $77,468,000 in 1998, compared to $72,469,000 for 1997. The provision for income taxes for 1998 was $143,347,000, compared to $213,668,000 for 1997. Excluding the tax effects of the impairment and restructuring charges, the merger costs, and the loss on sale of assets, the effective tax rate for 1998 was 39.0%, compared to 38.4% for 1997 (see Note 10 of "Notes to Consolidated Financial Statements" for further discussion). Net income for 1998 was $46,558,000.

Twelve-Month Periods Ended December 31, 1998 and 1999

     Our operations generated revenues of $4,072,107,000 in 1999, an increase of $66,033,000, or 1.6%, as compared to 1998 revenues. Same store revenues for the twelve months ended December 31, 1999 were $4,023,696,000, an increase of $97,792,000, or 2.4%, as compared to the same period in 1998, excluding discontinued home health operations. New store revenues for 1999 were $48,411,000. The increase in revenues is primarily attributable to the addition of new operations and increases in patient volume. Revenues generated from patients under the Medicare and Medicaid programs respectively accounted for 33.0% and 2.2% of total revenues for 1999, compared to 35.9% and 2.7% of total revenues for 1998. Revenues from any other single third-party payor were not significant in relation to our total revenues. During 1999, same store inpatient days, outpatient visits, surgical cases and diagnostic cases increased 6.9%, 10.1%, 13.0% and 10.8%, respectively. Revenue per inpatient day, outpatient visit, surgical case and diagnostic case for same store operations decreased by (7.0)%, (1.3)%, (5.1)% and (7.2)%, respectively.

     Operating expenses, at the operating unit level, were $2,688,849,000, or 66.0% of revenues, for 1999, compared to 62.2% of revenues for 1998. Included in operating expenses, at the operating unit level, for the year ended December 31, 1999, is a non-recurring expense item of approximately $40,183,000 which related primarily to our plan to write off obsolete equipment. Excluding the non-recurring expense, operating expenses at the operating unit level were $2,648,666,000, or 65.0% of revenues, for the year ended December 31, 1999. The increase in operating expenses as a percentage of revenues is primarily attributable to the decline in same store revenues per inpatient day, outpatient visit, surgical case and diagnostic case. Same store operating expenses for 1999, excluding the non-recurring expense item noted above, were $2,614,953,000, or 65.0% of related revenues. New store operating expenses were $33,713,000, or 69.6% of related revenues. Corporate general and administrative expenses increased  from  $112,800,000  in 1998 to  $149,285,000  in  1999.  Included  in
corporate general and administrative expenses, for the year ended December 31, 1999, is a non-recurring expense item of approximately $29,798,000. This expense item included write-offs of investments and notes of $14,603,000, expenses related to year 2000 remediation of $13,429,000 and expenses related to the proposed spin-off of our inpatient operations of $1,766,000. Excluding the non-recurring expense, as a percentage of revenues, corporate general and administrative expenses increased from 2.8% in 1998 to 2.9% in 1999. Total operating expenses were $2,838,134,000, or 69.7% of revenues, for 1999, compared to $2,604,714,000, or 65.0% of revenues, for 1998. The provision for doubtful accounts was $342,708,000, or 8.4% of revenues, for 1999, compared to $112,202,000, or 2.8% of revenues, for 1998. Included in the provision for doubtful accounts is $117,752,000 in expense recognized in the third quarter of 1999 and $139,835,000 in expense recognized in the fourth quarter of 1999. The third quarter provision includes the charge-off of accounts receivable of facilities included in the impairment and restructuring charges recognized in 1998. These accounts receivable were determined to be uncollectible by local and regional operations management personnel who assumed collection responsibilities in the third quarter of 1999 in connection with the restructuring of our outpatient regional business offices, which had previously been responsible for collection activities. The fourth quarter charge reflects management's decision to adopt a more conservative approach in estimating the allowance for doubtful accounts. The revision in estimating the allowance for doubtful accounts is due to management's assessment of the current healthcare payor environment. This approach focuses more heavily upon the specific agings and payor classifications at each facility, as opposed to determining an estimate based primarily on historical write-off rates.

     Depreciation and amortization expense was $374,248,000 for 1999, compared to $344,591,000 for 1998. The increase resulted from our investment in additional assets. Interest expense increased to $176,652,000 in 1999, compared to $148,163,000 for 1998, primarily because of the increased amount outstanding under our credit facilities (see "Liquidity and Capital Resources"). For 1999, interest income was $10,587,000, compared to $11,286,000 for 1998.

     During the fourth quarter of 1999, we recorded a non-recurring expense item of $121,037,000 related to the impairment of long-term assets. The charge was based on a facility-by-facility review of each facility's financial performance which determined if there were trends that would indicate that the facility's ability to recover its investment in long-lived assets had been impaired. For further discussion, see Note 13 of "Notes to Consolidated Financial Statements".

     Total unusual and non-recurring charges and expenses included in the results of operations for the year ended December 31, 1999 were approximately $448,605,000.

     Income before minority interests and income taxes for 1999 was $229,915,000, compared to $267,373,000 for 1998. Minority interests reduced income before income taxes by $86,469,000 in 1999, compared to $77,468,000 for 1998. The provision for income taxes for 1999 was $66,929,000, compared to $143,347,000 for 1998. Excluding the tax effects of the impairment and restructuring charges in both periods and the merger costs and the loss on sale of assets in 1998, the effective tax rate for 1999 was 39.5%, compared to 39.0% for 1998 (see Note 10 of "Notes to Consolidated Financial Statements" for further discussion). Net income for 1999 was $76,517,000.


LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1999, we had working capital of $852,711,000, including cash and marketable securities of $132,882,000. Working capital at December 31, 1998 was $945,927,000, including cash and marketable securities of $142,513,000. For 1999, cash provided by operations was $704,511,000, compared to $636,132,000 for 1998. For 1999, investing activities used $614,859,000, compared to using $1,781,459,000 for 1998. The change is primarily due to a decrease in facility acquisitions. Additions to property, plant and equipment and acquisitions accounted for $474,115,000 and $104,304,000, respectively, during 1999. Those same investing activities accounted for $714,212,000 and $729,440,000, respectively, in 1998. Financing activities used $99,079,000 and provided $1,121,162,000 during 1999 and 1998, respectively. The change is primarily due to reduced borrowings as a result of decreased acquisition activity. Net borrowing proceeds for 1999 and 1998 were $285,379,000 and $1,177,311,000, respectively.

     Net accounts receivable were $898,529,000 at December 31, 1999, compared to $897,901,000 at December 31, 1998. The number of days of average quarterly revenues in ending receivables was 82.6 at December 31, 1999, compared to 79.4 at December 31, 1998. See Note 1 of "Notes to Consolidated Financial Statements" for the concentration of net accounts receivable from patients, third-party payors, insurance companies and others at December 31, 1999 and 1998.

     We have a $1,750,000,000 revolving credit facility with Bank of America, N.A. ("Bank of America") and other participating banks (the "1998 Credit Agreement"). The 1998 Credit Agreement replaced a previous $1,250,000,000 revolving credit agreement, also with Bank of America. Interest on the 1998
Credit Agreement is paid based on LIBOR plus a predetermined margin, a base rate, or competitively bid rates from the participating banks. We are required to pay a fee based on the unused portion of the revolving credit facility ranging from 0.09% to 0.25%, depending on certain defined credit ratings. The principal amount is payable in full on June 22, 2003. We have provided a negative pledge on all assets under the 1998 Credit Agreement. The effective interest rate on the average outstanding balance under the 1998 Credit Agreement was 5.81% for the twelve months ended December 31, 1999, compared to the average prime rate of 8.00% during the same period. At December 31, 1999, we had drawn $1,625,000,000 under the 1998 Credit Agreement. For further discussion, see Note 7 of "Notes to Consolidated Financial Statements".

     We also have a Short Term Credit Agreement with Bank of America (the "Short Term Credit Agreement"), providing for a $250,000,000 short term revolving credit facility. The terms of the Short Term Credit Agreement are substantially consistent with those of the 1998 Credit Agreement. Interest on the Short Term Credit Agreement is paid based on LIBOR plus a predetermined margin or a base rate. We are required to pay a fee on the unused portion of the credit facility ranging from 0.30% to 0.50%, depending on certain defined ratios. The principal amount is payable in full on December 12, 2000, with an earlier repayment required in the event that we consummate any public offering or private placement of debt securities. At December 31, 1999, we had not drawn down any amounts under the Short Term Credit Agreement.

     On March 20, 1998, we issued $500,000,000 in 3.25% Convertible Subordinated Debentures due 2003 in a private placement. An additional $67,750,000 principal amount of the 3.25% Convertible Debentures was issued on March 31, 1998 to cover underwriters' overallotments. Interest is payable on April 1 and October 1. The 3.25% Convertible Debentures are convertible into HEALTHSOUTH common stock at the option of the holder at a conversion price of $36.625 per share. The conversion price is subject to adjustment upon the occurrence of (a) a subdivision, combination or reclassification of outstanding shares of our common stock, (b) the payment of a stock dividend or stock distribution on any shares of our capital stock, (c) the issuance of rights or warrants to all holders of our common stock entitling them to purchase shares of our common stock at less than the current market price, or (d) the payment of certain other distributions with respect to our common stock. In addition, we may, from time to time, lower the conversion price for periods of not less than 20 days, in our discretion. We used net proceeds from the issuance of the 3.25% Convertible Debentures to pay down indebtedness outstanding under our then-existing credit facilities.


     On June 22, 1998, we issued $250,000,000 in 6.875% Senior Notes due 2005 and $250,000,000 in 7.0% Senior Notes due 2008 (collectively, the "Senior Notes"). Interest is payable on June 15 and December 15. The Senior Notes are unsecured, unsubordinated obligations of HEALTHSOUTH. We used the net proceeds from the issuance of the Senior Notes to pay down indebtedness outstanding under our then-existing credit facilities.


     On February 8, 1999, we announced a plan to repurchase up to 70,000,000 shares of our common stock over the next 36 months through open market purchases, block trades or privately negotiated transactions. As of December 31, 1999, we had repurchased approximately 36,300,637 shares.


     In June 1999, we announced that our Board of Directors had given preliminary approval to the exploration and development of a plan to divide our inpatient and outpatient businesses into separate public companies through the tax-free spin-off of our inpatient operations. On September 9, 1999, we announced that our Board had indefinitely tabled the spin-off proposal due to a variety of factors, including the anticipated timeframe to complete the spin-off, developments in the healthcare capital markets and favorable developments in the likely structure of the prospective payment system for inpatient rehabilitation services, among others. We are not currently pursuing any activities with respect to the spin-off proposal.


     We intend to pursue the acquisition or development of additional healthcare operations, including outpatient rehabilitation facilities, inpatient rehabilitation facilities, ambulatory surgery centers, outpatient diagnostic centers and companies engaged in the provision of other complementary services, and to expand certain of our existing facilities. While it is not possible to estimate precisely the amounts which will actually be expended in the foregoing areas, we anticipate that over the next twelve months, we will spend approximately $200,000,000 to $250,000,000 on maintenance and expansion of our existing facilities and approximately $200,000,000 to $250,000,000 on development activities and Internet and e-commerce initiatives, and on continued development of the Integrated Service Model.


     Although we are continually considering and evaluating acquisitions and opportunities for future growth, we have not entered into any agreements with respect to material future acquisitions. We believe that existing cash, cash flow from operations and borrowings under existing credit facilities will be sufficient to satisfy our estimated cash requirements for the next twelve months, and for the reasonably foreseeable future.


     Inflation in recent years has not had a significant effect on our business, and is not expected to adversely affect us in the future unless it increases significantly.

EXPOSURES TO MARKET RISK

     We are exposed to market risk related to changes in interest rates. The impact on earnings and value of market risk-sensitive financial instruments (principally marketable security investments and long-term debt, as well as the interest rate swaps described below) is subject to change as a result of movements in market rates and prices. We use sensitivity analysis models to evaluate these impacts. We do not hold or issue derivative instruments for trading purposes and are not a party to any instruments with leverage features.


     Our investment in marketable securities was $3,482,000 at December 31, 1999, compared to $3,686,000 at December 31, 1998. The investment represents less than 1% of total assets at December 31, 1999 and 1998. These securities are generally short-term, highly-liquid instruments and, accordingly, their fair value approximates cost. Earnings on investments in marketable securities are not significant to our results of operations, and therefore any changes in interest rates would have a minimal impact on future pre-tax earnings.

     As described below, a significant portion of our long-term indebtedness is subject to variable rates of interest, generally equal to LIBOR plus a predetermined percentage. In October 1999, we entered into three short-term interest rate swap arrangements intended to hedge our exposure to rising interest rates resulting from the capital markets' perception of risks associated with year 2000 issues. Each of these arrangements has a notional amount of $250,000,000 and matures six months from the date of the original transaction. The notional amounts are used to measure interest to be paid or received and do not represent an amount of exposure to credit loss. In each of these arrangements, we pay the counterparty a fixed rate of interest on the notional amount, and the counterparty pays us a variable rate of interest equal to the 90-day LIBOR rate. The variable rate paid to us by the counterparty is reset once during the term of the swap. Thus, these interest rate swaps have the effect of fixing the interest rates on an aggregate of $750,000,000 of our variable-rate debt through their maturity dates. The arrangements mature at various dates in April 2000. We would be exposed to credit losses if the counterparties did not perform their obligations under the swap arrangements; however, the counterparties are major commercial banks whom we believe to be creditworthy, and we expect them to fully satisfy their obligations. At December 31, 1999, the weighted average interest rate we were obligated to pay under these interest rate swaps was 6.044%, and the weighted average interest rate we received was 6.207%.

     With respect to our interest-bearing liabilities, approximately $1,625,000,000 in long-term debt at December 31, 1999 is subject to variable rates of interest before giving effect to the interest rate swaps above, while the remaining balance in long-term debt of $1,489,648,000 is subject to fixed rates of interest. This compares to $1,325,000,000 in long-term debt subject to variable rates of interest and $1,505,926,000 in long-term debt subject to fixed rates of interest at December 31, 1998 (see Note 7 of "Notes to Consolidated Financial Statements" for further description). The fair value of our total long-term debt, based on discounted cash flow analyses, approximates its carrying value at December 31, 1999 except for the 3.25% Convertible Debentures, 6.875% Senior Notes and 7.0% Senior Notes. The fair value of the 3.25% Convertible Debentures at December 31, 1999 was approximately $443,000,000. The fair value of the 6.875% Senior Notes due 2005 was approximately $216,600,000 at December 31, 1999. The fair value of the 7% Senior Notes due 2008 was approximately $207,250,000 at December 31, 1999. Based on a hypothetical 1% increase in interest rates, the potential losses in future pre-tax earnings would be approximately $16,250,000. The impact of such a change on the carrying value of long-term debt would not be significant. These amounts are determined considering the impact of the hypothetical interest rates on our borrowing cost and long-term debt balances. These analyses do not consider the effects, if any, of the potential changes in the overall level of economic activity that could exist in such an environment. Further, in the event of a change of significant magnitude, management would expect to take actions intended to further mitigate its exposure to such change.

     Foreign operations, and the related market risks associated with foreign currency, are currently insignificant to our results of operations and financial position.

COMPUTER TECHNOLOGIES AND YEAR 2000 COMPLIANCE

     In prior years, we discussed the nature and progress of our plans to become year 2000 ready. In late 1999, we completed our remediation and testing of systems. As a result of those planning and implementation efforts, we experienced no significant disruptions in mission-critical information technology and non-information technology systems and believe those systems responded to the year 2000 date change. We expensed approximately $14,282,000 during 1999 in connection with remediating our systems and invested approximately $22,000,000 in new hardware. We are not aware of any material problems resulting from year 2000 issues, either with our internal systems or the products and services of third parties. We will continue to monitor our mission-critical computer applications and those of our suppliers and vendors throughout the year 2000 to ensure that any latent year 2000 matters that may arise are addressed promptly.


FORWARD-LOOKING STATEMENTS

     Statements contained in this Appendix A which are not historical facts are forward-looking statements. Without limiting the generality of the preceding statement, all statements in this Appendix A concerning or relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, HEALTHSOUTH, through its senior management, from time to time makes forward-looking public statements concerning its expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting our best judgment based upon current information, involve a number of risks and uncertainties and are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that other factors will not affect the accuracy of such forward-looking statements or that our actual results will not differ materially from the results anticipated in such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by us include, but are not limited to, changes in the regulation of the healthcare industry at either or both of the federal and state levels, changes or delays in reimbursement for our services by governmental or private payors, competitive pressures in the healthcare industry and our response thereto, our ability to obtain and retain favorable arrangements with third-party payors, unanticipated delays in the implementation of our Integrated Service Model, general conditions in the economy and capital markets, and other factors which may be identified from time to time in our Securities and Exchange Commission filings and other public announcements.

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors
HEALTHSOUTH Corporation

     We have audited the accompanying consolidated balance sheets of HEALTHSOUTH Corporation and Subsidiaries as of December 31, 1998 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HEALTHSOUTH Corporation and Subsidiaries at December 31, 1998 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                        ERNST & YOUNG LLP

Birmingham, Alabama
March 19, 2000

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS





                                                                                        DECEMBER 31,
                                                                                -----------------------------
                                                                                     1998            1999
                                                                                -------------   -------------
                                                                                       (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents (Note 3) .........................................    $  138,827      $  129,400
 Other marketable securities (Note 3) .......................................         3,686           3,482
 Accounts receivable, net of allowances for doubtful accounts of
   $143,689,000 in 1998 and $303,614,000 in 1999 ............................       897,901         898,529
 Inventories ................................................................        77,840          85,551
 Prepaid expenses and other current assets ..................................       169,899         114,496
 Income tax refund receivable ...............................................        58,832          39,438
                                                                                 ----------      ----------
Total current assets ........................................................     1,346,985       1,270,896
Other assets:
 Loans to officers ..........................................................         3,263           3,842
 Assets held for sale (Note 13) .............................................        32,966          29,473
 Deferred income taxes (Note 10) ............................................            --          47,550
 Other (Note 4) .............................................................       164,280         149,099
                                                                                 ----------      ----------
                                                                                    200,509         229,964
 Property, plant and equipment, net (Note 5) ................................     2,255,493       2,502,967
 Intangible assets, net (Note 6) ............................................     2,959,910       2,828,507
                                                                                 ----------      ----------
Total assets ................................................................    $6,762,897      $6,832,334
                                                                                 ==========      ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ...........................................................    $   76,099      $   76,549
 Salaries and wages payable .................................................       111,243          93,046
 Accrued interest payable and other liabilities .............................       126,110         102,604
 Deferred income taxes (Note 10) ............................................        37,612         108,168
 Current portion of long-term debt (Note 7) .................................        49,994          37,818
                                                                                 ----------      ----------
Total current liabilities ...................................................       401,058         418,185

Long-term debt (Note 7) .....................................................     2,780,932       3,076,830
Deferred income taxes (Note 10) .............................................        28,856              --
Deferred revenue and other long-term liabilities ............................         1,829           4,573
Minority interests-limited partnerships (Note 1) ............................       127,218         126,384

Commitments and contingencies (Note 11)

Stockholders' equity (Notes 8 and 12):
 Preferred stock, $.10 par value -- 1,500,000 shares authorized; issued and
   outstanding -- none ......................................................            --              --
 Common stock, $.01 par value -- 600,000,000 shares authorized; issued --
   423,178,000 in 1998 and 423,982,000 in 1999 ..............................         4,232           4,240
 Additional paid-in capital .................................................     2,577,647       2,584,572
 Retained earnings ..........................................................       878,228         948,385
 Treasury stock, at cost (2,042,000 shares in 1998 and 38,342,000 shares in
   1999) ....................................................................       (21,813)       (278,504)
 Receivable from Employee Stock Ownership Plan ..............................       (10,169)         (7,898)
 Notes receivable from stockholders, officers and management employees .             (5,121)        (44,433)
                                                                                 ----------      ----------
Total stockholders' equity ..................................................     3,423,004       3,206,362
                                                                                 ----------      ----------
Total liabilities and stockholders' equity ..................................    $6,762,897      $6,832,334
                                                                                 ==========      ==========

See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME



                                                                     YEAR ENDED DECEMBER 31,
                                                          ---------------------------------------------
                                                               1997            1998            1999
                                                          -------------   -------------   -------------
                                                          (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenues ..............................................    $3,123,176      $4,006,074      $4,072,107

Operating unit expenses ...............................     1,952,189       2,491,914       2,688,849
Corporate general and administrative expenses .........        87,512         112,800         149,285
Provision for doubtful accounts .......................        74,743         112,202         342,708
Depreciation and amortization .........................       257,136         344,591         374,248
Merger and acquisition related expenses (Notes 2
 and 9) ...............................................        15,875          25,630              --
Loss on sale of assets (Note 9) .......................            --          31,232              --
Impairment and restructuring charges (Note 13) ........            --         483,455         121,037
Interest expense ......................................       112,529         148,163         176,652
Interest income .......................................        (6,004)        (11,286)        (10,587)
                                                           ----------      ----------      ----------
                                                            2,493,980       3,738,701       3,842,192
                                                           ----------      ----------      ----------
Income before income taxes and minority interests .....       629,196         267,373         229,915
Provision for income taxes (Note 10) ..................       213,668         143,347          66,929
                                                           ----------      ----------      ----------
                                                              415,528         124,026         162,986
Minority interests ....................................        72,469          77,468          86,469
                                                           ----------      ----------      ----------
Net income ............................................    $  343,059      $   46,558      $   76,517
                                                           ==========      ==========      ==========
Weighted average common shares outstanding ............       366,768         421,462         408,195
                                                           ==========      ==========      ==========
Net income per common share ...........................    $     0.94      $     0.11      $     0.19
                                                           ==========      ==========      ==========
Weighted average common shares outstanding --
 assuming dilution ....................................       386,211         432,275         414,570
                                                           ==========      ==========      ==========
Net income per common share -- assuming dilution ......    $     0.89      $     0.11      $     0.18
                                                           ==========      ==========      ==========

See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999

                                                                           COMMON STOCK
                                                                       --------------------   ADDITIONAL
                                                                                                PAID-IN
                                                                         SHARES    AMOUNT       CAPITAL
                                                                       --------- ---------- --------------
                                                                                 (IN THOUSANDS)
Balance at December 31, 1996 .........................................  339,587   $ 3,396    $ 1,210,314
Common shares issued in connection with acquisitions (Note 9) .          46,412       464        999,587
Value of options exchanged in connection with the Horizon/CMS
 acquisition (Note 9) ................................................       --        --         23,191
Common shares issued upon conversion of convertible debt .............   12,324       123        114,390
Proceeds from exercise of options (Note 8) ...........................   10,525       105         60,221
Income tax benefits related to incentive stock options (Note 8) .            --        --         67,090
Reduction in receivable from ESOP ....................................       --        --             --
Payments received on stockholders' notes receivable ..................       --        --             --
Purchase of limited partnership units ................................       --        --             --
Purchase of treasury stock ...........................................       --        --             --
Net income ...........................................................       --        --             --
Translation adjustment ...............................................       --        --             --
Stock dividend .......................................................    6,689        67            (67)
                                                                        -------   -------    -----------
Balance at December 31, 1997 .........................................  415,537     4,155      2,474,726

Proceeds from exercise of options (Note 8) ...........................    6,885        69         60,135
Common shares issued in connection with acquisitions (Note 9) .             699         7         19,390
Common shares issued in connection with lease buyout .................       57         1          1,592
Income tax benefits related to incentive stock options (Note 8) .            --        --         21,804
Purchase of treasury shares ..........................................       --        --             --
Reduction in receivable from ESOP ....................................       --        --             --
Payments received on stockholders' notes receivable ..................       --        --             --
Purchase of limited partnership units ................................       --        --             --
Net income ...........................................................       --        --             --
Translation adjustment ...............................................       --        --             --
                                                                        -------   -------    -----------
Balance at December 31, 1998 .........................................  423,178     4,232      2,577,647

Proceeds from exercise of options (Note 8) ...........................      804         8          4,363
Restricted stock grants issued .......................................       --        --          2,562
Reduction in receivable from ESOP ....................................       --        --             --
Loans made to stockholders ...........................................       --        --             --
Payments received on stockholders' notes receivable ..................       --        --             --
Purchase of limited partnership units ................................       --        --             --
Purchase of treasury stock ...........................................       --        --             --
Net income ...........................................................       --        --             --
Translation adjustment ...............................................       --        --             --
                                                                        -------   -------    -----------
Balance at December 31, 1999 .........................................  423,982   $ 4,240    $ 2,584,572
                                                                        =======   =======    ===========

                                                                                         TREASURY STOCK
                                                                         RETAINED   ------------------------   RECEIVABLE
                                                                         EARNINGS    SHARES       AMOUNT        FROM ESOP
                                                                       ------------ -------- --------------- --------------
                                                                                          (IN THOUSANDS)
Balance at December 31, 1996 .........................................  $ 492,954       182    $      (323)    $  (14,148)
Common shares issued in connection with acquisitions (Note 9) .                --        --             --             --
Value of options exchanged in connection with the Horizon/CMS
 acquisition (Note 9) ................................................         --        --             --             --
Common shares issued upon conversion of convertible debt .............         --        --             --             --
Proceeds from exercise of options (Note 8) ...........................         --        --             --             --
Income tax benefits related to incentive stock options (Note 8) .              --        --             --             --
Reduction in receivable from ESOP ....................................         --        --             --          1,901
Payments received on stockholders' notes receivable ..................         --        --             --             --
Purchase of limited partnership units ................................     (2,465)       --             --             --
Purchase of treasury stock ...........................................         --       370         (3,600)            --
Net income ...........................................................    343,059        --             --             --
Translation adjustment ...............................................       (220)       --             --             --
Stock dividend .......................................................         --        --             --             --
                                                                        ---------       ---    -----------     ----------
Balance at December 31, 1997 .........................................    833,328       552         (3,923)       (12,247)




Proceeds from exercise of options (Note 8) ...........................         --        --             --             --
Common shares issued in connection with acquisitions (Note 9) .                --        --             --             --
Common shares issued in connection with lease buyout .................         --        --             --             --
Income tax benefits related to incentive stock options (Note 8) .              --        --             --             --
Purchase of treasury shares ..........................................         --     1,490        (17,890)            --
Reduction in receivable from ESOP ....................................         --        --             --          2,078
Payments received on stockholders' notes receivable ..................         --        --             --             --
Purchase of limited partnership units ................................     (1,634)       --             --             --
Net income ...........................................................     46,558        --             --             --
Translation adjustment ...............................................        (24)       --             --             --
                                                                        ---------     -----    -----------     ----------
Balance at December 31, 1998 .........................................    878,228     2,042        (21,813)       (10,169)

Proceeds from exercise of options (Note 8) ...........................         --        --             --             --
Restricted stock grants issued .......................................         --        --             --             --
Reduction in receivable from ESOP ....................................         --        --             --          2,271
Loans made to stockholders ...........................................         --        --             --             --
Payments received on stockholders' notes receivable ..................         --        --             --             --
Purchase of limited partnership units ................................     (5,998)       --             --             --
Purchase of treasury stock ...........................................         --    36,300       (256,691)            --
Net income ...........................................................     76,517        --             --             --
Translation adjustment ...............................................       (362)       --             --              -
                                                                        ---------    ------    -----------     ----------
Balance at December 31, 1999 .........................................  $ 948,385    38,342    $  (278,504)    $   (7,898)
                                                                        =========    ======    ===========     ==========

                                                                            NOTES
                                                                         RECEIVABLE        TOTAL
                                                                            FROM       STOCKHOLDERS'
                                                                        STOCKHOLDERS      EQUITY
                                                                       -------------- --------------
                                                                              (IN THOUSANDS)
Balance at December 31, 1996 .........................................   $   (5,423)   $ 1,686,770
Common shares issued in connection with acquisitions (Note 9) .                  --      1,000,051
Value of options exchanged in connection with the Horizon/CMS
 acquisition (Note 9) ................................................           --         23,191
Common shares issued upon conversion of convertible debt .............           --        114,513
Proceeds from exercise of options (Note 8) ...........................           --         60,326
Income tax benefits related to incentive stock options (Note 8) .                --         67,090
Reduction in receivable from ESOP ....................................           --          1,901
Payments received on stockholders' notes receivable ..................            7              7
Purchase of limited partnership units ................................           --         (2,465)
Purchase of treasury stock ...........................................           --         (3,600)
Net income ...........................................................           --        343,059
Translation adjustment ...............................................           --           (220)
Stock dividend .......................................................           --             --
                                                                         ----------    -----------
Balance at December 31, 1997 .........................................       (5,416)     3,290,623

Proceeds from exercise of options (Note 8) ...........................           --         60,204
Common shares issued in connection with acquisitions (Note 9) .                  --         19,397
Common shares issued in connection with lease buyout .................           --          1,593
Income tax benefits related to incentive stock options (Note 8) .                --         21,804
Purchase of treasury shares ..........................................           --        (17,890)
Reduction in receivable from ESOP ....................................           --          2,078
Payments received on stockholders' notes receivable ..................          295            295
Purchase of limited partnership units ................................           --         (1,634)
Net income ...........................................................           --         46,558
Translation adjustment ...............................................           --            (24)
                                                                         ----------    -----------
Balance at December 31, 1998 .........................................       (5,121)     3,423,004

Proceeds from exercise of options (Note 8) ...........................           --          4,371
Restricted stock grants issued .......................................           --          2,562
Reduction in receivable from ESOP ....................................           --          2,271
Loans made to stockholders ...........................................      (39,334)       (39,334)
Payments received on stockholders' notes receivable ..................           22             22
Purchase of limited partnership units ................................           --         (5,998)
Purchase of treasury stock ...........................................           --       (256,691)
Net income ...........................................................           --         76,517
Translation adjustment ...............................................           --           (362)
                                                                         ----------    -----------
Balance at December 31, 1999 .........................................   $  (44,433)   $ 3,206,362
                                                                         ==========    ===========

See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS





                                                                                    YEAR ENDED DECEMBER 31,
                                                                       -------------------------------------------------
                                                                             1997              1998             1999
                                                                       ---------------   ---------------   -------------
                                                                                        (IN THOUSANDS)
OPERATING ACTIVITIES
Net income .........................................................    $    343,059      $     46,558      $   76,517
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Depreciation and amortization .....................................         257,136           344,591         374,248
 Provision for doubtful accounts ...................................          74,743           112,202         342,708
 Issuance of restricted stock grants ...............................              --                --           2,562
 Impairment and restructuring charges ..............................              --           483,455         121,037
 Merger and acquisition related expenses ...........................          15,875            25,630              --
 Loss on sale of assets ............................................              --            31,232              --
 Income applicable to minority interests of limited
  partnerships .....................................................          72,469            77,468          86,469
 Provision (benefit) for deferred income taxes .....................          15,237           (43,410)         (5,850)
 Provision for deferred revenue ....................................            (406)               --              --
 Changes in operating assets and liabilities, net of effects of acquisitions:
  Accounts receivable ..............................................        (200,778)         (250,468)       (332,977)
  Inventories, prepaid expenses and other current assets ...........          21,803          (132,280)         67,428
  Accounts payable and accrued expenses ............................        (152,201)          (58,846)        (27,631)
                                                                        ------------      ------------      ----------
Net cash provided by operating activities ..........................         446,937           636,132         704,511

INVESTING ACTIVITIES
Purchases of property, plant and equipment .........................        (349,861)         (714,212)       (474,115)
Proceeds from sale of non-strategic assets .........................       1,136,571            34,100           5,693
Additions to intangible assets, net of effects of acquisitions .....         (61,887)          (48,415)        (33,140)
Assets obtained through acquisitions, net of liabilities
 assumed ...........................................................        (309,548)         (729,440)       (104,304)
Payments on purchase accounting accruals ...........................              --          (292,949)        (22,063)
Changes in other assets ............................................        (108,245)          (48,883)         12,866
Proceeds received on sale of other marketable securities ...........          41,087            18,340           1,300
Investments in other marketable securities .........................          (1,339)               --          (1,096)
                                                                        ------------      ------------      ----------
Net cash provided by (used in) investing activities ................         346,778        (1,781,459)       (614,859)

FINANCING ACTIVITIES
Proceeds from borrowings ...........................................       1,763,317         3,486,474         756,000
Principal payments on long-term debt ...............................      (2,537,620)       (2,309,163)       (470,621)
Proceeds from exercise of options ..................................          60,326            60,204           4,371
Proceeds from issuance of common stock .............................              70                --              --
Purchase of treasury stock .........................................              --           (17,890)       (256,691)
Reduction in receivable from ESOP ..................................           1,901             2,078           2,271
Decrease (increase) in loans to stockholders .......................               7               295         (39,312)
Proceeds from investment by minority interests .....................           4,096             4,471          11,582
Purchase of limited partnership units ..............................          (2,685)           (1,658)         (6,360)
Payment of cash distributions to limited partners ..................         (79,927)         (103,649)       (100,319)
                                                                        ------------      ------------      ----------
Net cash (used in) provided by financing activities ................        (790,515)        1,121,162         (99,079)
                                                                        ------------      ------------      ----------
Increase (decrease) in cash and cash equivalents ...................           3,200           (24,165)         (9,427)
Cash and cash equivalents at beginning of year .....................         159,792           162,992         138,827
                                                                        ------------      ------------      ----------
Cash and cash equivalents at end of year ...........................    $    162,992      $    138,827      $  129,400
                                                                        ============      ============      ==========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
 Interest ..........................................................    $    113,241      $    143,606      $  159,496
 Income taxes ......................................................         140,715           315,028          88,575


                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF CASH FLOWS - (CONTINUED)

Non-cash investing activities:

   The  Company  assumed   liabilities  of   $1,163,913,000,   $107,091,000  and
   $9,529,000 during the years ended December 31, 1997, 1998 and 1999, respectively, in connection with its acquisitions.

   During the year ended December 31, 1997, the Company issued 46,412,000 common
   shares  with  a  market  value  of   $1,000,051,000   as  consideration   for
   acquisitions accounted for as purchases.

   During the year ended December 31, 1998, the Company issued 699,000 common shares with a market value of $19,397,000 as consideration for acquisitions accounted for as purchases.

Non-cash financing activities:

   During 1997, the Company effected a two-for-one stock split of its common stock which was effected in the form of a 100% stock dividend.

   The Company received a tax benefit from the disqualifying disposition of incentive stock options of $67,090,000 and $21,804,000 for the years ended December 31, 1997 and 1998, respectively.

   During 1997, the holders of the Company's $115,000,000 in aggregate principal amount of 5% Convertible Subordinated Debentures due 2001 surrendered the Debentures for conversion into approximately 12,324,000 shares of the Company's Common Stock.

See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 31, 1999


1. SIGNIFICANT ACCOUNTING POLICIES

     The significant accounting policies followed by HEALTHSOUTH Corporation and its subsidiaries ("the Company") are presented as an integral part of the consolidated financial statements.


NATURE OF OPERATIONS

     HEALTHSOUTH is engaged in the business of providing healthcare services through two business segments: inpatient and other clinical services and outpatient services. Inpatient and other clinical services consist of services provided through inpatient rehabilitation facilities, specialty medical centers and certain physician practices and other clinical services. Outpatient services consist of services provided through outpatient rehabilitation facilities, outpatient surgery centers and outpatient diagnostic centers.


PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of HEALTHSOUTH Corporation ("HEALTHSOUTH") and its wholly-owned subsidiaries, as well as its majority ownership or controlling interest in limited partnerships and limited liability companies. All significant intercompany accounts and transactions have been eliminated in consolidation.

     HEALTHSOUTH operates a number of its facilities as general and limited partnerships ("partnerships") or limited liability companies ("LLCs") in which HEALTHSOUTH serves as the general partner or managing member, as applicable. HEALTHSOUTH's policy is to consolidate the financial position and results of operations of these partnerships and LLCs in cases where HEALTHSOUTH owns the majority interest or in which it has otherwise a controlling interest (see also "Minority Interests" below in Note 1). Investments in partnerships, LLCs and other entities that represent less than a majority interest or otherwise represent a non-controlling interest are accounted for under the equity method or cost method, as appropriate (see also "Minority Interests" below in Note 1 and Note 4).


OPERATING SEGMENTS

     The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS 131 requires the utilization of a "management approach" to define and report the financial results of operating segments. The management approach defines operating segments along the lines used by management to assess performance and make operating and resource allocation decisions. The Company has aggregated the financial results of its outpatient rehabilitation facilities, outpatient surgery centers and outpatient diagnostic centers into the outpatient services segment. These three types of facilities have common economic characteristics, provide similar services, serve a similar class of customers, cross-utilize administrative services and operate in a similar regulatory environment. In addition, the Company's integrated service model strategy combines these services in a seamless environment for the delivery of patient care on an episodic basis.

     The adoption of SFAS 131 did not affect results of operations or financial position, but did require the disclosure of segment information (see Note 14).


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated
financial   statements  and  notes.  Actual  results  could  differ  from  those estimates.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
1. SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

MARKETABLE SECURITIES

     Marketable securities and debt securities are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, if material, reported as a separate component of stockholders' equity, net of tax. The cost of the specific security sold method is used to compute gain or loss on the sale of securities. Interest and dividends on securities classified as available-for-sale are included in interest income. Marketable securities and debt securities held by the Company have maturities of less than one year.


ACCOUNTS RECEIVABLE AND THIRD-PARTY REIMBURSEMENT ACTIVITIES

     Receivables from patients, insurance companies and third-party contractual insured accounts (Medicare and Medicaid) are based on payment agreements which generally result in the Company's collecting an amount different from the established rates. Net third-party settlement receivables included in accounts receivable were $9,277,000 and $49,631,000 at December 31, 1998 and 1999,
respectively. Final determination of the settlement is subject to review by appropriate authorities. The differences between original estimates made by the Company and subsequent revisions (including final settlement) were not material to the operations of the Company. Adequate allowances are provided for doubtful accounts and contractual adjustments. Uncollectible accounts are written off against the allowance for doubtful accounts after adequate collection efforts are made. Net accounts receivable include only those amounts estimated by management to be collectible.

     The concentration of net accounts receivable from third-party contractual payors and others, as a percentage of total net accounts receivable, was as follows:

                                  DECEMBER 31,
                               -------------------
                                 1998       1999
                               --------   --------
  Medicare .................       21%        26%
  Medicaid .................        4          5
  Other ....................       75         69
                                   --         --
                                  100%       100%
                                  ===        ===


INVENTORIES

     Inventories are stated at the lower of cost or market using the specific identification method.


PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are recorded at cost. Upon sale or retirement of property, plant or equipment, the cost and related accumulated depreciation are eliminated from the respective account and the resulting gain or loss is included in the results of operations.

     Interest cost incurred during the construction of a facility is capitalized. The Company incurred interest costs of $115,020,000, $148,793,000 and $178,836,000, of which $2,491,000, $630,000 and $2,184,000 was capitalized, during 1997, 1998 and 1999, respectively.

     Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets or the term of the lease, as appropriate. The estimated useful life of buildings is 30-40 years and the general range of useful lives for leasehold improvements, furniture, fixtures and equipment is 10-15 years.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
1. SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

INTANGIBLE ASSETS

     Cost in excess of net asset value of purchased facilities is amortized over 20 to 40 years using the straight-line method, with the majority of such cost being amortized over 40 years. Organization and partnership formation costs are deferred and amortized on a straight-line basis over a period of 36 months. Organization, partnership formation and start-up costs for a project that is subsequently abandoned are charged to operations in that period. Debt issue costs are amortized over the term of the debt. Noncompete agreements are amortized using the straight-line method over the term of the agreements.

     Effective July 1, 1997, the Company began expensing amounts reflecting the costs of implementing its clinical and administrative programs and protocols at acquired facilities in the period in which such costs are incurred. Previously, the Company had capitalized such costs and amortized them over 36 months. Such costs at June 30, 1997 aggregated $64,643,000, net of accumulated amortization. These capitalized costs will be amortized in accordance with the Company's policy in effect through June 30, 1997 and will be fully amortized by June 2000.

     Through June 30, 1997, the Company had assigned value to and capitalized organization and partnership formation costs which had been incurred by the Company or obtained by the Company in acquisitions accounted for as purchases. Effective July 1, 1997, the Company no longer assigned value to organization and partnership formation costs obtained in acquisitions accounted for as purchases except to the extent that objective evidence exists that such costs will provide future economic benefits to the Company after the acquisition. Such organization and partnership formation costs at June 30, 1997 which were obtained by the Company in purchase transactions aggregated $8,380,000, net of accumulated amortization. Such costs at June 30, 1997 will be amortized in accordance with the Company's policy in effect through June 30, 1997 and will be fully amortized by June 2000.

     In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that the costs of start-up activities be expensed as incurred. The SOP broadly defines start-up activities as those one-time activities related to opening a new facility, introducing a new product or service, conducting business in a new territory, conducting business with a new class of customer, initiating a new process in an existing facility, or beginning some new operation. Start-up activities also include organizational costs. SOP 98-5 is effective for years beginning after December 15, 1998. In 1997, the Company began expensing as incurred all costs related to start-up activities. Therefore, the adoption of SOP 98-5 did not have a material effect on the Company's financial statements.


MINORITY INTERESTS

     The equity of minority investors in partnerships and LLCs of the Company is reported on the consolidated balance sheets as minority interests. Minority interests reported in the consolidated income statements reflect the respective interests in the income or loss of the limited partnerships or limited liability companies attributable to the minority investors (ranging from 1% to 50% at December 31, 1999), the effect of which is removed from the results of operations of the Company.


REVENUES

     Revenues include net patient service revenues and other operating revenues. Other operating revenues include cafeteria revenue, gift shop revenue, rental income, trainer/contract revenue, management and administrative fee revenue (related to non-consolidated subsidiaries and affiliates) and transcriptionist fees which are insignificant to total revenues. Net patient service revenues are reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
1. SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

INCOME PER COMMON SHARE

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                                YEAR ENDED DECEMBER 31,
                                                                     ---------------------------------------------
                                                                          1997             1998           1999
                                                                     --------------   -------------   ------------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Numerator:
 Net income ......................................................     $  343,059       $  46,558      $  76,517
                                                                       ----------       ---------      ---------
 Numerator for basic earnings per share -- income available
   to common stockholders ........................................        343,059          46,558         76,517
 Effect of dilutive securities:
   Elimination of interest and amortization on 5%
    Convertible Subordinated Debentures due 2001, less the
    related effect of the provision for income taxes .............            968              --             --
                                                                       ----------       ---------      ---------
 Numerator for diluted earnings per share--income available
   to common stockholders after assumed conversion ...............     $  344,027       $  46,558      $  76,517
                                                                       ==========       =========      =========
Denominator:
 Denominator for basic earnings per share -- weighted-average
   shares ........................................................        366,768         421,462        408,195
 Effect of dilutive securities:
   Net effect of dilutive stock options ..........................         16,374          10,813          5,525
   Restricted shares issued ......................................             --              --            850
   Assumed conversion of 5% Convertible Subordinated
    Debentures due 2001 ..........................................          3,057              --             --
   Assumed conversion of other dilutive convertible debt .........             12              --             --
                                                                       ----------       ---------      ---------
 Dilutive potential common shares ................................         19,443          10,813          6,375
                                                                       ----------       ---------      ---------
 Denominator of diluted earnings per share -- adjusted
   weighted-average shares and assumed conversions ...............        386,211         432,275        414,570
                                                                       ==========       =========      =========
Basic earnings per share .........................................     $     0.94       $    0.11      $    0.19
                                                                       ==========       =========      =========
Diluted earnings per share .......................................     $     0.89       $    0.11      $    0.18
                                                                       ==========       =========      =========

IMPAIRMENT OF ASSETS

     The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. In such cases, the impaired assets are written down to fair value. Fair value is determined based on the individual facts and circumstances of the impairment event, and the available information related to it. Such information might include quoted market prices, prices for comparable assets, estimated future cash flows discounted at a rate commensurate with the risks involved, and independent appraisals. For purposes of analyzing impairment, assets are generally grouped at the individual operational facility level, which is the lowest level for which there are identifiable cash flows. If the group of assets being tested was acquired by the Company as part of a purchase business combination, any goodwill that arose as part of the transaction is included as part of the asset grouping.

     With respect to the carrying value of goodwill and other intangible assets, the Company determines on a quarterly basis whether an impairment event has occurred by considering factors such as the market value of the asset, a significant adverse change in legal factors or in the business climate, adverse action

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
1. SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

by regulators, a history of operating losses or cash flow losses, or a projection of continuing losses associated with an operating entity. The carrying value of goodwill and other intangible assets will be evaluated if the facts and circumstances suggest that it has been impaired. If this evaluation indicates that the value of the asset will not be recoverable, as determined based on the undiscounted cash flows of the entity over the remaining amortization period, an impairment loss is calculated based on the excess of the carrying amount of the asset over the asset's fair value (see Note 13).


SELF-INSURANCE


     The Company is self-insured for professional liability and comprehensive general liability. Liabilities for asserted and unasserted claims are accrued based upon specific claims and incidents and the claims history of the Company. The reserves for estimated liabilities for asserted and unasserted claims, which are not material in relation to the Company's consolidated financial position at December 31, 1998 and 1999, are included with accrued interest payable and other liabilities in the accompanying consolidated balance sheets.


RECLASSIFICATIONS


     Certain amounts in 1997 and 1998 financial statements have been reclassified to conform with the 1999 presentation. Such reclassifications had no effect on previously reported consolidated financial position and consolidated net income.


FOREIGN CURRENCY TRANSLATION


     The Company translates the assets and liabilities of its foreign subsidiaries stated in local functional currencies to U.S. dollars at the rates of exchange in effect at the end of the period. Revenues and expenses are translated using rates of exchange in effect during the period. Gains and losses from currency translation are included in stockholders' equity. Currency transaction gains or losses are recognized in current operations and have not been significant to the Company's operating results in any period.


2. MERGERS


     Effective March 3, 1997, a wholly-owned subsidiary of the Company merged with Health Images, Inc. ("Health Images"), and in connection therewith the Company issued 10,343,470 shares of its common stock in exchange for all of Health Images' outstanding common stock. Prior to the merger, Health Images operated 49 freestanding diagnostic imaging centers in 13 states and six in the United Kingdom. Costs and expenses of approximately $15,875,000, primarily legal, accounting and financial advisory fees, incurred by the Company in connection with the Health Images merger have been recorded in operations during 1997 and reported as merger expenses in the accompanying consolidated statements of income.


     Effective July 22, 1998, a wholly-owned subsidiary of the Company merged with National Surgery Centers, Inc. ("NSC"), and in connection therewith the Company issued 20,426,261 shares of its common stock in exchange for all of NSC's outstanding common stock. Prior to the merger, NSC operated 40 outpatient surgery centers in 14 states. Costs and expenses of approximately $25,630,000, primarily legal, accounting and financial advisory fees, incurred by the Company in connection with the NSC merger have been recorded in operations during 1998 and reported as merger expenses in the accompanying consolidated statements of income.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
2. MERGERS - (CONTINUED)

     The mergers of the Company with Health Images and NSC were accounted for as poolings of interests and, accordingly, the Company's consolidated financial statements have been restated to include the results of the acquired companies for all periods presented. There were no material transactions between the Company, Health Images and NSC prior to the mergers. The effects of conforming the accounting policies of the combined companies are not material.


3. CASH, CASH EQUIVALENTS AND OTHER MARKETABLE SECURITIES

     Cash, cash equivalents and other marketable securities consisted of the following:

                                                               DECEMBER 31,
                                                         -------------------------
                                                             1998          1999
                                                         -----------   -----------
                                                              (IN THOUSANDS)
         Cash ........................................    $131,709      $117,912
         Cash equivalents ............................       7,118        11,488
                                                          --------      --------
          Total cash and cash equivalents ............     138,827       129,400
         Certificates of deposit .....................       1,256         2,352
         Municipal put bonds .........................       1,430           130
         Collateralized mortgage obligations .........       1,000         1,000
                                                          --------      --------
          Total other marketable securities ..........       3,686         3,482
                                                          --------      --------
         Total cash, cash equivalents and other
          marketable securities (approximates
          market value) ..............................    $142,513      $132,882
                                                          ========      ========


     For purposes of the consolidated balance sheets and statements of cash flows, marketable securities purchased with an original maturity of ninety days or less are considered cash equivalents.


4. OTHER ASSETS

     Other assets consisted of the following:

                                                              DECEMBER 31,
                                                        -------------------------
                                                            1998          1999
                                                        -----------   -----------
                                                             (IN THOUSANDS)
         Notes receivable ...........................    $  54,871     $  48,717
         Prepaid long-term lease ....................        7,829         7,084
         Investments accounted for on equity method .       16,548        13,320
         Investments accounted for at cost ..........       52,004        44,093
         Real estate investments ....................        2,820         2,820
         Trusteed funds .............................        4,218         8,255
         Deferred loss on leases ....................       22,658        21,263
         Other ......................................        3,332         3,547
                                                         ---------     ---------
                                                         $ 164,280     $ 149,099
                                                         =========     =========


     The Company has various investments, with ownership percentages ranging from 24% to 49%, which are accounted for using the equity method of accounting. The Company's equity in earnings of these investments was not material to the Company's consolidated results of operations for the years ended 1997, 1998 and 1999. At December 31, 1999, the investment balance on the Company's books was not materially different than the underlying equity in net assets of the unconsolidated entities.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
4. OTHER ASSETS - (CONTINUED)

     Investments accounted for at cost consist of investments in companies involved in operations similar to those of the Company. For those investments with a quoted market price, the Company's investment balance is not materially different than the quoted market price. For all other investments in this category, it was not practicable to estimate the fair value because of the lack of a quoted market price and the inability to estimate the fair value without incurring excessive costs. The carrying amount at December 31, 1999 represents the original cost of the investments, which management believes is not impaired.


     During 1998, the Company sold four inpatient rehabilitation hospital facilities. Because the Company is leasing back all of the properties, the resulting loss on sale of approximately $19,500,000 has been recorded on the accompanying consolidated balance sheet in other assets as deferred loss on leases and will be amortized into expense over the initial lease term of 15 years in accordance with SFAS 98. Aggregate annual lease payments for these properties total $6,000,000. During 1995, the Company sold another inpatient rehabilitation hospital property under terms similar to those described above. Aggregate annual lease payments for this property total $1,700,000. The resulting loss of approximately $4,000,000 is being amortized to expense over the initial lease term of 15 years.


5. PROPERTY, PLANT AND EQUIPMENT


     Property, plant and equipment consisted of the following:


                                                               DECEMBER 31,
                                                       -----------------------------
                                                            1998            1999
                                                       -------------   -------------
                                                              (IN THOUSANDS)
         Land ......................................    $  123,076      $  126,074
         Buildings .................................     1,114,852       1,233,809
         Leasehold improvements ....................       348,205         380,852
         Furniture, fixtures and equipment .........     1,266,185       1,553,159
         Construction-in-progress ..................        29,212          28,931
                                                        ----------      ----------
                                                         2,881,530       3,322,825
         Less accumulated depreciation and
          amortization .............................       626,037         819,858
                                                        ----------      ----------
                                                        $2,255,493      $2,502,967
                                                        ==========      ==========


                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED )

6. INTANGIBLE ASSETS

     Intangible assets consisted of the following:


                                                               DECEMBER 31,
                                                      -------------------------------
                                                           1998             1999
                                                      --------------   --------------
                                                              (IN THOUSANDS)
         Organizational, partnership formation
          and start-up costs (see Note 1) .........    $   200,160      $   117,622
         Debt issue costs .........................         56,068           51,284
         Noncompete agreements ....................        130,776          122,545
         Cost in excess of net asset value of
          purchased facilities ....................      2,919,187        2,920,980
                                                       -----------      -----------
                                                         3,306,191        3,212,431
         Less accumulated amortization ............        346,281          383,924
                                                       -----------      -----------
                                                       $ 2,959,910      $ 2,828,507
                                                       ===========      ===========


7. LONG-TERM DEBT

     Long-term debt consisted of the following:


                                                              DECEMBER 31,
                                                      -----------------------------
                                                           1998            1999
                                                      -------------   -------------
                                                             (IN THOUSANDS)
         Notes and bonds payable:
          Advances under a $1,750,000,000
  credit agreement with banks .....................    $1,325,000      $1,625,000
          9.5% Senior Subordinated Notes due
  2001 ............................................       250,000         250,000
          3.25% Convertible Subordinated
  Debentures due 2003 .............................       567,750         567,750
          6.875% Senior Notes due 2005 ............       250,000         250,000
          7.0% Senior Notes due 2008 ..............       250,000         250,000
          Notes payable to banks and various
  other notes payable, at interest rates
  from 5.5% to 14.9% ..............................       113,755         117,421
          Hospital revenue bonds payable ..........        13,712          15,130
         Noncompete agreements payable with
          payments due at intervals ranging
          through December 2004 ...................        60,709          39,347
                                                       ----------      ----------
                                                        2,830,926       3,114,648
         Less amounts due within one year .........        49,994          37,818
                                                       ----------      ----------
                                                       $2,780,932      $3,076,830
                                                       ==========      ==========


     The fair value of the total long-term debt approximates book value at December 31, 1999, except for the 3.25% Convertible Subordinated Debentures due 2003, the 6.875% Senior Notes due 2005 and the 7.0% Senior Notes due 2008. The fair value of the 3.25% Convertible Subordinated Debentures due 2003 was approximately $443,000,000 at December 31, 1999. The fair value of the 6.875% Senior Notes due 2005 was approximately $216,600,000 at December 31, 1999. The fair value of the 7% Senior Notes due 2008 was approximately $207,250,000 at December 31, 1999. The fair values of the Company's long-term

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
7. LONG-TERM DEBT - (CONTINUED)

debt are estimated using discounted cash flow analysis, based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

     The Company has a $1,750,000,000 revolving credit facility with Bank of America, N.A. ("Bank of America") and other participating banks (the "1998 Credit Agreement"). The 1998 Credit Agreement replaced a previous $1,250,000,000 revolving credit agreement, also with Bank of America. Interest on the 1998
Credit Agreement is paid based on LIBOR plus a predetermined margin, a base rate, or competitively bid rates from the participating banks. The Company is required to pay a fee on the unused portion of the revolving credit facility ranging from 0.09% to 0.25%, depending on certain defined credit ratings. The principal amount is payable in full on June 22, 2003. The Company has provided a negative pledge on all assets under the 1998 Credit Agreement. At December 31, 1999, the effective interest rate associated with the 1998 Credit Agreement was approximately 6.6%.

     The Company also has a Short Term Credit Agreement with Bank of America (as amended, the "Short Term Credit Agreement"), providing for a $250,000,000 short term revolving credit facility. The terms of the Short Term Credit Agreement are substantially consistent with those of the 1998 Credit Agreement. Interest on the Short Term Credit Agreement is paid based on LIBOR plus a predetermined margin or a base rate. The Company is required to pay a fee on the unused portion of the credit facility ranging from 0.30% to 0.50%, depending on certain defined credit ratings. The principal amount is payable in full on December 12, 2000, with an earlier repayment required in the event that the Company consummates any public offering or private placement of debt securities. At December 31, 1999, the Company had not drawn any amounts under the Short Term Credit Agreement.

     On March 24, 1994, the Company issued $250,000,000 principal amount of 9.5% Senior Subordinated Notes due 2001 (the "Notes"). Interest is payable on April 1 and October 1. The Notes are senior subordinated obligations of the Company and as such are subordinated to all existing and future senior indebtedness of the Company, and also are effectively subordinated to all existing and future liabilities of the Company's subsidiaries and partnerships. The Notes mature on April 1, 2001.

     On March 20, 1998, the Company issued $500,000,000 in 3.25% Convertible Subordinated Debentures due 2003 (the "3.25% Convertible Debentures") in a private placement. An additional $67,750,000 principal amount of the 3.25% Convertible Debentures was issued on March 31, 1998 to cover underwriters' overallotments. Interest is payable on April 1 and October 1. The 3.25% Convertible Debentures are convertible into Common Stock of the Company at the option of the holder at a conversion price of $36.625 per share. The conversion price is subject to adjustment upon the occurrence of (a) a subdivision, combination or reclassification of outstanding shares of Common Stock, (b) the payment of a stock dividend or stock distribution on any share of the Company's capital stock, (c) the issuance of rights or warrants to all holders of Common Stock entitling them to purchase shares of Common Stock at less than the current market price, or (d) the payment of certain other distributions with respect to the Company's Common Stock. In addition, the Company may, from time to time, lower the conversion price for periods of not less than 20 days, in its discretion. The net proceeds from the issuance of the 3.25% Convertible Debentures were used by the Company to pay down indebtedness outstanding under its then-existing credit facilities.

     On June 22, 1998, the Company issued $250,000,000 in 6.875% Senior Notes due 2005 and $250,000,000 in 7.0% Senior Notes due 2008 (collectively, the "Senior Notes"). Interest is payable on June 15 and December 15 of each year, commencing on December 15, 1998. The Senior Notes are unsecured, unsubordinated obligations of the Company. The net proceeds from the issuance of the Senior Notes were used by the Company to pay down indebtedness outstanding under its then-existing credit facilities.

     In October 1999, the Company entered into three six-month interest rate swap arrangements with notional amounts of $250,000,000 each. The swaps expire on various dates in April 2000. These

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
7. LONG-TERM DEBT - (CONTINUED)

arrangements have the effect of converting a portion of the Company's variable rate debt to a fixed rate. The arrangements did not have a material effect on the Company's operations.

     Principal maturities of long-term debt are as follows:

YEAR ENDING DECEMBER 31,          (IN THOUSANDS)
------------------------------   ---------------
  2000 .......................      $   37,818
  2001 .......................         295,549
  2002 .......................          19,138
  2003 .......................       2,205,240
  2004 .......................          10,407
  After 2004 .................         546,496
                                    ----------
                                    $3,114,648
                                    ==========


8. STOCK OPTIONS

     The Company has various stockholder-approved stock option plans which provide for the grant of options to directors, officers and other key employees to purchase Common Stock at 100% of the fair market value as of the date of grant. The Audit and Compensation Committee of the Board of Directors administers the stock option plans. Options may be granted as incentive stock options or as non-qualified stock options. Incentive stock options vest 25% annually, commencing upon completion of one year of employment subsequent to the date of grant. Certain of the non-qualified stock options are not subject to any vesting provisions, while others vest on the same schedule as the incentive stock options. The options expire ten years from the date of grant.

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 is effective for fiscal years beginning after December 15, 1995 and allows for the option of continuing to account for stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and related interpretations, or selecting the fair value method of expense recognition as described in SFAS 123. The Company has elected to follow APB 25 in accounting for its employee stock options. The Company follows SFAS 123 in accounting for its non-employee stock options. The total compensation expense associated with non-employee stock options granted in 1997, 1998 and 1999 was not material.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of SFAS 123. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for 1997, 1998 and 1999, respectively: risk-free interest rates of 6.12%, 6.10% and 6.21%; dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of .37, .76 and .77; and a weighted-average expected life of the options of 6.2 years, 5.5 years and 5.0 years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
8. STOCK OPTIONS - (CONTINUED)

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:


                                                  YEAR ENDED DECEMBER 31,
                                        --------------------------------------------
                                             1997            1998           1999
                                        --------------   ------------   ------------
                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
       Pro forma net income .........      $  301,467       $ 31,009       $ 47,149
       Pro forma earnings per share:
        Basic .......................            0.82           0.07           0.12
        Diluted .....................            0.78           0.07           0.12


     The 1997 pro forma net income reflects the third year of vesting of the 1995 awards, the second year of vesting the 1996 awards and the first year of vesting of the 1997 awards. Not until 1998 is the full effect of recognizing compensation expense for stock options representative of the possible effects on pro forma net income for future years.

     A summary of the Company's stock option activity and related information for the years ended December 31 follows:


                                                         1997                        1998                      1999
                                               -------------------------   ------------------------   -----------------------
                                                               WEIGHTED                   WEIGHTED                   WEIGHTED
                                                                AVERAGE                    AVERAGE                   AVERAGE
                                                  OPTIONS      EXERCISE      OPTIONS      EXERCISE      OPTIONS      EXERCISE
                                                   (000)         PRICE        (000)         PRICE        (000)        PRICE
                                               ------------   ----------   -----------   ----------   -----------   ---------
Options outstanding January 1 ..............       34,736        $  7         34,771        $ 12         34,437        $ 12
 Granted ...................................       11,286          22          6,020          12          6,589          11
 Exercised .................................      (10,075)          7         (5,035)         12           (772)          5
 Canceled ..................................       (1,176)         19         (1,319)         21         (4,226)         20
                                                  -------        ----         ------        ----         ------        ----
Options outstanding at December 31 .........       34,771        $ 12         34,437        $ 12         36,028        $ 11
Options exercisable at December 31 .........       28,703        $ 11         29,156        $ 11         31,689        $ 11
Weighted average fair value of options
 granted during the year ...................    $   10.59                   $   7.50                   $   7.14

     The following table summarizes information about stock options outstanding at December 31, 1999:


                                        OPTIONS OUTSTANDING               OPTIONS EXERCISABLE
                              --------------------------------------- ---------------------------
                                                 WEIGHTED   WEIGHTED                    WEIGHTED
                                                 AVERAGE     AVERAGE                    AVERAGE
                                DECEMBER 31,    REMAINING   EXERCISE    DECEMBER 31,    EXERCISE
                                    1999           LIFE       PRICE         1999         PRICE
                              ---------------- ----------- ---------- --------------- -----------
                               (IN THOUSANDS)    (YEARS)               (IN THOUSANDS)
   Under $10.00 .............      21,591           4.99    $   6.49      19,746       $   6.26
   $10.00 - $23.63 ..........      14,198           7.32       16.78      11,733          17.71
   $23.63 and above .........         239           7.69       28.65         210          28.83


9. ACQUISITIONS

     The Company evaluates each of its acquisitions independently to determine the appropriate amortization period for the cost in excess of net asset value of purchased facilities. Each evaluation includes an analysis of historic and projected financial performance, evaluation of the estimated useful lives of buildings and fixed assets acquired, the indefinite lives of certificates of need and licenses acquired, the competition within local markets, lease terms where applicable, and the legal term of partnerships where applicable.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
9. ACQUISITIONS - (CONTINUED)

1997 ACQUISITIONS

     Effective October 29, 1997, the Company acquired Horizon/CMS Healthcare Corporation ("Horizon/CMS") in a stock-for-stock merger in which the stockholders of Horizon/CMS received 0.84338 of a share of the Company's common stock per share of Horizon/CMS common stock. At the time of the acquisition, Horizon/CMS operated 30 inpatient rehabilitation hospitals and approximately 275 outpatient rehabilitation centers, among other strategic businesses, as well as certain long-term care businesses. In the transaction, the Company issued approximately 45,261,000 shares of its common stock, valued at $975,824,000, exchanged options to acquire 3,313,000 shares of common stock, valued at $23,191,000, and assumed approximately $740,000,000 in long-term debt.

     Effective December 31, 1997, the Company sold certain non-strategic assets of Horizon/CMS to Integrated Health Services, Inc. ("IHS"). Under the terms of the sale, the Company sold 139 long-term care facilities, 12 specialty hospitals, 35 institutional pharmacy locations and over 1,000 rehabilitation therapy contracts with long-term care facilities. The transaction was valued at approximately $1,224,000,000, including the payment by IHS of approximately $1,130,000,000 in cash (net of certain adjustments) and the assumption by IHS of approximately $94,000,000 in debt.

     In accordance with Emerging Issues Task Force Issue 87-11, "Allocation of Purchase Price to Assets to be Sold" ("EITF 87-11"), the results of operations of the non-strategic assets sold to IHS from the acquisition date to December 31, 1997, including a net loss of $7,376,000, have been excluded from the Company's results of operations in the accompanying financial statements. The gain on the disposition of the assets sold to IHS, totaling $10,996,000, has been accounted for as an adjustment to the original Horizon/CMS purchase price allocation.

     The Company also planned to sell the physician and allied health professional placement service business it acquired in the Horizon/CMS acquisition (the "Physician Placement Services Subsidiary"). This sale was completed during the fourth quarter of 1998. Accordingly, a portion of the Horizon/CMS purchase price was allocated to the Physician Placement Services Subsidiary and this amount was classified as assets held for sale in the accompanying December 31, 1997 consolidated balance sheet. The allocated amount of $60,400,000 represented the net assets of the Physician Placement Services Subsidiary, plus anticipated cash flows from (a) operations of the Physician Placement Services Subsidiary during the holding period and (b) proceeds from the sale of the Physician Placement Services Subsidiary. The actual net proceeds realized by the Company upon the sale of the Physician Placement Services Subsidiary was approximately $34,100,000. The difference between the original amount allocated and the net proceeds realized by the Company has been accounted for in 1998 as an adjustment to the Horizon/CMS purchase price allocation. The results of operations of the Physician Placement Services Subsidiary from the Horizon/CMS acquisition date to December 31, 1998, including a net loss of $10,065,000, have been excluded from the Company's results of operations in the accompanying financial statement in accordance with EITF 87-11.

     In connection with the sale of the Physician Placement Services Subsidiary, the Company also sold its physical therapy staffing business, which had been acquired by the Company as part of a larger strategic acquisition in 1994. The loss on the sale of the physical therapy staffing business was $31,232,000 and was recorded by the Company in the fourth quarter of 1998.

     Effective September 30, 1997, the Company acquired ASC Network Corporation ("ASC") in a cash-for-stock merger. At the time of the acquisition, ASC operated 29 outpatient surgery centers in eight states. The total purchase price for ASC was approximately $130,827,000 in cash, plus the assumption of approximately $61,000,000 in long-term debt.

     Effective October 23, 1997, the Company acquired National Imaging Affiliates, Inc. ("NIA") in a stock-for-stock merger. At the time of the acquisition, NIA operated eight diagnostic imaging centers in six states and a radiology management services business. In conjunction with the transaction, NIA spun

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
9. ACQUISITIONS - (CONTINUED)

off its radiology management services business, which continues to be owned by the former NIA stockholders. In the transaction, the Company issued approximately 984,000 shares of its common stock, valued at $20,706,000, in exchange for all of the outstanding shares of NIA.


     At various dates and in separate transactions throughout 1997, the Company acquired 135 outpatient rehabilitation facilities, ten outpatient surgery centers and eight diagnostic imaging facilities located throughout the United States. The Company also acquired an inpatient rehabilitation hospital located in Australia. The total purchase price of the acquired operations was approximately $179,749,000. The form of consideration constituting the total purchase price was $173,519,000 in cash, $2,674,000 in notes payable and the issuance of approximately 167,000 shares of the Company's common stock, valued at $3,521,000.


     In connection with these transactions, the Company entered into noncompete agreements with former owners totaling $29,275,000. In general, these noncompete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.


     As of December 31, 1997, the Company had estimated the fair value of the total net assets relating to the 1997 acquisitions described above to be approximately $237,369,000. During 1998, the Company made certain adjustments to reduce the fair value of the Horizon/CMS net assets acquired by approximately $136,065,000. These adjustments relate primarily to the valuation of accounts and notes receivable acquired, the valuation of fixed assets acquired, final working capital settlements with IHS and the payment of pre-acquisition liabilities in excess of amounts accrued in the original purchase price allocation. After considering the effects of the adjustments recorded in 1998, the total cost of the 1997 acquisitions exceeded the fair value of the net assets acquired by approximately $1,228,993,000. Based on the evaluation of each acquisition utilizing the criteria described above, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1997 acquisitions should be amortized over a period of 25 to 40 years on a straight-line basis.


     All of the 1997 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses are included in the accompanying consolidated financial statements from their respective dates of acquisition. With the exception of the operations acquired in the Horizon/CMS acquisition (for which pro forma data have been disclosed above), the results of operations of the acquired businesses were not material individually or in the aggregate to the Company's consolidated results of operations and financial position.


1998 ACQUISITIONS


     Effective July 1, 1998, the Company acquired Columbia/HCA Healthcare Corporation's interests in 33 ambulatory surgery centers (subject to certain outstanding consents and approvals with respect to three of the centers, as to which the parties entered into management agreements) in a transaction accounted for as a purchase. Effective July 31, 1998, the Company entered into certain other arrangements to acquire substantially all of the economic benefit of Columbia/HCA's interests in one additional ambulatory surgery center. The purchase price was approximately $550,402,000 in cash.


     At various dates and in separate transactions throughout 1998, the Company acquired 112 outpatient rehabilitation facilities, four outpatient surgery centers, one inpatient rehabilitation hospital and 27 diagnostic imaging centers. The acquired operations are located throughout the United States. The total purchase price of the acquired operations was approximately $216,305,000. The form of consideration constituting the total purchase price was approximately $179,038,000 in cash and $17,870,000 in notes payable and the issuance of approximately 699,000 shares of the Company's common stock, valued at $19,397,000.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
9. ACQUISITIONS - (CONTINUED)

     In connection with these transactions, the Company entered into noncompete agreements with former owners totaling $25,926,000. In general, these noncompete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.

     The fair value of the total net assets relating to the 1998 acquisitions described above was approximately $15,570,000. The total cost of the 1998 acquisitions exceeded the fair value of the net assets acquired by approximately $751,137,000. Based on the evaluation of each acquisition utilizing the criteria described above, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1998 acquisitions should be amortized over periods ranging from 25 to 40 years on a straight-line basis. No other identifiable intangible assets were recorded in the acquisitions described above.

     All of the 1998 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses (not material individually or in the aggregate) are included in the accompanying consolidated financial statements from their respective dates of acquisition.


1999 ACQUISITIONS

     Effective June 29, 1999, the Company acquired from Mariner Post-Acute Network, Inc. ("Mariner") substantially all of the assets of Mariner's American Rehability Services division in a transaction accounted for as a purchase. At the time of the acquisition, Mariner operated approximately 160 outpatient rehabilitation centers in 18 states. The purchase price was approximately $54,521,000 in cash.

     At various dates and in separate transactions throughout 1999, the Company acquired ten outpatient rehabilitation facilities, eight outpatient surgery centers, two inpatient rehabilitation hospitals and four diagnostic imaging centers. The acquired operations are located throughout the United States. The total purchase price of the acquired operations was approximately $49,844,000. The form of consideration constituting the total purchase price was approximately $49,684,000 in cash and $160,000 in notes payable.

     In connection with these transactions, the Company entered into noncompete agreements with former owners totaling $2,996,000. In general, these noncompete agreements are payable in monthly or quarterly installments over periods ranging from five to ten years.

     The fair value of the total net assets relating to the 1999 acquisitions described above was approximately $23,245,000. The total cost of the 1999 acquisitions exceeded the fair value of the net assets acquired by approximately $81,120,000. Based on the evaluation of each acquisition utilizing the criteria described above, the Company determined that the cost in excess of net asset value of purchased facilities relating to the 1999 acquisitions should be amortized over periods ranging from 20 to 40 years on a straight-line basis. No other identifiable intangible assets were recorded in the acquisitions described above. At December 31, 1999, the purchase price allocation associated with the 1999 acquisitions is preliminary in nature. During 2000 the Company will make adjustments, if necessary, to the purchase price allocation based on revisions to the fair value of the assets acquired.

     All of the 1999 acquisitions described above were accounted for as purchases and, accordingly, the results of operations of the acquired businesses (not material individually or in the aggregate) are included in the accompanying consolidated financial statements from their respective dates of acquisition.

10. INCOME TAXES

     HEALTHSOUTH and its subsidiaries file a consolidated federal income tax return. The partnerships and LLCs file separate income tax returns. HEALTHSOUTH's allocable portion of each partnership's income or loss is included in the taxable income of the Company. The remaining income or loss of each partnership and LLC is allocated to the other partners.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
10. INCOME TAXES - (CONTINUED)

     The Company  utilizes the liability  method of accounting for income taxes, as required by Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 are as follows:


                                              CURRENT       NONCURRENT         TOTAL
                                           ------------   --------------   ------------
                                                          (IN THOUSANDS)
Deferred tax assets:
 Net operating loss ....................    $      --       $    3,504      $    3,504
 Accruals ..............................       19,482               --          19,482
 Other .................................           --          136,470         136,470
                                            ---------       ----------      ----------
Total deferred tax assets ..............       19,482          139,974         159,456
Deferred tax liabilities:
 Depreciation and amortization .........           --          (90,753)        (90,753)
 Bad debts .............................      (53,642)              --         (53,642)
 Capitalized costs .....................           --          (78,077)        (78,077)
 Other .................................       (3,452)              --          (3,452)
                                            ---------       ----------      ----------
Total deferred tax liabilities .........      (57,094)        (168,830)       (225,924)
                                            ---------       ----------      ----------
Net deferred tax liabilities ...........    $ (37,612)      $  (28,856)     $  (66,468)
                                            =========       ==========      ==========

     Significant components of the Company's deferred tax assets and liabilities as of December 31, 1999 are as follows:


                                               CURRENT       NONCURRENT        TOTAL
                                           --------------   ------------   ------------
                                                          (IN THOUSANDS)
Deferred tax assets:
 Net operating loss ....................     $       --      $   2,811      $    2,811
 Impairment and restructuring charges .              --        126,008         126,008
                                             ----------      ---------      ----------
Total deferred tax assets ..............             --        128,819         128,819
Deferred tax liabilities:
 Depreciation and amortization .........             --        (46,017)        (46,017)
 Bad debts .............................        (91,830)            --         (91,830)
 Capitalized costs .....................             --        (35,252)        (35,252)
 Accruals ..............................         (7,584)            --          (7,584)
 Other .................................         (8,754)            --          (8,754)
                                             ----------      ---------      ----------
Total deferred tax liabilities .........       (108,168)       (81,269)       (189,437)
                                             ----------      ---------      ----------
Net deferred tax liabilities ...........     $ (108,168)     $  47,550      $  (60,618)
                                             ==========      =========      ==========

     At December 31, 1999, the Company has net operating loss carryforwards of approximately $7,322,000 for income tax purposes expiring through the year 2015. Those carryforwards resulted from the Company's acquisitions of Rebound, Inc., Horizon/CMS Healthcare Corporation, ASC Network Corporation, The Company Doctor and National Imaging Affiliates.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
10. INCOME TAXES - (CONTINUED)

     The provision for income taxes was as follows:





                              YEAR ENDED DECEMBER 31,
                     -----------------------------------------
                         1997           1998           1999
                     -----------   -------------   -----------
                                  (IN THOUSANDS)
Currently payable:
 Federal .........    $171,029       $ 162,433      $ 61,156
 State ...........      27,402          24,324        11,623
                      --------       ---------      --------
                       198,431         186,757        72,779
Deferred expense:
 Federal .........      13,186         (37,756)       (4,916)
 State ...........       2,051          (5,654)         (934)
                      --------       ---------      --------
                        15,237         (43,410)       (5,850)
                      --------       ---------      --------
                      $213,668       $ 143,347      $ 66,929
                      ========       =========      ========


     The difference between the provision for income taxes and the amount computed by applying the statutory federal income tax rate to income before taxes was as follows:


                                                       YEAR ENDED DECEMBER 31,
                                             --------------------------------------------
                                                  1997            1998           1999
                                             -------------   -------------   ------------
                                                            (IN THOUSANDS)
Federal taxes at statutory rates .........     $ 220,219       $  93,581      $  80,470
Add (deduct):
 State income taxes, net of federal tax
   benefit ...............................        19,144          12,136          6,948
 Minority interests ......................       (25,364)        (27,114)       (30,264)
 Nondeductible goodwill ..................            --           7,630          9,304
 Disposal/impairment charges .............         1,576          57,873          6,128
 Other ...................................        (1,907)           (759)        (5,657)
                                               ---------       ---------      ---------
                                               $ 213,668       $ 143,347      $  66,929
                                               =========       =========      =========


11. COMMITMENTS AND CONTINGENCIES

     The Company is a party to legal proceedings incidental to its business. In the opinion of management, any ultimate liability with respect to these actions will not materially affect the consolidated financial position or results of operations of the Company.

     Beginning December 1, 1993, the Company became self-insured for professional liability and comprehensive general liability. The Company purchased coverage for all claims incurred prior to December 1, 1993. In addition, the Company purchased underlying insurance which would cover all claims once established limits have been exceeded. It is the opinion of management that at December 31, 1999 the Company has adequate reserves to cover losses on asserted and unasserted claims.

     In connection with the Horizon/CMS acquisition, the Company assumed Horizon/CMS's open professional and general liability claims. The Company has entered into an agreement with an insurance carrier to assume responsibility for the majority of open claims. Under this agreement, a "risk transfer" was conducted which converted Horizon/CMS's self-insured claims to insured liabilities consistent with the terms of the underlying insurance policy.

     Horizon/CMS is currently a party, or is subject, to certain litigation matters and disputes. The Company itself is, in general, not a party to such litigation. These matters include actions on

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
11. COMMITMENTS AND CONTINGENCIES - (CONTINUED)

investigations initiated by the Securities and Exchange Commission, New York Stock Exchange, various federal and state regulatory agencies, stockholders of Horizon/CMS and other parties. Both Horizon/CMS and the Company are working to resolve these matters and cooperating fully with the various regulatory agencies involved. As of December 31, 1999, it was not possible for the Company to predict the ultimate outcome or effect of these matters. In management's opinion, the ultimate resolution of these matters will not have a material effect on the Company's consolidated financial position.

     The Company was served with certain lawsuits filed beginning September 30, 1998, which purport to be class actions under the federal and Alabama securities laws. Such lawsuits were filed following a decline in the Company's stock price at the end of the third quarter of 1998. Seven such suits were filed in the United States District Court for the Northern District of Alabama. In January 1999, those suits were ordered consolidated. In April 1999, the plaintiffs filed a consolidated amended complaint against the Company and certain of its officers and directors alleging that, during the period April 24, 1997 through September 30, 1998, the defendants misrepresented or failed to disclose certain material facts concerning the Company's business and financial condition in order to artificially inflate the price of the Company's Common Stock and issued or sold shares of such stock during the purported class period, all allegedly in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder. Certain of the named plaintiffs in the consolidated amended complaint also purport to represent separate subclasses consisting of former stockholders of corporations acquired by the Company in 1997 and 1998 who received shares of the Company's Common Stock in connection with such acquisitions and who assert additional claims under Section 11 of the Securities Act of 1933.

     Additionally, another suit has been filed in the Circuit Court of Jefferson County, Alabama, purportedly as a derivative action on behalf of the Company. This suit largely replicates the allegations of the federal actions described in the preceding paragraph and alleges that the current directors of the Company, certain former directors and certain officers of the Company breached their fiduciary duties to the Company and engaged in other allegedly tortious conduct. The plaintiff in that case has forborne pursuing its claim thus far pending further progress in the federal actions, and the Company has not yet been required to file a responsive pleading in the case. Another non-derivative state court action was voluntarily dismissed by the plaintiff, without prejudice.

     The Company filed its motion to discuss the consolidated amended complaint in the federal action in late June 1999. The Company cannot predict when the court will hear arguments or rule on this motion. The Company believes that all claims asserted in the above suits are without merit, and expects to vigorously defend against such claims. Because such suits remain at an early stage, the Company cannot predict the outcome of any such suits or the magnitude of any potential loss if the Company's defense is unsuccessful.

     At December 31, 1999, committed capital expenditures for the next twelve months are $33,822,000.

     Operating leases generally consist of short-term lease agreements for buildings where facilities are located. These leases generally have 5-year terms, with one or more renewal options, with terms to be negotiated at the time of renewal. Total rental expense for all operating leases was $167,749,000, $238,937,000 and $233,895,000 for the years ended December 31, 1997, 1998 and
1999, respectively.

     The Company has entered into a tax retention operating lease for certain of its facilities. The Company is required to renegotiate the lease or purchase or obtain a purchaser for the facilities at its termination in December 2000. The minimum sales price guarantee is approximately $120,000,000.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
11. COMMITMENTS AND CONTINGENCIES - (CONTINUED)

     The following is a schedule of future minimum lease payments under all operating leases having initial or remaining non-cancelable lease terms in excess of one year:


YEAR ENDING DECEMBER 31,                               (IN THOUSANDS)
---------------------------------------------------   ---------------
         2000 .....................................     $   203,432
         2001 .....................................         169,129
         2002 .....................................         133,593
         2003 .....................................         103,166
         2004 .....................................          77,301
         After 2004 ...............................         381,789
                                                        -----------
         Total minimum payments required ..........     $ 1,068,410
                                                        ===========


12. EMPLOYEE BENEFIT PLANS

     The Company has a 401(k) savings plan which matches 15% of the first 4% of earnings that an employee contributes. All contributions are in the form of cash. All employees who have completed one year of service with a minimum of 1,000 hours worked are eligible to participate in the plan. Company contributions are gradually vested over a seven-year service period. Contributions to the plan by the Company were approximately $2,628,000, $4,121,000 and $4,608,000 in 1997, 1998 and 1999, respectively.

     In 1991, the Company established an Employee Stock Ownership Plan ("ESOP") for the purpose of providing substantially all employees of the Company the opportunity to save for their retirement and acquire a proprietary interest in the Company. The ESOP currently owns approximately 3,320,000 shares of the Company's common stock, which were purchased with funds borrowed from the Company, $10,000,000 in 1991 (the "1991 ESOP Loan") and $10,000,000 in 1992 (the
"1992 ESOP Loan"). At December 31, 1999, the combined ESOP Loans had a balance of $7,898,000. The 1991 ESOP Loan, which bears an interest rate of 10%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1992. The 1992 ESOP Loan, which bears an interest rate of 8.5%, is payable in annual installments covering interest and principal over a ten-year period beginning in 1993. Company contributions to the ESOP began in 1992 and shall at least equal the amount required to make all ESOP loan amortization payments for each plan year. The Company recognizes compensation expense based on the shares allocated method. Compensation expense related to the ESOP recognized by the Company was $3,249,000, $3,195,000 and $3,197,000 in 1997, 1998 and 1999, respectively. Interest incurred on the ESOP Loans was approximately $1,121,000, $927,000 and $715,000 in 1997, 1998 and 1999,
respectively. Approximately 2,149,000 shares owned by the ESOP have been allocated to participants at December 31, 1999.

     During 1993, the American Institute of Certified Public Accountants issued Statement of Position 93-6, "Employers Accounting for Employee Stock Ownership Plans" ("SOP 93-6"). Among other provisions, SOP 93-6 requires that compensation expense relating to employee stock ownership plans be measured based on the fair market value of the shares when allocated to the employees. The provisions of SOP 93-6 apply only to leveraged ESOPs formed after December 31, 1992, or shares newly acquired by an existing leveraged ESOP after December 31, 1992. Because all shares owned by the Company's ESOP were acquired prior to December 31, 1992, the Company's accounting policies for the shares currently owned by the ESOP are not affected by SOP 93-6.


13. IMPAIRMENT AND RESTRUCTURING CHARGES

     During the third quarter of 1998, the Company recorded impairment and restructuring charges of approximately $72,000,000 related to the Company's decision to dispose of or otherwise discontinue substantially all of its home health operations. The decision was prompted in large part by the negative

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
13. IMPAIRMENT AND RESTRUCTURING CHARGES - (CONTINUED)

impact of the 1997 Balanced Budget Act, which placed reimbursement limits on home health businesses. The limits were announced in March 1998, and the Company began to see the adverse affect on home health margins. Based on this unfavorable trend, management prepared a plan to exit the home health operations described above. The plan was approved by the Board of Directors on September 16, 1998. Revenues and losses before income taxes and minority interests for the home health operations were $71,163,000 and $(4,261,000), respectively. The home health operations have been included in the inpatient and other clinical services segment. The home health operations covered by the plan included approximately 35 locations, all of which were closed by December 31, 1998.

     The $72,000,000 third quarter charge consists of the following components:


 (i) A $62,748,000 impairment charge was recorded to reduce the carrying amount of selected long-lived assets to estimated fair value. All of the assets written down, including fixed assets of $8,363,000 and intangible assets of $54,385,000, were associated with the discontinued home health operations and are detailed further in the table below.

(ii) A $4,908,000 charge was recorded to write down other assets, primarily inventories and prepaid expenses, which were negatively impacted by the Company's decision to discontinue the home health operations.

(iii) The remaining components of the charge included $2,618,000 in lease abandonment costs and $1,435,000 in other incremental costs, representing primarily legal and asset disposal costs.

     The Company has developed a strategic plan to provide integrated services in major markets throughout the United States. In the fourth quarter of 1998, the Company recorded a restructuring charge of approximately $404,000,000 as a result of its decision to close certain facilities that did not fit with the Company's strategic vision, underperforming facilities and facilities not located in target markets. The Company's Board of Directors approved the restructuring plan on December 10, 1998. A total of 167 facilities were included in the plan, including 110 outpatient rehabilitation facilities, 7 inpatient rehabilitation hospitals, 29 outpatient surgery centers, and 21 diagnostic centers. Some of these facilities had multiple business units associated with the operation. The identified facilities contributed $140,087,000 to the Company's revenue and $(9,907,000) to the Company's income before income taxes and minority interests during 1998. At March 24, 2000, approximately 95% of the locations identified in the fourth quarter restructuring plan had been closed.

     The   $404,000,000   fourth  quarter  charge   consists  of  the  following
components:

 (i) A $304,624,000 impairment charge was recorded to reduce the carrying amount of selected long-lived assets to estimated fair value. All of the assets written down, including fixed assets of $137,880,000 and intangible assets of $166,744,000, were associated with the facilities identified in the fourth quarter restructuring plan. These assets are detailed further in the table below.

(ii) A $19,857,000 charge was recorded to write down other assets, primarily inventories and prepaid expenses, which were negatively impacted by the Company's decision to close the affected facilities.

(iii) Approximately $6,027,000 of the charge related to involuntary severance packages paid or payable to approximately 7,900 employees. These employees worked primarily in the Company's discontinued home health operations described above. The terminations were communicated to the affected employees during the fourth quarter. Approximately 7,880 of the affected employees had left the Company as of December 31, 1998. The remaining employees left the Company during the first half of 1999.

(iv) Approximately $49,476,000 of the charge related to lease abandonment costs primarily for office and clinical space that was or was to be vacated as a result of the restructuring plan.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
13. IMPAIRMENT AND RESTRUCTURING CHARGES - (CONTINUED)

(v) The Company recognized $24,089,000 in estimated other incremental costs, generally representing costs that are a direct result of the restructuring plan and have no future economic benefit. These costs include primarily (a) $7,818,000 in legal costs associated with closing the facilities, (b) $7,275,000 in disposal costs, including costs associated with de-installation of signage and equipment, moving costs, refurbishing costs and exit cleaning costs, (c) $2,777,000 in ongoing security costs at abandoned or closed facilities, (d) $4,591,000 storage rental costs and (e) $1,628,000 in utility costs incurred at abandoned or closed facilities.

     The restructuring activities (shown below in tabular form) primarily relate to asset write-downs, lease abandonments and the elimination of job responsibilities resulting in costs incurred to sever employees. Details of the impairment and restructuring charges, separated by the amounts recorded in the third and fourth quarter of 1998, respectively, are as follows:





                                                                 ACTIVITY
                                                          ------------------------
                                           RESTRUCTURING     CASH       NON-CASH
               DESCRIPTION                     CHARGE      PAYMENTS   IMPAIRMENTS
----------------------------------------- --------------- ---------- -------------
                                                       (IN THOUSANDS)
Third Quarter 1998 Charge
 Property, plant and equipment:
   Leasehold improvements ...............    $     820     $     --    $     820
   Furniture, fixtures and equipment ....        7,543           --        7,543
                                             ---------     --------    ---------
                                                 8,363           --        8,363
 Intangible assets:
  Goodwill ..............................       53,485           --       53,485
  Noncompete agreements .................          678           --          678
  Other intangible assets ...............          222           --          222
                                             ---------     --------    ---------
                                                54,385           --       54,385
 Lease abandonment costs ................        2,618        2,618           --
 Other assets ...........................        4,908           --        4,908
 Other incremental costs ................        1,435        1,020           --
                                             ---------     --------    ---------
Total Third Quarter 1998 Charge .........    $  71,709     $  3,638    $  67,656
                                             =========     ========    =========
Fourth Quarter 1998 Charge
 Property, plant and equipment:
   Land and buildings ...................    $  38,741     $     --    $  38,741
   Leasehold improvements ...............       27,187           --       27,187
   Furniture, fixtures and equipment ....       71,952           --       71,952
                                             ---------     --------    ---------
                                               137,880           --      137,880
 Intangible assets:
  Goodwill ..............................      154,840           --      154,840
  Noncompete agreements .................       10,632           --       10,632
  Other intangible assets ...............        1,272           --        1,272
                                             ---------     --------    ---------
                                               166,744           --      166,744
 Lease abandonment costs ................       49,476           --           --
 Other assets ...........................       19,857           --       19,857
 Severance packages .....................        6,027        4,753           --
 Other incremental costs ................       24,089        8,100           --
                                             ---------     --------    ---------
Total Fourth Quarter 1998 Charge ........    $ 404,073     $ 12,853    $ 324,481
                                             =========     ========    =========




                                                              ACTIVITY
                                                       ------------------------
                                           BALANCE AT     CASH       NON-CASH    BALANCE AT
               DESCRIPTION                  12/31/98    PAYMENTS   IMPAIRMENTS    12/31/99
----------------------------------------- ------------ ---------- ------------- -----------
                                                           (IN THOUSANDS)
Third Quarter 1998 Charge
 Property, plant and equipment:
   Leasehold improvements ...............   $     --    $     --       $--       $     --
   Furniture, fixtures and equipment ....         --          --        --             --
                                            --------    --------       ---       --------
                                                  --          --        --             --
 Intangible assets:
  Goodwill ..............................         --          --        --             --
  Noncompete agreements .................         --          --        --             --
  Other intangible assets ...............         --          --        --             --
                                            --------    --------       ---       --------
                                                  --          --        --             --
 Lease abandonment costs ................         --          --        --             --
 Other assets ...........................         --          --        --             --
 Other incremental costs ................        415         415        --             --
                                            --------    --------       ---       --------
Total Third Quarter 1998 Charge .........   $    415    $    415       $--       $     --
                                            ========    ========       ===       ========
Fourth Quarter 1998 Charge
 Property, plant and equipment:
   Land and buildings ...................   $     --    $     --       $--       $     --
   Leasehold improvements ...............         --          --        --             --
   Furniture, fixtures and equipment ....         --          --        --             --
                                            --------    --------       ---       --------
                                                  --          --        --             --
 Intangible assets:
  Goodwill ..............................         --          --        --             --
  Noncompete agreements .................         --          --        --             --
  Other intangible assets ...............         --          --        --             --
                                            --------    --------       ---       --------
                                                  --          --        --             --
 Lease abandonment costs ................     49,476      17,110        --         32,366
 Other assets ...........................         --          --        --             --
 Severance packages .....................      1,274       1,274        --             --
 Other incremental costs ................     15,989       8,978        --          7,011
                                            --------    --------       ---       --------
Total Fourth Quarter 1998 Charge ........   $ 66,739    $ 27,362       $--       $ 39,377
                                            ========    ========       ===       ========

     The remaining balances at December 31, 1998 and 1999, are included in accrued interest payable and other liabilities in the accompanying consolidated balance sheet.

     In addition to the third and fourth quarter charges described above, the Company recorded an impairment charge of approximately $8,000,000 in the fourth quarter of 1998 related to a rehabilitation hospital it had closed. The write-down was based on a recently obtained independent appraisal, which

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
13. IMPAIRMENT AND RESTRUCTURING CHARGES - (CONTINUED)

reflected a decline in valuation since the original closure. The hospital was closed in 1995 as a result of duplicative services in a single market. At that time, the hospital was written down to its then-estimated fair value and classified as assets held for sale.

     The Company abandoned certain equipment and sold certain properties and equipment during 1999, associated with the 1998 closed facilities. The fair value of assets remaining to be sold is approximately $27,273,000 compared to $32,966,000 as of December 31, 1998. The Company expects to have all properties sold by the end of 2000. The effect of suspending depreciation is immaterial. For assets that will not be abandoned, the fair values were based on independent appraisals or estimates of recoverability for similar closings.

     Goodwill and other related intangible assets included in the third and fourth quarter 1998 charges were allocated to the impaired assets based on the relative fair values of those assets at their respective acquisition dates.

     Lease abandonment costs were based on the lease terms remaining, which range from one to fifteen years, net of any anticipated sublease income, where applicable.

     During the fourth quarter of 1999, in accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, the Company recorded an asset impairment charge of $121,037,000. Management evaluated the financial performance of each of its facilities to determine if there are trends which would indicate that a facility's ability to recover its investment in its long-lived assets had been impaired. Based on this evaluation, the Company determined that property, plant and equipment with a carrying value of $38,050,000 and intangibles with a carrying value of $95,091,000 were impaired and wrote them down by $25,807,000 and $95,091,000, respectively, to their fair market value. The Company plans to sell certain property, plant, and equipment with a carrying amount of $2,339,000 in 2000 and has estimated the sales value, net of related costs to sell, at $2,200,000.

     Accordingly, the Company recorded an impairment loss of $139,000 on these assets, which is included in the 1999 impairment and restructuring charge. See
Note 14 for the impact of impairment losses on operating segments.


14. OPERATING SEGMENTS

     The Company adopted SFAS 131 in 1998. Prior years' information has been restated to present information for the Company's two business segments described in Note 1.

     The accounting policies of the segments are the same as those for the Company described in Note 1, Significant Accounting Policies. Intrasegment revenues are not significant. The Company's Chief Operating Decision Maker evaluates the performance of its segments and allocates resources to them based on income before minority interests and income taxes and earnings before interest, income taxes, depreciation and amortization ("EBITDA"). In addition, certain revenue producing functions are managed directly from the Corporate office and are not included in operating results for management reporting. Unallocated assets represent those assets under the direct management of Corporate office personnel.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
14. OPERATING SEGMENTS - (CONTINUED)

     Operating results and other financial data are presented for the principal operating segments as follows:



                                                                  YEAR ENDED DECEMBER 31,
                                                       ---------------------------------------------
                                                            1997            1998            1999
                                                       -------------   -------------   -------------
                                                                      (IN THOUSANDS)
Revenues:
 Inpatient and other clinical services .............    $1,661,254      $1,992,359      $1,878,333
 Outpatient services ...............................     1,430,599       1,960,055       2,134,590
                                                        ----------      ----------      ----------
                                                         3,091,853       3,952,414       4,012,923
 Unallocated corporate office ......................        31,323          53,660          59,184
                                                        ----------      ----------      ----------
Consolidated revenues ..............................    $3,123,176      $4,006,074      $4,072,107
                                                        ==========      ==========      ==========
Income before income taxes and minority interests:
 Inpatient and other clinical services .............    $  363,984      $  204,447      $  225,471
 Outpatient services ...............................       413,561         295,846         345,940
                                                        ----------      ----------      ----------
                                                           777,545         500,293         571,411
 Unallocated corporate office ......................      (148,349)       (232,920)       (341,496)
                                                        ----------      ----------      ----------
Consolidated income before income taxes and minority
 interests .........................................    $  629,196      $  267,373      $  229,915
                                                        ==========      ==========      ==========
Depreciation and amortization:
 Inpatient and other clinical services .............    $   79,605      $   97,149      $  107,957
 Outpatient services ...............................       119,470         157,511         176,702
                                                        ----------      ----------      ----------
                                                           199,075         254,660         284,659
 Unallocated corporate office ......................        58,061          89,931          89,589
                                                        ----------      ----------      ----------
Consolidated depreciation and amortization .........    $  257,136      $  344,591      $  374,248
                                                        ==========      ==========      ==========
Interest expense:
 Inpatient and other clinical services .............    $   68,390      $   68,602      $   52,211
 Outpatient services ...............................         3,734           2,174             781
                                                        ----------      ----------      ----------
                                                            72,124          70,776          52,992
 Unallocated corporate office ......................        40,405          77,387         123,660
                                                        ----------      ----------      ----------
Consolidated interest expense ......................    $  112,529      $  148,163      $  176,652
                                                        ==========      ==========      ==========
Interest income:
 Inpatient and other clinical services .............    $    1,149      $    4,403      $    3,397
 Outpatient services ...............................         3,883           4,141           5,148
                                                        ----------      ----------      ----------
                                                             5,032           8,544           8,545
 Unallocated corporate office ......................           972           2,742           2,042
                                                        ----------      ----------      ----------
Consolidated interest income .......................    $    6,004      $   11,286      $   10,587
                                                        ==========      ==========      ==========
EBITDA:
 Inpatient and other clinical services .............    $  510,827      $  331,999      $  382,242
 Outpatient services ...............................       532,885         485,186         518,275
                                                        ----------      ----------      ----------
                                                         1,043,712         817,185         900,517
 Unallocated corporate office ......................       (50,855)        (68,344)       (130,289)
                                                        ----------      ----------      ----------
Consolidated EBITDA ................................    $  992,857      $  748,841      $  770,228
                                                        ==========      ==========      ==========

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS- (CONTINUED)
14. OPERATING SEGMENTS - (CONTINUED)


                                                                   YEAR ENDED DECEMBER 31,
                                                             ------------------------------------
                                                                1997         1998         1999
                                                             ---------   -----------   ----------
                                                                        (IN THOUSANDS)
Merger and acquisition related expenses, loss on sale of
 assets and impairment and restructuring charge:
 Inpatient and other clinical services ...................    $    --     $224,710      $ 37,072
 Outpatient services .....................................     15,875      303,979        83,965
                                                              -------     --------      --------
                                                               15,875      528,689       121,037
 Unallocated corporate office ............................         --       11,628            --
                                                              -------     --------      --------
Consolidated merger and acquisition related expenses, loss
 on sale of assets and impairment and restructuring charge    $15,875     $540,317      $121,037
                                                              =======     ========      ========


Assets:
 Inpatient and other clinical services .........    $2,758,851      $2,525,736
 Outpatient services ...........................     3,464,540       3,263,397
                                                    ----------      ----------
                                                     6,223,391       5,789,133
 Unallocated corporate office ..................       539,506       1,043,201
                                                    ----------      ----------
Total assets ...................................    $6,762,897      $6,832,334
                                                    ==========      ==========

15. RELATED PARTY

     In December 1999, the Company acquired 6,390,583 shares of Series A Convertible Preferred Stock of medcenterdirect.com, inc., a development-stage healthcare e-procurement company, in a private placement for a purchase price of $0.3458 per share. Various persons affiliated or associated with the Company, including various of the Company's Directors and executive officers, also purchased shares in the private placement. Under a Stockholders Agreement, the Company and the other holders of the Series A Convertible Preferred Stock, substantially all of whom may be deemed to be Company affiliates or associates, have the right to elect 50% of the directors of medcenterdirect.com. During 2000, the Company expects to enter into a definitive 10-year exclusive agreement under which medcenterdirect.com will be the Company's exclusive e-procurement vendor of medical products and supplies. The Company expects that the terms of such agreement will be no less favorable than those the Company could obtain from an unrelated vendor.

                         MARKET FOR HEALTHSOUTH'S COMMON
                     EQUITY AND RELATED STOCKHOLDER MATTERS

     HEALTHSOUTH common stock is listed for trading on the New York Stock Exchange under the symbol "HRC". The following table sets forth for the fiscal periods indicated the high and low reported sale prices for HEALTHSOUTH common stock as reported on the NYSE Composite Transactions Tape.





                                           REPORTED
                                          SALE PRICE
                                   -------------------------
                                       HIGH          LOW
                                   -----------   -----------
       1998
  First Quarter ................    $  30.44      $  21.69
  Second Quarter ...............       30.81         25.75
  Third Quarter ................       30.12          8.88
  Fourth Quarter ...............       15.88          7.69
       1999
  First Quarter ................    $  17.75      $  10.38
  Second Quarter ...............       16.00          8.94
  Third Quarter ................       15.38          4.56
  Fourth Quarter ...............        6.38          4.69


                              ------------------
     The closing price per share for HEALTHSOUTH common stock on the New York Stock Exchange on April 6, 2000, was $6.25.

     There were approximately 6,841 holders of record of HEALTHSOUTH common stock as of March 29, 2000.

     We have never paid cash dividends on our common stock (although certain of the companies we have acquired in pooling-of-interests transactions had paid dividends prior to such acquisitions) and we do not anticipate paying cash dividends in the foreseeable future. We currently anticipate that any future earnings will be retained to finance our operations.


RECENT SALES OF UNREGISTERED SECURITIES

     There were no unregistered sales of equity securities by HEALTHSOUTH in 1999.


               CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

     HEALTHSOUTH has not changed independent accountants within the 24 months prior to December 31, 1999.

             PROXY                         HEALTHSOUTH CORPORATION
          PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS -- MAY 18, 2000

               THIS PROXY IS SOLICITED BY OUR BOARD OF DIRECTORS

     The undersigned hereby revoke(s) any and all proxies previously given by the undersigned to vote or act with respect to the common stock of HEALTHSOUTH Corporation owned by the undersigned, and appoints RICHARD M. SCRUSHY and WILLIAM T. OWENS or __________________, and each of them, with several powers of substitution, as proxies to vote the shares of common stock, par value $.01 per share, of HEALTHSOUTH Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of HEALTHSOUTH Corporation to be held at One HealthSouth Parkway, Birmingham, Alabama, on Thursday, May 18, 2000, at 2:00 p.m., C.D.T., and at any adjournment(s) or postponement(s) of the annual meeting.

     1. ELECTION OF DIRECTORS
     [ ] FOR all nominees listed below [ ] WITHHOLD AUTHORITY to vote (Except as marked to the contrary below) for all nominees listed below



Richard M. Scrushy     Joel C. Gordon            George H. Strong
James P. Bennett       Jan L. Jones              Phillip C. Watkins, M.D.
John S. Chamberlin     Charles W. Newhall III
C. Sage Givens         Larry D. Striplin, Jr.

INSTRUCTION:  TO  WITHHOLD  AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK A
  LINE THROUGH THAT NOMINEE'S NAME IN THE LIST PROVIDED ABOVE.
     2. IN THE DISCRETION OF THE PROXIES, TO ACT UPON ANY OTHER MATTER INCIDENTAL TO THE FOREGOING OR THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) OF THE ANNUAL MEETING.


                    (Continued and to be signed on reverse.)

                          (Continued from other side.)


     THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THIS PROXY BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1. IF YOU WISH TO WITHHOLD THE DISCRETIONARY AUTHORITY DESCRIBED IN ITEM 2 ABOVE, MARK A LINE THROUGH THE ENTIRE ITEM 2.


     Please mark, date, sign and promptly mail this proxy using the enclosed envelope. No postage is required.



                                          DATED________________________,1999


                                          -------------------------------------
                                          Signature of Stockholder


                                          -------------------------------------
                                          Signature of Stockholder


                                          Please sign your name as it appears on
                                          this form of  proxy.  If there is more
                                          than  one  owner,  each  owner  should
                                          sign.   If  you  are   signing  as  an
                                          attorney,   administrator,   executor,
                                          guardian or trustee,  please  indicate
                                          the capacity in which you are signing.
                                          If  executed  by  a   corporation   or
                                          partnership,  this form of proxy  must
                                          be    signed    by    an    authorized
                                          representative.